Exhibit 99.1
INTRODUCTORY NOTE
Effective January 1, 2026, Everest Group, Ltd. (the "Company") changed its reportable segments, previously reported as Reinsurance and Insurance, to Reinsurance Treaty, Global Wholesale & Specialty, and Legacy. This reflects the Company's effort to refocus capital on its core businesses, Reinsurance Treaty and Global Wholesale & Specialty, driven by recent strategic sale of the renewal rights for its Commercial Retail Insurance business in the majority of our geographic regions. As a result, the Company has recast certain information contained in its 2025 Annual Report on Form 10-K filed on February 26, 2026 ("2025 Form 10-K"), as described in Item 8.01 of this Current Report on Form 8-K, for the following:
•The information set forth in the following sections under the heading of “Part I, Item 1. Business” in the 2025 Form 10-K is recast below under the heading of “Part I, Item 1. Business”:
◦Business and Underwriting Strategy.
◦Segments Overview.
•The information set forth in the following sections under the heading of “Part II,Item7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2025 Form 10-K are recast by the information in Exhibit 99.1 under the heading of “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”:
◦Overview.
◦Financial Summary.
◦Revenues.
◦Claims and Expenses.
◦Segment Results.
▪Reinsurance Treaty.
▪Global Wholesale & Specialty.
▪Legacy.
◦Financial Condition.
▪Loss and LAE Reserves.
•The information set forth in “Part II, Item 8. Financial Statements and Supplementary Data” of the 2025 Form 10-K is included in its entirety herein. The following sections have been recast below under the heading “Part II, Item 8. Financial Statements and Supplementary Data”:
◦Footnote 1. Summary of Significant Accounting Policies
▪M. Segmentation.
◦Footnote 4. Reserve for Losses and LAE
◦Footnote 7. Segment Reporting
•The information set forth in “Part IV, Item 15. Exhibits, Financial Statement Schedules” of the 2025 Form 10-K and Schedule III - Supplemental Insurance Information has been recast by the information set forth below in Exhibit 99.1 under the heading “Part IV, Item 15. Exhibits, Financial Statement Schedules.”
Those sections of the 2025 Form 10-K which have not been recast as set forth herein were not impacted by the change in the Company’s reportable segments described in this Current Report on Form 8-K and/or have already been updated through the Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and are not included in this Current Report on Form 8-K.
Accordingly, the recast information set forth in this Current Report on Form 8-K should be read in conjunction with the 2025 Form 10-K and the Company’s subsequently filed reports which contain more information. For developments since the filing of the fiscal year 2025 Form 10-K, refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and its Current Reports on Form 8-K filed subsequent to the fiscal year 2025 Form 10-K.

Exhibit 99.1
Safe Harbor Disclosure
This report contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and other U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as “may”, “will”, “should”, “could”, “anticipate”, “estimate”, “expect”, “plan”, “believe”, “predict”, “potential” and “intend”. Forward-looking statements only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from those expressed in forward-looking statements. Important factors that could cause actual events or results to be materially different from our forward-looking statements include, but are not limited to:
•the effects of catastrophic events on our financial results;
•losses from catastrophe exposure that exceed our projections;
•insufficient reserves for losses and loss adjustment expenses (“LAE”) due to the impact of social inflation or other factors;
•greater-than-expected loss ratios on business written by us and adverse development on claim and/or claim expense liabilities related to business written by our insurance and reinsurance subsidiaries;
•our failure to accurately assess underwriting risk and establish adequate premium rates;
•decreases in pricing for property and casualty reinsurance and insurance;
•our inability or failure to purchase adequate reinsurance;
•our ability to maintain our financial strength ratings;
•our ability to execute divestitures, obtain regulatory approvals and effectuate strategic transactions, including the sale of the renewal rights for our Commercial Retail Insurance business;
•the failure of our insureds, intermediaries and reinsurers to satisfy their obligations to us;
•decline in our investment values and investment income due to exposure to financial markets conditions;
•the failure to maintain enough cash to meet near-term financial obligations;
•our ability to pay dividends, interest and principal, which is dependent on our ability to receive dividends, loan payments and other funds from subsidiaries in our holding company structure;
•reduced net income and capital levels due to foreign currency exchange losses;
•our sensitivity to unanticipated levels of inflation;
•the effects of measures taken by domestic or foreign governments on our business, including but not limited to the impact of tariffs imposed or threatened by the U.S. or foreign governments;
•our ability to attract and retain key executive officers and the executives and employees necessary to manage our business;
•the effect of cybersecurity risks, including technology breaches, systems or operational failures by us or our third-party service providers, and regulatory and legislative developments related to cybersecurity on our business;
•our dependence on brokers and agents for business development;
•material variation of analytical models used in decision making from actual results;
•the effects of business continuation risk on our operations;
•the effect on our business of the highly competitive nature of our industry, including the effects of new entrants to, competing products for and consolidation in the (re)insurance industry;
•an anti-takeover effect caused by insurance laws and provisions in the bye-laws of Group (as defined in Part I below);
•the difficulty investors in Group may have in protecting their interests compared to investors in a U.S. corporation;
•our failure to comply with insurance laws and regulations and other regulatory challenges;
•the ability of Bermuda Re (as defined in Part I below) to obtain licenses or admittance in additional jurisdictions to develop its business;
•the ability of Bermuda Re to arrange for security to back its reinsurance impacting its ability to write reinsurance;
•changes in international and U.S. tax laws;
•the effect on Group and/or Bermuda Re should it/they become subject to taxes in jurisdictions where not currently subject to taxation; and
•the ability of subsidiary entities to pay dividends.
The above list is not exhaustive. Please refer to the factors described under the caption ITEM 1A, “Risk Factors” and those risks and uncertainties discussed in our filings with the U.S. Securities and Exchange Commission (the “SEC”). We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 99.1
PART I
Unless otherwise indicated, all financial data in this document have been prepared using accounting principles generally accepted in the United States of America (“GAAP”). As used in this document, “Group” means Everest Group, Ltd.; “Bermuda Re” means Everest Reinsurance (Bermuda), Ltd.; “Holdings Ireland” means Everest Underwriting Group (Ireland) Limited; “Ireland Re” means Everest Reinsurance Company (Ireland), Designated Activity Company or “dac”; “Ireland Insurance” means Everest Insurance (Ireland), dac; “Holdings” means Everest Reinsurance Holdings, Inc.; “Everest Re” means Everest Reinsurance Company and its subsidiaries (unless the context otherwise requires); and the “Company”, “Everest”, “we”, “us” and “our” means Everest Group, Ltd. and its consolidated subsidiaries.
Unless noted otherwise, all tabular dollar amounts are in millions of United States (“U.S.”) dollars (“U.S. dollars” or “$”). Some amounts may not reconcile due to rounding.
ITEM 1.    BUSINESS
Business and Underwriting Strategy.
Everest Group, Ltd. trades on the New York Stock Exchange (“NYSE”) under the ticker symbol (NYSE: EG). The Company writes business on a worldwide basis for many different customers and lines of business, thereby obtaining a broad spread of risk. The Company is not substantially dependent on any single customer, small group of customers, line of business or geographic area. For the year ended December 31, 2025, no single customer (ceding company or insured) generated more than 3.6% of the Company’s gross written premiums. The Company believes that a reduction of business from any one customer would not have a material adverse effect on its future financial condition or results of operations.
Approximately 65.9%, 27.0% and 7.1% of the Company’s 2025 gross written premiums were written in the broker reinsurance market, the insurance business and the direct reinsurance market, respectively.
The broker reinsurance market consists of several substantial national and international brokers and a number of smaller specialized brokers. Brokers do not have the authority to bind the Company with respect to reinsurance agreements, nor does the Company commit in advance to accept any portion of a broker’s submitted business. Reinsurance business from any ceding company, whether new or renewal is subject to acceptance by the Company. Brokerage fees are generally paid by reinsurers. For the reinsurance business, the ten largest brokers accounted for an aggregate of approximately 60.9% of gross written premiums in 2025. The broker with the largest share of the company’s business, Marsh McLennan, accounted for approximately 22.4% of gross written premiums. The broker with the next-largest share, Aon, accounted for approximately 18.7% of gross written premiums. The Company believes that a reduction of business assumed from any one broker would not have a material adverse effect on the Company.
The direct reinsurance market is an important distribution channel for Reinsurance Treaty business written by the Company. Direct placement of reinsurance enables the Company to access clients who prefer to place their reinsurance directly with reinsurers based upon the reinsurer’s in-depth understanding of the ceding company’s needs.
The Company’s Global Wholesale & Specialty segment mainly writes commercial property and casualty business on an admitted and non-admitted basis. The business is written through wholesale brokers, surplus lines brokers and through program administrators. Effective October 26, 2025, the Company sold its renewals rights to certain lines of commercial property and casualty insurance business written through retail brokers. See the Our Operations section for further details of this transaction.
It is our long-standing client and broker relationships that help us continue to grow and maintain our global leadership position. The Company continually evaluates each business relationship, including within its distribution channels bearing underwriting expertise and experience, performs analyses to evaluate financial security, monitors performance and adjusts underwriting decisions accordingly.
The Company’s underwriting strategies seek to capitalize on what we believe are our global franchise, financial strength and capacity, stable and experienced management team, diversified product and distribution offerings, underwriting expertise and disciplined approach, efficient and low-cost operating structure and effective enterprise risk management practices. The Company’s underwriting strategies emphasize disciplined underwriting, prioritizing underwriting profitability over premium volume and flexibility to adjust and respond to changing market conditions. Key elements of these strategies, as applicable to the Reinsurance Treaty segment, include careful risk selection, appropriate pricing through strict underwriting discipline and adjustments to the Company’s business mix as market conditions change. We focus on (re)insuring companies that effectively manage their own underwriting cycle through proper analysis and

Exhibit 99.1
appropriate pricing of underlying risks and whose underwriting guidelines and performance are compatible with their and the Company’s objectives. Key elements of the Company’s underwriting strategies, as applicable to the Global Wholesale & Specialty segment, include expansion on what we believe to be the Company’s existing strengths in the primary insurance market, including its broad underwriting expertise, global presence, strong financial ratings and substantial capital, and facilitating adjustments to its mix of business by geographic region, line of business and type of coverage. These strategies allow the Company to fully participate in market opportunities that provide the greatest potential for underwriting profitability. The Company’s Reinsurance Treaty and Global Wholesale & Specialty core businesses allow the Company to execute its strategies by providing access to the global business markets. The Company carefully monitors its mix of business across all operations to seek to avoid unacceptable geographic or other risk concentrations.
Segments Overview.
Effective January 1, 2026, the Company changed its reportable segments, previously reported as Reinsurance and Insurance, to Reinsurance Treaty, Global Wholesale & Specialty, and Legacy, following the sale of the renewal rights for its Global Commercial Retail Insurance business in certain geographic regions to American International Group, Inc. This new segment presentation reflects the Company's sharpened focus on its core global Reinsurance Treaty business as well as its Global Wholesale & Specialty business, and positions the Company for strong performance across market cycles. Accordingly, the Company revised the presentation of its reportable segments to appropriately reflect how the business segments are now managed.
The Reinsurance Treaty segment writes worldwide property and casualty reinsurance and specialty lines of business through reinsurance brokers, as well as directly with ceding companies. Business is written in the United States, Bermuda and Ireland offices, as well as through branches in Canada, India, Singapore, the U.K. and Switzerland.
The Global Wholesale & Specialty segment writes property and casualty insurance directly and through brokers, including for surplus lines and general agents within the United States, Bermuda, Canada, Europe, Singapore and South America through its offices in the United States, Bermuda, Singapore, the U.K., Ireland and branches located in the U.K., the Netherlands, France, Germany, Italy and Spain.
Our Legacy segment primarily includes the divested and held-for-sale parts of the commercial retail insurance business and the results of our sports and leisure business that was sold in October 2024 consisting of policies written prior to the sale and certain new and renewed policies written on the Company’s paper post sale. Additionally, this segment includes run-off asbestos and environmental exposures, certain discontinued insurance programs, and certain discontinued insurance and reinsurance coverage classes. As a result, the Company has two reportable segments that actively sell products: Reinsurance Treaty and Global Wholesale & Specialty. The third reportable segment, Legacy, does not generally sell insurance or reinsurance products, but it is responsible for the management of existing policies and settlement of related losses. Certain commercial retail insurance policies will be renewed on the Company’s paper for a finite period in 2026. These segment presentation changes have been reflected retrospectively. See Note 7 of the Notes to the Consolidated Financial Statements for a summary of segment results.
The three reportable segments are managed independently but conform with corporate guidelines with respect to pricing, risk management, control of aggregate catastrophe exposures, capital, investments and support operations. Management generally monitors and evaluates the financial performance of the three reportable segments based upon their underwriting results.
Underwriting results include earned premium less losses and LAE incurred, commission and brokerage expenses and other underwriting expenses. We measure our underwriting results using ratios, in particular, loss, commission and brokerage and other underwriting expense ratios, which, respectively, divide incurred losses, commissions and brokerage and other underwriting expenses by premiums earned. For selected financial information regarding these segments, see ITEM 8, “Financial Statements and Supplementary Data - Note 7 of Notes to Consolidated Financial Statements” and ITEM 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operation - Segment Results”.
Reinsurance Treaty Segment.
Overview
Reinsurance is an arrangement in which an (re)insurance company, the reinsurer, agrees to indemnify another insurance or reinsurance company, the ceding company, against all or a portion of the risks underwritten by the ceding company under one or more insurance and/or reinsurance contracts. Reinsurance can provide a ceding company with several benefits, including a reduction in its net liability on individual risks or classes of risks, catastrophe protection from large

Exhibit 99.1
and/or multiple losses and/or a reduction in operating leverage as measured by the ratio of net premiums and reserves to capital. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be acceptable relative to the ceding company’s financial resources. Reinsurance does not discharge the ceding company from its liability to policyholders; rather, it reimburses the ceding company for covered losses.
Treaty reinsurance obligates the ceding company to cede and the reinsurer to assume a specified portion of a type or category of risks insured by the ceding company. Treaty reinsurers do not separately evaluate each of the individual risks assumed under their treaties; instead, the reinsurer evaluates portfolio level exposure based on information provided by the ceding company.
Treaty reinsurance can be written on either a pro rata basis or an excess of loss basis. Under pro rata reinsurance, the ceding company and the reinsurer share the premiums as well as the losses and expenses in an agreed proportion. Under excess of loss reinsurance, the reinsurer indemnifies the ceding company against all or a specified portion of losses and expenses in excess of a specified dollar amount, known as the ceding company's retention or reinsurer's attachment point, generally subject to a negotiated reinsurance contract limit.
In pro rata reinsurance, the reinsurer generally pays the ceding company a ceding commission. The ceding commission generally is based on the ceding company’s cost of acquiring the business being reinsured (such as commissions, premium taxes, assessments and miscellaneous administrative expenses, and may contain profit sharing provisions, whereby the ceding commission is adjusted based on loss experience). Premiums paid by the ceding company to a reinsurer for excess of loss reinsurance are not directly proportional to the premiums that the ceding company receives because the reinsurer does not assume a proportionate risk. There is usually no ceding commission on treaty excess of loss reinsurance.
Reinsurers may purchase reinsurance to cover their own risk exposure. Reinsurance of a reinsurer's business is called a retrocession. Reinsurance companies cede risks under retrocessional agreements to other reinsurers, known as retrocessionaires, for reasons similar to those that cause insurers to purchase reinsurance: to reduce net liability on individual or classes of risks, protect against catastrophic losses, stabilize financial ratios and obtain additional underwriting capacity. All the Company’s reinsurance and retrocessional agreements transfer significant reinsurance risk and therefore, are accounted for as reinsurance in accordance with U.S. GAAP guidance.
For the year ended December 31, 2025, the Company’s Reinsurance Treaty segment wrote $11.7 billion of gross written premiums. Our Reinsurance Treaty segment is comprised of property and casualty reinsurance and specialty lines of business and large corporate risk basis, including:
•Property Pro Rata business, which accounted for 36.8% of reinsurance gross written premiums, consists predominantly of contracts providing coverage to cedents for property damage and related losses, which may include business interruption and other non-property losses, resulting from natural or man-made perils arising from their underlying portfolio of policies at an agreed upon percentage for both premium and loss.
•Property Catastrophe Excess of Loss (“XOL”) business, which accounted for 20.1% of reinsurance gross written premiums, consists predominantly of contracts providing coverage to cedents for a portion of property damage and related losses, which may include business interruption and other non-property losses, resulting from catastrophic losses, in excess of an agreed upon deductible up to a stated limit. The main perils covered include hurricane, earthquake, flood, convective storm and fire.
•Property Non-Catastrophe XOL business, which accounted for 5.0% of reinsurance gross written premiums, consists predominantly of contracts providing coverage to cedents for a portion of property damage and related losses, which may include business interruption and other non-property losses, resulting from natural or man-made perils in excess of an agreed upon deductible up to a stated limit.
•Casualty Pro Rata business, which accounted for 23.3% of reinsurance gross written premiums, consists predominantly of contracts providing coverage to cedents for losses primarily arising from general liability, professional indemnity, product liability, workers' compensation, employer’s liability, aviation and auto liability from their underlying portfolio of policies at an agreed upon percentage for both premium and loss.
•Casualty XOL business, which accounted for 7.1% of reinsurance gross written premiums, consists predominantly of contracts providing coverage to cedents for losses primarily arising from general liability, professional indemnity,

Exhibit 99.1
product liability, workers' compensation, aviation and auto liability from their underlying portfolio of policies in excess of an agreed upon deductible up to a stated limit.
•Financial Lines business, which accounted for 7.6% of reinsurance gross written premiums, consists predominantly of contracts providing coverage to cedents for losses arising from political risk, credit, surety, mortgage and alternative risk lines of business on both a pro rata and excess of loss basis.
Products
Our Reinsurance Treaty segment provides treaty reinsurance on either a pro rata or an excess of loss basis to insurance companies across the globe. Our company provides products for the following lines of business:
•Property provides protection for property damage and other related losses covered in the underlying insurance policies. Losses might arise from property loss or property damage, as well as other related risks, such as business interruption and other non-property losses that arise from the covered peril. Perils covered by such policies may be natural or man-made and include hurricanes, tornadoes, hail, windstorms, earthquakes, freezes, floods, explosions and fires.
•Catastrophe is a specific line of property reinsurance that provides protection against catastrophic losses from natural perils such as hurricanes, windstorms, earthquakes, floods, tornadoes and fires.
•Casualty provides protection for losses covered in liability or casualty insurance policies. Typical lines covered by the underlying insurers can be general liability, workers’ compensation, automobile liability, umbrella and excess casualty.
•Mortgage reinsurance provides protection in the U.S. and internationally on private mortgage insurance policies as well as participating in Government Sponsored Entities (i.e. Fannie Mae & Freddie Mac) credit risk-sharing transactions. Reinsurance coverage is provided on a proportional and non-proportional basis. We participate regularly in both Fannie Mae & Freddie Mac single family and multifamily risk sharing programs.
•Marine provides protection for property damages, physical loss or liability affecting the marine business, which includes losses relating to cargo ships, hull, recreational craft, inland marine and offshore energy. Perils can be natural or man-made and include storms, sinking/stranding, pollution, fire, explosion and accidents.
•Aviation provides protection cover for aircrafts, airline, aerospace and other general aviation risks.
•Engineering provides protection for construction and machinery risks including testing, setting up of machinery, operational failures, incidents affecting plant and equipment, business interruption and other mechanical failures. This class also covers property and liability exposures related to construction sites.
•Professional Lines provides protection for losses arising from employment, practices and coverage of risks, such as director’s and officer’s liability, employment litigation liability, medical malpractice, professional indemnity, environmental liability, omission of insurance and cyber liability.
•Credit and Surety provides protection for losses arising from insurance products, offering payments in the event of default from a borrower. Losses may arise from surety bonds issued by insurers as required by regulators or guarantors. For example, mortgage insurance provides coverage for losses related to credit risk.
•Motor provides protection to insurance companies offering motor liability and property damage. Losses may affect the underlying insured party or other claimants.
•Agriculture/Crop provides protection for risks associated with agriculture and production of food. Underlying insurance contracts might offer contracts covering against natural or man-perils, such as hail, storms and floods, and might cover crop yields or price deviation from set amounts.
•Political Violence provides protection against damages resulting from various perils, such as terrorism, sabotage, strikes, riots, insurrection, revolution, coup and war. Losses might occur due to property damage resulting from such perils, business interruption, cyber/malicious attack, event cancellation or construction delays.

Exhibit 99.1
Global Wholesale & Specialty Segment.
Overview
Everest’s Global Wholesale & Specialty segment sells a comprehensive range of Property & Casualty and Accident & Health products through various forms of brokers and agents on a worldwide basis. We underwrite a global portfolio with a diverse mix of clients. Our Global Wholesale & Specialty segment operates through both North America and International markets.
In 2025, the Company’s Global Wholesale & Specialty segment wrote $3.5 billion of gross written premiums. The Global Wholesale & Specialty portfolio writes a broad suite of tailored products and services, including:
•Property/Short-Tail business, which accounted for 30.6% of Global Wholesale & Specialty gross written premiums, consists predominantly of policies covering Property, Inland Marine and other short-tail lines.
•Specialty Casualty business, which accounted for 30.3% of Global Wholesale & Specialty gross written premiums, consists predominantly of policies covering General Liability (Premises/Operations and Products), Auto Liability and Umbrella/Excess Liability.
•Other Specialty business, which accounted for 13.4% of Global Wholesale & Specialty gross written premiums, consists predominantly of policies covering specialty areas including, but not limited to, Surety, Trade Credit & Political Risk, Political Violence & Terrorism, Marine, Energy & Construction and Aviation.
•Accident and Health business, which accounted for 12.6% of Global Wholesale & Specialty gross written premiums, consists predominantly of policies covering Accident, Medical Stop-Loss, Short-Term Medical and Supplemental Health.
•Professional Liability business, which accounted for 10.0% of Global Wholesale & Specialty gross written premiums, consists predominantly of policies covering Directors & Officers Liability, Errors & Omissions, Cyber Liability and other ancillary financial lines products.
•Workers’ Compensation business, which accounted for 3.1% of Global Wholesale & Specialty gross written premiums, consists predominantly of policies covering Workers’ Compensation, including both guaranteed cost and loss sensitive product offerings.
Products
The Global Wholesale & Specialty segment writes property, casualty and specialty insurance products, which are aligned with the lines of business described within the Global Wholesale & Specialty Segment Overview. These products are written through primary and wholesale distribution channels, as well as through brokers, including for surplus lines and general agents within the U.S., Bermuda, Canada, Europe, Singapore and South America.
Legacy Segment.
Overview
Our Legacy segment primarily includes the divested and held-for-sale parts of the commercial retail insurance business and the results of our sports and leisure business that was sold in October 2024 consisting of policies written prior to the sale and certain new and renewed policies written on the Company’s paper post sale. Additionally, this segment includes run-off asbestos and environmental exposures, certain discontinued insurance programs, and certain discontinued insurance and reinsurance coverage classes. The Legacy segment does not generally sell insurance or reinsurance products but is responsible for the management of existing policies and settlement of related losses. Certain commercial retail insurance policies will be renewed on the Company’s paper for a finite period in 2026.

Exhibit 99.1
PART II
ITEM 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview.
Everest is a global underwriting leader providing best-in-class property, casualty and specialty reinsurance and insurance solutions. As part of the Standard & Poor’s (“S&P”) 500 Index, we are a leading financial services institution focused on value creation for our shareholders while diversifying our portfolio and geographic presence. Through our direct and indirect subsidiaries operating in the U.S. and internationally, we serve a diverse group of clients worldwide, providing what we believe are extensive product and distribution capabilities, a strong balance sheet, an innovative culture and access to world-class talent.
Effective January 1, 2026, the Company changed its reportable segments, previously reported as Reinsurance and Insurance, to Reinsurance Treaty, Global Wholesale & Specialty, and Legacy, following the sale of the renewal rights for its Global Commercial Retail Insurance business in certain geographic regions to American International Group, Inc. This new segment presentation reflects the Company's sharpened focus on its core global Reinsurance Treaty business as well as its Global Wholesale & Specialty business, and positions the Company for strong performance across market cycles. Accordingly, the Company revised the presentation of its reportable segments to appropriately reflect how the business segments are now managed.
Our Legacy segment primarily includes the divested and held-for-sale parts of the commercial retail insurance business and the results of our sports and leisure business that was sold in October 2024 consisting of policies written prior to the sale and certain new and renewed policies written on the Company’s paper post sale. Additionally, this segment includes run-off asbestos and environmental exposures, certain discontinued insurance programs, and certain discontinued insurance and reinsurance coverage classes. As a result, the Company has two reportable segments that actively sell products: Reinsurance Treaty and Global Wholesale & Specialty. The third reportable segment, Legacy, does not generally sell insurance or reinsurance products but is responsible for the management of existing policies and settlement of related losses. Certain commercial retail insurance policies will be renewed on the Company’s paper for a finite period in 2026. These segment presentation changes have been reflected retrospectively. See Note 7 of the Notes to the Consolidated Financial Statements for a summary of segment results.
Our net income of $1.6 billion for the year ended December 31, 2025 is inclusive of unfavorable development of prior-year loss reserves of $657 million primarily driven by our Legacy Segment. Our net income of $1.4 billion for the year ended December 31, 2024 is inclusive of unfavorable development of prior-year loss reserves of $1.5 billion primarily driven by our Legacy Segment. We have significantly strengthened our U.S. casualty reserves, while taking aggressive underwriting action in certain classes exposed to social inflation, bolstering talent and investing in our platform as we head into 2026. In addition, we have entered into an adverse development reinsurance agreement reinsuring potential adverse loss development for accident years 2024 and prior arising out of North American liabilities within our Global Wholesale & Specialty and Legacy Segments and sold the renewal rights to certain lines of Commercial Retail Insurance business. Refer to management’s discussion of consolidated and segment results below.
The following is a discussion and analysis of our results of operations, financial condition and liquidity and capital resources for the years ended December 31, 2025 and 2024. This discussion should be read in conjunction with the consolidated financial statements and related notes, under ITEM 8 of this Form 10-K. Comparisons between 2024 and 2023, except Segment recast impacted sections, have been omitted from this Form 10-K but can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Form 10-K for the year ended December 31, 2024.
All comparisons in this discussion are to the corresponding prior year unless otherwise indicated.

Exhibit 99.1
Financial Summary.
We monitor and evaluate our overall performance based upon financial results. The following table displays a summary of the consolidated net income (loss), ratios and shareholders’ equity for the periods indicated:

	Years Ended December 31,			Percentage Increase/(Decrease)
(Dollars in millions)	2025	2024	2023	2025/2024	2024/2023
Gross written premiums	$17,706	$18,232	$16,637	(2.9)%	9.6%
Net written premiums	15,513	15,814	14,730	(1.9)%	7.4%

REVENUES:
Premiums earned	$15,560	$15,187	$13,443	2.5%	13.0%
Net investment income	2,124	1,954	1,434	8.7%	36.3%
Net gains (losses) on investments	(143)	19	(276)	NM	NM
Other income (expense)	(45)	121	(14)	NM	NM
Total revenues	17,496	17,281	14,587	1.2%	18.5%

CLAIMS AND EXPENSES:
Incurred losses and loss adjustment expenses	10,859	11,305	8,427	(3.9)%	34.1%
Commission, brokerage, taxes and fees	3,461	3,300	2,952	4.9%	11.8%
Other underwriting expenses	1,029	938	846	9.7%	10.9%
Corporate expenses	109	95	73	14.6%	30.5%
Interest, fees and bond issue cost amortization expense	151	149	134	0.9%	11.1%
Total claims and expenses	15,609	15,787	12,432	(1.1)%	27.0%

INCOME (LOSS) BEFORE TAXES	1,887	1,493	2,154	26.4%	(30.7)%
Income tax expense (benefit)	296	120	(363)	NM	NM
NET INCOME (LOSS)	$1,591	$1,373	$2,517	15.9%	(45.4)%

RATIOS:				Point Change
Loss ratio	69.8%	74.4%	62.7%	(4.6)	11.7
Commission and brokerage ratio	22.2%	21.7%	22.0%	0.5	(0.3)
Other underwriting expense ratio	6.6%	6.2%	6.3%	0.4	(0.1)
Combined ratio	98.6%	102.3%	90.9%	(3.7)	11.4

	At December 31,			Percentage Increase/(Decrease)
(Dollars in millions, except per share amounts)	2025	2024	2023	2025/2024	2024/2023
Balance sheet data:
Total investments and cash	$45,429	$41,531	$37,142	9.4%	11.8%
Total assets	62,514	56,341	49,399	11.0%	14.1%
Loss and loss adjustment expense reserves	34,312	29,889	24,604	14.8%	21.5%
Total debt	3,589	3,587	3,385	—%	6.0%
Total liabilities	47,054	42,466	36,197	10.8%	17.3%
Shareholders' equity	15,461	13,875	13,202	11.4%	5.1%
Book value per share	379.83	322.97	304.29	17.6%	6.1%
(NM - not meaningful)
(Some amounts may not reconcile due to rounding.)
Revenues.
Gross Written Premiums.
Gross written premiums decreased by 2.9% to $17.7 billion in 2025, compared to $18.2 billion in 2024, reflecting a $479 million, or 15.7% decrease in business within the Legacy segment, a $156 million, or 4.3% decrease in our Global Wholesale & Specialty business, partially offset by a $109 million, or 0.9% increase in our Reinsurance Treaty business. The decrease in Global Wholesale & Specialty premiums reflects portfolio actions in international facultative business and premium reduction in Singapore, offset by growth in North America programs, Specialty and accident and health businesses. The decrease in Legacy premiums was primarily driven by portfolio actions across US commercial retail insurance lines and Latin America as well as remaining lines of business that have been previously discontinued. The increase in Reinsurance Treaty premiums was primarily due to Property lines of business, partially offset by underwriting actions on the US-exposed Casualty business.

Exhibit 99.1
Gross written premiums increased by 9.6% to $18.2 billion in 2024, compared to $16.6 billion in 2023, reflecting a $1.4 billion, or 13.6% increase in our Reinsurance Treaty business, $117 million, or 4.0% increase in our Legacy business, and $95 million, or 2.7%, increase in our Global Wholesale & Specialty business. The increase in Reinsurance Treaty premiums reflects growth across multiple lines of business, particularly property pro rata business and property catastrophe excess of loss business. The increase in Global Wholesale & Specialty premiums reflects growth in property/short tail business and other specialty business. The increase in Legacy is primarily driven by growth in International retail business, partially offset by portfolio actions taken on accident and health, workers’ compensation and specialty casualty lines of business.
Net Written Premiums.
Net written premiums decreased by 1.9% to $15.5 billion in 2025, compared to $15.8 billion in 2024, which is consistent with the change in gross written premiums. Net written premiums increased by 7.4% to $15.8 billion in 2024, compared to $14.7 billion in 2023. The current year over prior year increase remained relatively consistent with the percentage increase in gross written premiums.
Net Earned Premiums.
Premiums earned increased by 2.5% to $15.6 billion in 2025, compared to $15.2 billion in 2024. Premiums earned increased by 13.0% to $15.2 billion in 2024, compared to $13.4 billion in 2023. The change in premiums earned relative to net written premiums was primarily the result of timing; premiums are earned ratably over the coverage period whereas written premiums are generally recorded at the initiation of the coverage period.
Other Income (Expense).
We recorded other expense of $45 million and other income of $121 million in 2025 and 2024, respectively. The change was primarily the result of fluctuations in foreign currency exchange rates, in particular, the movement in the Euro and British Pound Sterling, partially offset by the gain from the sale of the renewal rights. We recorded other income of $121 million and other expense of $14 million in 2024 and 2023, respectively. The change was primarily the result of fluctuations in foreign currency exchange rates, gain on the sale of the sports and leisure business and gain from pension plan curtailment in 2024. We recognized foreign currency exchange income of $58 million in 2024 and foreign currency exchange expense of $24 million in 2023. Additionally, we recognized a $40 million gain on the sale of our sports and leisure business, including renewal rights, sold during the fourth quarter and a $10 million pension plan curtailment gain.
The following table shows the components of other income (expense) for the periods indicated:

	Years ended December 31,
(Dollars in millions)	2025	2024	2023
Mt. Logan cell income	$7	$8	$8
Foreign currency exchange income (expense)	(210)	58	(24)
Gain on pension plan settlement	27	10	—
Gain (loss) from sale of renewal rights	127	—	—
Gain (loss) from sale of sports and leisure business	—	40	—
Other	3	6	2
Total other income (expense)	$(45)	$121	$(14)

Exhibit 99.1
Claims and Expenses.
Incurred Losses and Loss Adjustment Expenses (“LAE”). The following table presents our incurred losses and LAE for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	Current Year	Ratio %/ Pt Change		Prior Years	Ratio %/ Pt Change		Total Incurred	Ratio %/ Pt Change
2025
Attritional	$9,382	60.3%		$751	4.8%		$10,133	65.1%
Catastrophes	819	5.3%		(94)	(0.6)%		726	4.7%
Total	$10,202	65.6%		$657	4.2%		$10,859	69.8%

2024
Attritional	$9,074	59.8%		$1,475	9.7%		$10,550	69.5%
Catastrophes	893	5.9%		(138)	(0.9)%		755	5.0%
Total	$9,967	65.6%		$1,337	8.8%		$11,305	74.4%

2023
Attritional	$7,963	59.2%		$(5)	—%		$7,958	59.2%
Catastrophes	470	3.5%		—	—%		470	3.5%
Total	$8,432	62.7%		$(5)	—%		$8,427	62.7%

Variance 2025/2024
Attritional	$308	0.5	pts	$(725)	(4.9)	pts	$(417)	(4.3)	pts
Catastrophes	(73)	(0.6)	pts	45	0.3	pts	(29)	(0.3)	pts
Total	$234	(0.1)	pts	$(680)	(4.6)	pts	$(446)	(4.6)	pts

Variance 2024/2023
Attritional	$1,112	0.5	pts	$1,481	9.8	pts	$2,592	10.3	pts
Catastrophes	423	2.4	pts	(138)	(0.9)	pts	285	1.5	pts
Total	$1,535	2.9	pts	$1,342	8.8	pts	$2,877	11.7	pts
(Some amounts may not reconcile due to rounding.)
Incurred losses and LAE decreased by 3.9% to $10.9 billion in 2025, compared to $11.3 billion in 2024, primarily due to a decrease in unfavorable development on prior year attritional losses of $725 million and a decrease of $73 million in current year catastrophe losses, partially offset by an increase of $308 million in current year attritional losses and a decrease in favorable development on prior year catastrophe losses of $45 million.
Incurred losses and LAE increased by 34.1% to $11.3 billion in 2024, compared to $8.4 billion in 2023, primarily due to an increase of $1.1 billion in current year attritional losses, an increase of $423 million in current year catastrophe losses and unfavorable development on prior year attritional losses of $1.5 billion, partially offset by favorable development on prior year catastrophe losses of $138 million.
The increase in the 2025 current year attritional losses was mainly due to the strengthening of U.S. casualty reserves. The increase in the 2024 current year attritional losses was mainly due to the impact of the increase in premiums earned, changes in the mix of business and strengthening of current accident year U.S. casualty reserves by $206 million.
Unfavorable development on prior year attritional losses was $751 million in 2025 compared to unfavorable development of $1.5 billion in 2024 and favorable development of $5 million in 2023. The net unfavorable development on prior year attritional reserves of $751 million in 2025 is comprised of $577 million of unfavorable development in our Legacy segment which was driven by elevated loss experience in excess casualty and U.S. Liability lines primarily on accident years 2022-2024, sports and leisure lines of businesses, as well as $86 million of prior year losses related to the adverse development cover (“ADC”), and $65 million of unfavorable development on prior years attritional losses from the Global Wholesale & Specialty segment due to $36 million of prior year losses related to the ADC and reserve strengthening in international facultative, surety and aviation lines of business. In addition, the Reinsurance Treaty segment recorded $110 million of unfavorable development on prior year, primarily related to aviation losses associated with the Russia/Ukraine war and casualty reserves, partially offset by favorable development booked on well-seasoned reserves in the property and mortgage lines.

Exhibit 99.1

The unfavorable development on prior year attritional losses of $1.5 billion in 2024 is comprised of $1.1 billion of unfavorable development on prior year’s attritional losses from a combination of social inflation and portfolio concentrations in certain U.S. casualty lines and $403 million of unfavorable development on prior year’s attritional losses related to certain sports and leisure lines for accident years 2019 through 2023, including A&E reserve strengthening of $54 million. The unfavorable development on prior year attritional loss of $1.5 billion was primarily driven by our Legacy segment.
The current year catastrophe losses of $819 million in 2025 related primarily to the 2025 Southern California wildfires ($512 million), Hurricane Melissa ($159 million), the 2025 Australian Storms ($47 million), Myanmar earthquake ($28 million), Typhoon Ragasa ($20 million) and the 2025 U.S. September floods ($19 million), with the remaining losses resulting from various events.
The $893 million of current year catastrophe losses in 2024 related primarily to Hurricane Milton ($320 million), Hurricane Helene ($94 million), Hurricane Beryl ($64 million), Hurricane Debby ($56 million), the 2024 European flood Boris ($56 million), the 2024 Baltimore bridge collapse ($55 million), the third quarter 2024 Calgary Alberta storms ($54 million), the 2024 Brazil Floods ($41 million), the 2024 Dubai floods ($32 million), the 2024 Germany floods ($31 million), the 2024 New Caledonia Riots ($31 million) and the 2024 Taiwan earthquake ($27 million), with the remaining losses resulting from various events. For 2025, the favorable development on prior year catastrophe losses of $94 million was mainly related to reserves released related to the 2022 Hurricane Ian event.
The current year catastrophe losses of $470 million in 2023 related primarily to the 2023 Turkey earthquakes ($103 million), Hurricane Otis ($100 million), the 2023 Italy convective storm ($57 million), the 2023 New Zealand storms ($45 million), the 2023 Morocco earthquake ($40 million), the 2023 Hawaii wildfire ($32 million) and Hurricane Idalia ($23 million), with the remaining losses resulting from various events.
Catastrophe losses and loss expenses typically have a material effect on our incurred losses and LAE results and can vary significantly from period to period. Losses from natural catastrophes contributed 5.3 percentage points to the combined ratio in 2025, 5.9 percentage points in 2024 and 3.5 percentage points in 2023.
Refer to the “Ratios” section for loss ratio analysis discussion.
Commission, Brokerage, Taxes and Fees.
Commission, brokerage, taxes and fees increased by 4.9% to $3.5 billion for the year ended December 31, 2025 compared to $3.3 billion for the year ended December 31, 2024. The increase was primarily due to the impact of the increase in premiums earned and changes in the mix of business. Commission, brokerage, taxes and fees increased by 11.8% to $3.3 billion for the year ended December 31, 2024 compared to $3.0 billion for the year ended December 31, 2023. The increase was primarily due to the impact of the increase in premiums earned and changes in the mix of business. Refer to the “Ratios” section for commission and brokerage ratio analysis discussion.
Other Underwriting Expenses.
Other underwriting expenses were $1.0 billion and $938 million in 2025 and 2024, respectively. The increase in other underwriting expenses was mainly due to growth in business as well as strategic actions taken in Global Wholesale & Specialty and Legacy operations. Other underwriting expenses were $938 million and $846 million in 2024 and 2023, respectively. The increase in other underwriting expenses was mainly due to growth in business as well as the build out of our insurance operations, including an expansion of the international platform. Refer to the “Ratios” section for other underwriting expense ratio analysis discussion.
Corporate Expenses.
Corporate expenses, which are general operating expenses that are not allocated to segments, were $109 million and $95 million for the years ended December 31, 2025 and 2024, respectively. The increase in 2025 compared to 2024 was primarily due to an increase in other professional services related to consulting fees for corporate initiatives and an increase in lease rent expenses. Corporate expenses, which are general operating expenses that are not allocated to segments, were $95 million and $73 million for the years ended December 31, 2024 and 2023, respectively. The increase in 2024 compared to 2023 was primarily due to information management related costs, including the acceleration of

Exhibit 99.1
cybersecurity, corporate applications and infrastructure investments as well as an increase in compensation costs due to increased headcount from the prior year.
Interest, Fees and Bond Issue Cost Amortization Expense.
Interest, fees and other bond amortization expense was $151 million and $149 million in 2025 and 2024, respectively. The increase was primarily driven by higher interest costs on the Federal Home Loan Bank of New York (“FHLBNY”), partially offset by the change in the floating interest rate related to the Company’s outstanding fixed to floating rate long-term subordinated notes, which is reset quarterly per the note agreement. The floating rate was 6.50% as of December 31, 2025, compared to 7.17% as of December 31, 2024.
Interest, fees and other bond amortization expense was $149 million and $134 million in 2024 and 2023, respectively. The increase was primarily driven by higher interest costs resulting from additional borrowing from on the FHLBNY, partially offset by the change in the floating interest rate related to the Company’s outstanding fixed to floating rate long-term subordinated notes, which is reset quarterly per the note agreement. The floating rate was 7.17% as of December 31, 2024, compared to 8.03% as of December 31, 2023.
Income Tax Expense (Benefit).
Income tax expense was $296 million and $120 million in 2025 and 2024, respectively, while in 2023, income tax resulted in a benefit of $363 million.
An income tax expense/benefit is primarily a function of the geographic location of the Company’s pre-tax income and the statutory tax rates in those jurisdictions. The effective tax rate (“ETR”) is primarily affected by tax-exempt investment income, foreign tax credits and dividends. Variations in the ETR generally result from changes in the relative levels of pre-tax income, including the impact of catastrophe losses and net capital gains (losses), among jurisdictions with different tax rates. The tax benefit in 2023 was primarily due to the implementation of the provisions of the Bermuda Corporate Income Act of 2023 (the “2023 Act”).
On December 27, 2023, the Government of Bermuda enacted the 2023 Act, which will apply a 15% corporate income tax to certain Bermuda businesses in fiscal years beginning on or after January 1, 2025. The 2023 Act includes a provision referred to as “The Economic Transition Adjustment” (the “ETA”), which is intended to provide a fair and equitable transition into the new tax regime, and results in a deferred tax benefit for the Company. However, on January 15, 2025, the Organisation for Economic Co-operation and Development (the “OECD”) issued guidance related to “deferred tax assets arising from tax benefits provided by General Government” whereby it has restricted the utilization of those deferred tax benefits against the computation of its Pillar Two Global Minimum Taxes to approximately 20% of the originally calculated amounts and only for a grace period of two years through 2026. If the Bermuda Ministry of Finance amends the 2023 Act in response to this guidance, the exact impact of such an amendment is uncertain, but there is a risk that it results in a reduction in the Company's Deferred Tax Assets.
On July 4, 2025, the One Big Beautiful Bill was signed into law. The One Big Beautiful Bill did not have a material impact on our results of operations, financial condition, or cash flows upon enactment in 2025, and we do not expect it to have a material impact in the future; however, we will continue to evaluate the impact of the One Big Beautiful Bill.
On January 20, 2025, President Trump issued a memorandum announcing that the OECD framework has “no force or effect in the United States” and disavowing any commitments previously made by the United States with respect to the framework. The memorandum also directs the U.S. Secretary of the Treasury to develop and present to President Trump a list of protective measures or other options towards foreign countries that are either not in compliance with any tax treaty with the United States or have tax rules that are “extraterritorial or disproportionately affect American companies.” The possible uneven enactment of the OECD framework by various jurisdictions coupled with the United States’ response to these rules could cause uncertainties to and increases in our income taxes.
On January 5, 2026, the OECD released administrative guidance containing the side-by-side (“SbS”) package on the OECD’s global minimum tax. The SbS administrative guidance introduced, among other things, new safe harbors, including a SbS safe harbor for multi-national groups headquartered in certain eligible jurisdictions, now limited to the US. Qualification for this safe harbor would exempt companies from the OECD global minimum tax. We expect additional administrative guidance in the future providing implementation guidance on the SbS. Accordingly, the OECD’s global minimum tax could be subject to further changes that will continue to cause uncertainties related to income taxes payable by the Company.

Exhibit 99.1
Segment Results.
Our three reportable segments, Reinsurance Treaty, Global Wholesale & Special, and Legacy, each have executive leadership who are responsible for the overall performance of their respective segments and who are directly accountable to our chief operating decision maker (“CODM”), the Chief Executive Officer of the Company, who is ultimately responsible for reviewing the business to assess performance, make operating decisions and allocate resources. We report the results of our operations consistent with the manner in which our CODM reviews the business.
Effective January 1, 2026, the Company changed its reportable segments, previously reported as Reinsurance and Insurance, to Reinsurance Treaty, Global Wholesale & Specialty, and Legacy, following the sale of the renewal rights for its Global Commercial Retail Insurance business in certain geographic regions to American International Group, Inc. This new segment presentation reflects the Company's sharpened focus on its core global Reinsurance Treaty business as well as its Global Wholesale & Specialty business, and positions the Company for strong performance across market cycles. Accordingly, the Company revised the presentation of its reportable segments to appropriately reflect how the business segments are now managed.
Our Legacy segment primarily includes the divested and held-for-sale parts of the commercial retail insurance business and the results of our sports and leisure business that was sold in October 2024 consisting of policies written prior to the sale and certain new and renewed policies written on the Company’s paper post sale. Additionally, this segment includes run-off asbestos and environmental exposures, certain discontinued insurance programs, and certain discontinued insurance and reinsurance coverage classes. As a result, the Company has two reportable segments that actively sell products: Reinsurance Treaty and Global Wholesale & Specialty. The third reportable segment, Legacy, does not generally sell insurance or reinsurance products but is responsible for the management of existing policies and settlement of related losses. Certain commercial retail insurance policies will be renewed on the Company’s paper for a finite period in 2026. These segment presentation changes have been reflected retrospectively. See Note 7 of the Notes to the Consolidated Financial Statements for a summary of segment results.
Management generally monitors and evaluates the financial performance of these segments based upon their underwriting results. Underwriting results include earned premium less losses and LAE incurred, commission and brokerage expenses and other underwriting expenses. The Company measures its underwriting results using ratios, in particular, loss, commission and brokerage and other underwriting expense ratios, which, respectively, divide incurred losses, commissions and brokerage and other underwriting expenses by premiums earned. Management has determined that these measures are appropriate and align with how the business is managed. We continue to evaluate our segments as our business evolves and may further refine our segments and financial performance measures. The Company does not review and evaluate the financial results of its segments based upon balance sheet data.
The following discusses the underwriting results for each of our segments for the periods indicated.
Reinsurance Treaty.
The following table presents the underwriting results and ratios for the Reinsurance Treaty segment for the periods indicated:

	Years Ended December 31,			2025/2024		2024/2023
(Dollars in millions)	2025	2024	2023	Variance	% Change	Variance	% Change
Gross written premiums	$11,656	$11,547	$10,163	$109	0.9%	$1,384	13.6%
Net written premiums	10,625	10,578	9,507	47	0.4%	1,071	11.3%

Premiums earned	$10,496	$10,103	$8,663	$393	3.9%	$1,440	16.6%
Incurred losses and LAE	6,679	6,220	4,953	460	7.4%	1,266	25.6%
Commission and brokerage	2,672	2,564	2,293	108	4.2%	271	11.8%
Other underwriting expenses	243	243	213	—	—%	29	13.7%
Underwriting gain (loss)	$902	$1,077	$1,204	$(175)	(16.3)%	$(127)	(10.5)%

					Point Chg		Point Chg
Loss ratio	63.6%	61.6%	57.2%		2.1		4.4
Commission and brokerage ratio	25.5%	25.4%	26.5%		0.1		(1.1)
Other underwriting expense ratio	2.3%	2.4%	2.5%		(0.1)		(0.1)
Combined ratio	91.4%	89.3%	86.1%		2.1		3.2
(NM, not meaningful)

Exhibit 99.1
(Some amounts may not reconcile due to rounding.)
Gross Written Premiums.
Gross written premiums increased by 0.9% to $11.7 billion in 2025 from $11.5 billion in 2024. The increase in gross written premiums was primarily due to Property lines of business, partially offset by underwriting actions on U.S.-exposed Casualty business. Gross written premiums increased by 13.6% to $11.5 billion in 2024 from $10.2 billion in 2023. The increase in gross written premiums reflects growth across multiple lines of business, particularly property pro rata business and property catastrophe excess of loss business.
Net Written Premiums.
Net written premiums increased by 0.4% to $10.6 billion in 2025, compared to $10.6 billion in 2024. The current year over prior year increase is aligned with gross written premium, with differences being due to cessions. Net written premiums increased by 11.3% to $10.6 billion in 2024, compared to $9.5 billion in 2023. The 2024 over 2023 increase remained relatively consistent with the percentage increase in gross written premiums with minor changes driven by hedging.
Earned Written Premiums.
Premiums earned increased by 3.9% to $10.5 billion in 2025, compared to $10.1 billion in 2024, primarily driven by increased property pro rata business written that was recorded over the prior quarters which are now being earned, partially offset by casualty pro rata lines. Premiums earned increased by 16.6% to $10.1 billion in 2024, compared to $8.7 billion in 2023. The change in premiums earned relative to net written premiums is the result of timing; premiums are earned ratably over the coverage period, whereas written premiums are generally recorded at the initiation of the coverage period.
Incurred Losses and LAE.
The following table presents the incurred losses and LAE for the Reinsurance Treaty segment for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	Current Year	Ratio %/ Pt Change		Prior Years	Ratio %/ Pt Change		Total Incurred	Ratio %/ Pt Change
2025
Attritional	$5,928	56.5%		$110	1.0%		6,037	57.5%
Catastrophes	725	6.9%		(83)	(0.8)%		642	6.1%
Total segment	$6,653	63.4%		$26	0.3%		$6,679	63.6%

2024
Attritional	$5,614	55.6%		$15	0.1%		$5,629	55.7%
Catastrophes	725	7.2%		(135)	(1.3)%		590	5.8%
Total segment	$6,339	62.7%		$(120)	(1.2)%		$6,220	61.6%

2023
Attritional	$4,909	56.7%		$(364)	(4.2)%		$4,546	52.5%
Catastrophes	404	4.7%		4	—%		408	4.7%
Total segment	$5,313	61.4%		$(360)	(4.2)%		$4,953	57.2%

Variance 2025/2024
Attritional	$314	0.9	pts	$94	0.9	pts	$408	1.8	pts
Catastrophes	—	(0.3)	pts	51	0.5	pts	51	0.3	pts
Total segment	$314	0.6	pts	$146	1.4	pts	$460	2.1	pts

Variance 2024/2023
Attritional	$705	(1.1)	pts	$379	4.4	pts	$1,084	3.2	pts
Catastrophes	322	2.5	pts	(139)	(1.4)	pts	183	1.1	pts
Total segment	$1,027	1.3	pts	$240	3.0	pts	$1,266	4.3	pts
(Some amounts may not reconcile due to rounding.)

Exhibit 99.1
Incurred losses increased by 7.4% to $6.7 billion in 2025, compared to $6.2 billion in 2024. The increase was primarily due to an increase of $314 million in current year attritional losses, an increase in unfavorable development on prior year attritional reserves of $94 million and a decrease in favorable development on prior year catastrophe losses of $51 million.
Incurred losses increased by 25.6% to $6.2 billion in 2024, compared to $5.0 billion in 2023. The increase was primarily due to an increase of $705 million in current year attritional losses, an increase of $322 million in current year catastrophe losses and a decrease of favorable development on prior year attritional reserves ($15 million unfavorable in 2024 compared to favorable $364 million in 2023), partially offset by favorable development on prior year catastrophe losses of $139 million.
The increase in 2025 current year attritional losses was mainly related to the impact of the increase in premiums earned, the impact of the Washington D.C. aviation accident during the first quarter and reserve strengthening on the U.S. casualty business. The unfavorable development on prior year attritional reserves was mainly driven by aviation losses associated with the Russia/Ukraine war and casualty reserves, partially offset by favorable development booked on well-seasoned reserves in the property and mortgage lines.
The increase in 2024 current year attritional losses was mainly related to the impact of the increase in premiums earned. Additionally, during 2024, prior year U.S. casualty reserves were strengthened by $640 million. This reserve strengthening was mostly offset by favorable development on well-seasoned reserves in property and mortgage lines. The 2023 prior year favorable development of $364 million is primarily driven by a combination of well-seasoned mortgage and short-tail business.
The current year catastrophe losses of $725 million in 2025 related primarily to the 2025 Southern California wildfires ($487 million), Hurricane Melissa ($117 million), the 2025 Australian Storms ($47 million), Myanmar earthquake ($20 million) and Typhoon Ragasa ($20 million), with the remaining losses resulting from various events.
The $725 million of current year catastrophe losses in 2024 related primarily to Hurricane Milton ($261 million), Hurricane Helene ($57 million), Hurricane Debby ($55 million), Hurricane Beryl ($51 million), the 2024 European flood Boris ($50 million), the 2024 Baltimore bridge collapse ($50 million), the third quarter 2024 Calgary Alberta floods ($45 million) and the 2024 New Caledonia Riots ($31 million), the 2024 Germany floods ($28 million), the 2024 Dubai floods ($28 million), the 2024 Brazil Floods ($25 million), and the 2024 Taiwan earthquake ($24 million), with the remaining losses resulting from various events.
The $404 million of current year catastrophe losses in 2023 related primarily to the 2023 Turkey earthquakes ($95 million), Hurricane Otis ($66 million), the 2023 Italy convective storm ($57 million), the 2023 New Zealand storms ($42 million), the 2023 Morocco earthquake ($40 million), the 2023 Hawaii wildfire ($25 million) and Hurricane Idalia ($22 million), with the remaining losses resulting from various events.
For 2025, the favorable development on prior year catastrophe losses of $83 million was mainly related to reserves released related to the 2022 Hurricane Ian and older well-seasoned catastrophe events. For 2024, the favorable development on prior year catastrophe losses of $135 million was mainly related to 2022 Hurricane Ian and older well-seasoned catastrophe events. For 2023, the unfavorable development on prior year catastrophe losses of $4 million.
Segment Expenses.
Commission and brokerage expense increased by 4.2% to $2.7 billion in 2025, compared to $2.6 billion in 2024. The increase was mainly due to the impact of the increase in premiums earned, contingent commissions and changes in the mix of business. The other underwriting expenses remained relatively flat at $243 million to prior year due to expense management. Commission and brokerage expense increased by 11.8% to $2.6 billion in 2024, compared to $2.3 billion in 2023. The increase was mainly due to the impact of the increase in premiums earned and changes in the mix of business. Segment other underwriting expenses increased to $243 million in 2024 from $213 million in 2023. The increase was in line with growth in the business and necessary support functions.

Exhibit 99.1
Global Wholesale & Specialty.
The following table presents the underwriting results and ratios for the Global Wholesale & Specialty segment for the periods indicated:

	Years Ended December 31,			2025/2024		2024/2023
(Dollars in millions)	2025	2024	2023	Variance	% Change	Variance	% Change
Gross written premiums	$3,481	$3,637	$3,542	$(156)	(4.3)%	$95	2.7%
Net written premiums	2,894	3,054	3,015	(161)	(5.3)%	40	1.3%

Premiums earned	$2,927	$2,889	$2,686	$38	1.3%	$203	7.6%
Incurred losses and LAE	1,967	2,053	1,789	(86)	(4.2)%	264	14.7%
Commission and brokerage	596	551	482	45	8.2%	68	14.1%
Other underwriting expenses	330	250	235	80	31.8%	16	6.6%
Underwriting gain (loss)	$35	$36	$180	$(1)	(2.1)%	$(144)	(80.0)%

					Point Chg		Point Chg
Loss ratio	67.2%	71.0%	66.6%		(3.9)		4.4
Commission and brokerage ratio	20.3%	19.1%	18.0%		1.3		1.1
Other underwriting expense ratio	11.3%	8.7%	8.7%		2.6		—
Combined ratio	98.8%	98.8%	93.3%		—		5.5
(Some amounts may not reconcile due to rounding.)
Gross Written Premiums.
Gross written premiums decreased by 4.3% to $3.5 billion in 2025, compared to $3.6 billion in 2024. The decrease reflects portfolio actions in international facultative business, partially offset by growth in North America Specialty and Accident & Health businesses. Gross written premiums increased by 2.7% to $3.6 billion in 2024, compared to $3.5 billion in 2023. The increase in insurance premiums reflects growth property/short tail business and other specialty business.
Net Written Premiums.
Net written premiums decreased by 5.3% to $2.9 billion in 2025, compared to $3.1 billion in 2024. The decrease in net written is due to the reduction in gross written premium partially offset by business mix. Net written premiums increased by 1.3% to $3.1 billion in 2024, compared to $3.0 billion in 2023. The increase in net written premiums compared to the increase in gross written premiums was mainly due to mix of business.
Earned Written Premiums.
Premiums earned increased by 1.3% to $2.9 billion in 2025, compared to $2.9 billion in 2024. Premiums earned increased by 7.6% to $2.9 billion in 2024, compared to $2.7 billion in 2023. The change in premiums earned relative to net written premiums was primarily the result of timing as the higher base premium written in the prior year is being earned through the current year period; premiums are earned ratably over the coverage period whereas written premiums are generally recorded at the initiation of the coverage period.

Exhibit 99.1
Incurred Losses and LAE. The following table presents the incurred losses and LAE for the Global Wholesale & Specialty segment for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	Current Year	Ratio %/ Pt Change		Prior Years	Ratio %/ Pt Change		Total Incurred	Ratio %/ Pt Change
2025
Attritional	$1,859	63.5%		$65	2.2%		$1,923	65.7%
Catastrophes	54	1.8%		(10)	(0.4)%		43	1.4%
Total segment	$1,912	65.3%		$54	1.9%		$1,967	67.2%

2024
Attritional	$1,790	61.9%		$169	5.8%		$1,958	67.7%
Catastrophes	98	3.4%		(3)	(0.1)%		95	3.3%
Total segment	$1,887	65.3%		$165	5.7%		$2,053	71.0%

2023
Attritional	$1,661	61.8%		$72	2.7%		$1,733	64.5%
Catastrophes	51	1.9%		5	0.2%		56	2.1%
Total segment	$1,712	63.7%		$77	2.9%		$1,789	66.6%

Variance 2025/2024
Attritional	$69	1.6	pts	$(104)	(3.6)	pts	$(35)	(2.0)	pts
Catastrophes	(44)	(1.6)	pts	(7)	(0.3)	pts	(52)	(1.9)	pts
Total segment	$25	—	pts	$(111)	(3.9)	pts	$(86)	(3.9)	pts

Variance 2024/2023
Attritional	$129	0.1	pts	$96	3.1	pts	$225	3.2	pts
Catastrophes	46	1.5	pts	(8)	(0.3)	pts	39	1.2	pts
Total segment	$175	1.6	pts	$88	2.9	pts	$264	4.5	pts
(Some amounts may not reconcile due to rounding.)
Incurred losses and LAE decreased by 4.2% to $2.0 billion in 2025, compared to $2.1 billion in 2024. The decrease was mainly due to a decrease in unfavorable development on prior years attritional losses of $104 million, a decrease in current year catastrophe losses of $44 million and an increase in favorable development on prior year’s catastrophe losses of $7 million, partially offset by an increase of $69 million in current year attritional losses.
Incurred losses and LAE increased by 14.7% to $2.1 billion in 2024, compared to $1.8 billion in 2023. The increase was mainly due to unfavorable development on prior year’s attritional losses of $96 million, an increase of $129 million in current year attritional losses and an increase in current year catastrophe losses of $46 million, partially offset by favorable development on prior years catastrophe losses of 8 million.
The increase in 2025 and 2024 current year attritional losses of $69 million and $129 million, respectively, were driven by more prudent loss selections across North America Casualty lines of business. The 2025 unfavorable development on prior years attritional losses of $65 million were primarily due $36 million of prior year losses related to the ADC and reserve strengthening in international Facultative lines of business. The 2024 unfavorable development on prior years attritional losses of $169 million were primarily due to portfolio concentrations in certain U.S. casualty lines.
The current year catastrophe losses of $54 million in 2025 primarily related to Hurricane Melissa ($29 million) and the 2025 Southern California wildfires ($18 million), with the remaining losses resulting from other events.
The current year catastrophe losses of $98 million in 2024 primarily related to Hurricane Milton ($39 million), Hurricane Helene ($19 million), the 2024 Brazil floods and Hurricane Beryl ($10 million) with the remaining losses resulting from various events.
The current year catastrophe losses of $51 million in 2023 primarily related to Hurricane Otis ($34 million) and the 2023 Turkey earthquakes ($8 million), with the remaining losses resulting from various events.
For 2025, the favorable development on prior year catastrophe losses of $10 million was related to multiple events from 2024 and prior. The development on prior year catastrophe losses on 2024 and 2023 are not deemed significant.

Exhibit 99.1
Segment Expenses.
Commission and brokerage increased by 8.2% to $596 million in 2025, compared to $551 million in 2024. Segment other underwriting expenses increased to $330 million in 2025, compared to $250 million in 2024. The change in commission and brokerage expenses is driven by mix of business as the international portfolio increases which carries a higher net commission rate. The increase in other underwriting expenses was mainly driven by investment in people and technology. Commission and brokerage increased by 14.1% to $551 million in 2024, compared to $482 million in 2023. Segment other underwriting expenses increased by 6.6% to $250 million in 2024, compared to $235 million in 2023. These increases were mainly due to the impact of the increase in premiums earned and increased expenses related to the build out of the insurance business, including an expansion of the international insurance platform.
Legacy.
The Legacy segment includes the results of commercial retail insurance business and the results of our sports and leisure business that was sold in October 2024 consisting of policies written prior to the sale and certain new and renewed policies written on the Company’s paper post sale. Additionally, this segment includes run-off asbestos and environmental exposures, certain discontinued insurance programs, and certain discontinued insurance and reinsurance coverage classes. The Legacy segment does not generally sell insurance or reinsurance products but is responsible for the management of existing policies and settlement of related losses. Certain commercial retail insurance policies will be renewed on the Company’s paper for a finite period in 2026.
The following table presents the underwriting results and ratios for the Legacy segment for the periods indicated:

	Years Ended December 31,			2025/2024		2024/2023
(Dollars in millions)	2025	2024	2023	Variance	% Change	Variance	% Change
Gross written premiums	$2,569	$3,048	$2,931	$(479)	(15.7)%	$117	4.0%
Net written premiums	1,994	2,182	2,209	(187)	(8.6)%	(27)	(1.2)%

Premiums earned	$2,137	$2,194	$2,094	$(57)	(2.6)%	$101	4.8%
Incurred losses and LAE	2,213	3,032	1,685	(819)	(27.0)%	1,347	80.0%
Commission and brokerage	193	185	176	8	4.1%	9	5.2%
Other underwriting expenses	457	445	398	12	2.6%	47	11.9%
Underwriting gain (loss)	$(726)	$(1,468)	$(165)	$743	(50.6)%	$(1,303)	NM
(Some amounts may not reconcile due to rounding.)
Premiums.
Gross Written Premium decreased by 15.7% to $2.6 billion in 2025, compared to $3.0 billion in 2024 due to intentional portfolio actions across US and Latin America commercial retail lines. Net written premiums decreased by 8.6% to $2.0 billion in 2025, compared to $2.2 billion in 2024 in line with topline reduction on certain run-off lines, mix of business and change in treaty structure in certain lines of business. Premiums earned decreased by 2.6% to $2.1 billion in 2025, compared to $2.2 billion in 2024, in line with top line expectations. Gross written premiums increased by 4.0% to $3.0 billion in 2024, compared to $2.9 billion in 2023. Net written premiums remained constant at $2.2 billion in 2024, compared to $2.2 billion in 2023. Premiums earned increased by 4.8% to $2.2 billion in 2024, compared to $2.1 billion in 2023.

Exhibit 99.1
Incurred Losses and LAE.
The following table presents the incurred losses and LAE for the Legacy segment for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	Current Year	Ratio %/ Pt Change		Prior Years	Ratio %/ Pt Change		Total Incurred	Ratio %/ Pt Change
2025
Attritional	$1,596	74.7%		$577	27.0%		$2,172	74.7%
Catastrophes	41	1.9%		—	—%		41	1.9%
Total segment	$1,636	76.6%		$577	27.0%		$2,213	103.6%

2024
Attritional	$1,671	76.1%		$1,292	58.9%		$2,962	76.1%
Catastrophes	70	3.2%		—	—%		70	3.2%
Total segment	$1,741	79.3%		$1,291	58.9%		$3,032	138.2%

2023
Attritional	$1,393	66.5%		$286	13.7%		$1,679	66.1%
Catastrophes	15	0.7%		(9)	(0.4)%		6	0.3%
Total segment	$1,408	67.2%		$277	13.2%		$1,685	80.4%

Variance 2025/2024
Attritional	$(75)	(1.4)	pts	$(715)	(58.9)	pts	$(790)	(60.3)	pts
Catastrophes	(29)	(1.3)	pts	—	—	pts	(29)	(1.3)	pts
Total segment	$(104)	(2.7)	pts	$(715)	(31.9)	pts	$(819)	(34.6)	pts

Variance 2024/2023
Attritional	$278	9.6	pts	$1,006	45.2	pts	$1,284	54.8	pts
Catastrophes	55	2.5	pts	8	0.4	pts	64	2.9	pts
Total segment	$333	12.1	pts	$1,014	45.6	pts	$1,347	57.7	pts
(Some amounts may not reconcile due to rounding.)
Incurred losses and LAE decreased by 27.0% to $2.2 billion in 2025, compared to $3.0 billion in 2024. The decrease was mainly due to a decrease in unfavorable development on prior years attritional losses of $715 million, a decrease of $75 million in current year attritional losses and a decrease in current year catastrophe losses of $29 million.
Incurred losses and LAE increased by 80.0% to $3.0 billion in 2024, compared to $1.7 billion in 2023. The increase was mainly due to an increase in unfavorable development on prior year’s attritional losses of $1.0 billion.
The 2025 unfavorable development on prior years attritional losses of $577 million which was driven by elevated loss experience in excess casualty and U.S. Liability lines primarily on accident years 2022 through 2024, sports and leisure lines of businesses, as well as $86 million of prior year losses related to the ADC. The 2024 unfavorable development on prior year attritional losses of $1.3 billion was mainly related to North America casualty lines for accident years 2019 through 2023 that were impacted by social inflation, including Asbestos and Environmental (“A&E”) reserve strengthening of $54 million. The 2023 unfavorable development on prior year attritional losses of $286 million is mainly related to casualty lines for accident years 2016 through 2019 that were impacted by social inflation.
The current year catastrophe losses of $41 million in 2025 primarily related to Hurricane Melissa ($13 million), the 2025 wind storms ($10 million), the first quarter 2025 Myanmar earthquake ($8 million) and the 2025 Southern California wildfires ($8 million), with the remaining losses resulting from other events.
The $70 million of current year catastrophe losses in 2024 primarily related to Hurricane Milton ($20 million), Hurricane Helene ($18 million), and the third quarter 2024 Calgary Alberta floods ($9 million) with the remaining losses resulting from various events.
The current year catastrophe losses of $15 million in 2023 primarily related to the 2023 Hawaii wildfire ($5 million) and the 2023 December U.S. East Coast flooding ($3 million), with the remaining losses resulting from various events.

Exhibit 99.1
Segment Expenses.
Commission and brokerage increased by 4.1% to $193 million in 2025, compared to $185 million in 2024. Segment other underwriting expenses increased to $457 million in 2025, compared to $445 million in 2024. The increase in other underwriting expenses was mainly due to the impact of strategic actions in Legacy operations due to investment in commercial retail business platform, people and technology prior to sale of the business.
Commission and brokerage increased by 5.2% to $185 million in 2024, compared to $176 million in 2023. Segment other underwriting expenses increased to $445 million in 2024, compared to $398 million in 2023. These increases were mainly due to the impact of the increase in premiums earned and increased expenses related to the build out of the insurance business, including the international insurance platform.
FINANCIAL CONDITION
Loss and LAE Reserves. Gross loss and LAE reserves totaled $34.3 billion and $29.9 billion at December 31, 2025 and 2024, respectively.
The following tables summarize gross outstanding loss and LAE reserves by segment, classified by case reserves and incurred but not reported (“IBNR”) reserves, for the periods indicated:

	At December 31, 2025
(Dollars in millions)	Case Reserves	IBNR Reserves	Total Reserves	% of Total
Reinsurance Treaty	$6,223	$13,830	$20,053	58.4%
Global Wholesale & Specialty	1,715	4,220	5,935	17.3%
Legacy (1)	2,264	6,060	8,324	24.3%
Total	$10,201	$24,110	$34,312	100.0%
(Some amounts may not reconcile due to rounding.)
(1) Reserves for A&E exposures are included within Legacy. At December 31, 2025, A&E Case and IBNR reserves totaled $150 million and $59 million, respectively.

	At December 31, 2024
(Dollars in millions)	Case Reserves	IBNR Reserves	Total Reserves	% of Total
Reinsurance Treaty	$5,770	$11,598	$17,368	58.1%
Global Wholesale & Specialty	1,500	3,519	5,019	16.8%
Legacy (1)	2,001	5,502	7,502	25.1%
Total	$9,270	$20,619	$29,889	100.0%
(Some amounts may not reconcile due to rounding.)
(1) Reserves for A&E exposures are included within Legacy. At December 31, 2024, A&E Case and IBNR reserves totaled $149 million and $111 million, respectively.

Changes in premiums earned and business mix, reserve refinement, catastrophe losses and changes in catastrophe loss reserves and claim settlement activity all impact loss and LAE reserves by segment and in total.
Our carried loss and LAE reserves represent management’s best estimate of our ultimate liability for unpaid claims. We continuously re-evaluate our reserves, including re-estimates of prior period reserves, taking into consideration all available information and, in particular, newly reported loss and claim experience. Changes in reserves resulting from such re-evaluations are reflected in incurred losses in the period when the re-evaluation is made. Our analytical methods and processes operate at multiple levels including individual contracts, groupings of like contracts, classes and lines of business, internal business units, segments, accident years, legal entities and in the aggregate. In order to set appropriate reserves, we make qualitative and quantitative analyses and judgments at these various levels. We utilize actuarial science, business expertise and management judgment in a manner intended to ensure the accuracy and consistency of our reserving practices. Management’s best estimate is developed through collaboration with actuarial, underwriting, claims, legal and finance departments and culminates with the input of reserve committees. Each segment reserve committee includes the participation of the relevant parties from actuarial, finance, claims and segment senior management. Reserves are further reviewed by Everest’s Chief Reserving Actuary and senior management. The objective of such process is to determine a single best estimate viewed by management to be the best estimate of its ultimate loss liability. Nevertheless, our reserves are estimates, which are subject to variation, which may be significant.

Exhibit 99.1
There can be no assurance that reserves for, and losses from, claim obligations will not increase in the future, possibly by a material amount. However, we believe that our existing reserves and reserving methodologies lessen the probability that any such increase would have a material adverse effect on our financial condition, results of operations or cash flows.
We have included ranges for loss reserve estimates determined by our actuaries, which have been developed through a combination of objective and subjective criteria. Our presentation of this information may not be directly comparable to similar presentations of other companies as there are no consistently applied actuarial or accounting standards governing such presentations. Our recorded reserves are an aggregation of our best point estimates for approximately 250 reserve groups and reflect our best point estimate of our liabilities. Our actuarial methodologies develop point estimates rather than ranges and the ranges are developed subsequently based upon historical and prospective variability measures.
The following table below represents the reserve levels and ranges for each of our business segments for the period indicated:

	Outstanding Reserves and Ranges By Segment (1)
	At December 31, 2025
(Dollars in millions)	As Reported	Low Range %	Low Range	High Range %	High Range
Gross Reserves By Segment
Reinsurance Treaty	$20,053	(6.1)%	$18,825	6.1%	$21,282
Global Wholesale & Specialty	5,935	(9.2)%	5,388	9.2%	6,482
Legacy	8,114	(9.2)%	7,366	9.2%	8,862
Total Gross Reserves (excluding A&E)	34,102	(7.4)%	31,579	7.4%	36,626
A&E (Legacy Segment)	209	(21.6)%	164	21.6%	254
Total Gross Reserves	$34,312	(7.5)%	31,743	7.5%	36,880
(Some amounts may not reconcile due to rounding.)
(1) There can be no assurance that reserves will not ultimately exceed the indicated ranges requiring additional income (loss) statement expense.
The size of the range is dependent upon the level of confidence associated with the reserve estimates. Within each range, management’s best estimate of loss reserves is based upon the point estimate derived by our actuaries in detailed reserve studies. Such ranges are necessarily subjective due to the lack of generally accepted actuarial standards with respect to their development. There can be no assurance that our claim obligations will not vary outside of these ranges.
Additional losses, including those relating to latent injuries, and other exposures, which are as yet unrecognized, the type or magnitude of which cannot be foreseen by us or the reinsurance and insurance industry generally, may emerge in the future. Such future emergence, to the extent not covered by existing retrocessional contracts, could have material adverse effects on our future financial condition, results of operations and cash flows.
A&E Exposures. A&E exposures represent a separate exposure group for monitoring and evaluating reserve adequacy. The results of run-off A&E exposures are included within the Company’s Legacy segment.
With respect to asbestos only, at December 31, 2025, we had net asbestos loss reserves of $170 million, or 87.9%, of total net A&E reserves, all of which was for assumed business. At December 31, 2025, we had gross asbestos loss reserves of $186 million, or 88.8% of total gross A&E reserves, all of which was for assumed business. See Note 4 of the Notes to the Consolidated Financial Statements for a summary of A&E Exposures.
Ultimate loss projections for A&E liabilities cannot be accomplished using standard actuarial techniques. We believe that our A&E reserves represent management’s best estimate of the ultimate liability; however, there can be no assurance that ultimate loss payments will not exceed such reserves, perhaps by a significant amount.
Industry analysts use the “survival ratio” to compare the A&E reserves among companies with such liabilities. The survival ratio is typically calculated by dividing a company’s current net reserves by the three-year average of annual paid losses. Hence, the survival ratio equals the number of years that it would take to exhaust the current reserves if future loss payments were to continue at historical levels. Using this measurement, our net three-year asbestos survival ratio was 4.7 years at December 31, 2025. These metrics can be skewed by individual large settlements occurring in the prior three years and therefore, may not be indicative of the timing of future payments.

Exhibit 99.1
ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
The financial statements and schedules listed in the accompanying Index to Consolidated Financial Statements, Notes and Schedules on page F-1 are filed as part of this report.

Exhibit 99.1
PART IV
ITEM 15.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit 99.1

EVEREST GROUP, LTD.
Schedules other than those listed above are omitted for the reason that they are not applicable or the information is otherwise contained in the Financial Statements.

Exhibit 99.1
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
Everest Group, Ltd.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Everest Group, Ltd. and subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes and financial statement schedules listed in the index appearing on page F-1 (collectively, the consolidated financial statements).
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.
We also have audited the adjustments to the 2023 consolidated financial statements to retrospectively apply the change in segment composition, as described in Note 7. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2023 consolidated financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2023 consolidated financial statements taken as a whole.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.
Estimate of the reserve for losses and loss adjustment expenses
As discussed in Notes 1G and 4 to the consolidated financial statements, the reserve for losses and loss adjustment expenses represents the Company’s best estimate of the ultimate liability for reported and unreported claims for both its insurance and reinsurance businesses. The Company uses a variety of statistical and actuarial techniques to develop estimates of ultimate losses and loss adjustment expenses by underwriting or accident year, sorted by exposure groupings. The Company considers many factors when setting reserves including: (1) exposure base and projected ultimate premium; (2) expected loss ratios; (3) actuarial methodologies and assumptions; (4) current legal interpretations

Exhibit 99.1
of coverage and liability; and (5) economic conditions. The Company’s reserve for losses and loss adjustment expenses as of December 31, 2025 was $34,312 million.
We identified the evaluation of the estimate of the reserve for losses and loss adjustment expenses as a critical audit matter. Evaluation of the estimate required subjective auditor judgment and the involvement of actuarial professionals with specialized skills and knowledge to assess the methods and assumptions used to estimate the reserve for losses and loss adjustment expenses.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s process for estimating the reserve for losses and loss adjustment expenses. This included controls related to the selection of methodologies and certain assumptions used to derive the Company’s estimate. We involved actuarial professionals with specialized skills and knowledge who assisted in:
•assessing the Company’s actuarial methodologies and assumptions used in estimating the reserve for losses and loss adjustment expenses by comparing the Company’s methodologies to generally accepted actuarial methods and evaluating the assumptions used based on actuarial judgment, company history, and industry practices
•evaluating the Company’s estimated reserve for losses and loss adjustment expenses for certain lines of business by comparing each one to an independently developed range of reasonable estimates
•evaluating the Company’s estimated reserve for losses and loss adjustment expenses for certain lines of business by assessing management’s methods and assumptions used to derive their loss estimates
•evaluating the Company’s process for estimating the reserve for losses and loss adjustment expenses for catastrophic events
•developing an overall range of reserve estimates to assess the position of the Company’s recorded reserve for losses and loss adjustment expenses relative to the range.
/s/ KPMG LLP
We have served as the Company’s auditor since 2024.
New York, New York
February 26, 2026, except for the effects of the change in segment reporting discussed in Notes 1, 4 and 7, and in Schedule III to the consolidated financial statements, as to which the date is June 3, 2026.

Exhibit 99.1
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Everest Group, Ltd.
Opinion on the Financial Statements
We have audited the consolidated statements of operations and comprehensive income (loss), of changes in shareholders’ equity and of cash flows of Everest Group, Ltd. and its subsidiaries (the “Company”) for the year ended December 31, 2023, including the related notes and schedules of condensed financial information of the registrant, supplementary insurance information and reinsurance for the year ended December 31, 2023 listed in the index appearing on page F-1 (collectively referred to as the “consolidated financial statements”), before the effects of the adjustments to retrospectively reflect the January 1, 2026 change in the composition of reportable segments described in Note 7. In our opinion, the consolidated financial statements for the year ended December 31, 2023, before the effects of the adjustments to retrospectively reflect the January 1, 2026 change in the composition of reportable segments described in Note 7, present fairly, in all material respects, the results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America (the 2023 financial statements before the effects of the adjustments discussed in Note 7 are not presented herein).
We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively reflect the January 1, 2026 change in the composition of reportable segments described in Note 7 and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/PricewaterhouseCoopers LLP
New York, New York
February 28, 2024, except for the changes in segment presentation discussed in Note 7 (not presented herein) to the consolidated financial statements appearing under Item 15 of the Company’s 2025 Annual Report on Form 10-K, as to which the date is February 27, 2025
We served as the Company's auditor from 1996 to 2024.

EVEREST GROUP, LTD.
CONSOLIDATED BALANCE SHEETS

	December 31,
(In millions of U.S. dollars, except par value per share)	2025	2024
ASSETS:
Fixed maturities - available for sale, at fair value	$34,573	$28,908
(amortized cost: 2025, $34,620; 2024, $29,934, credit allowances: 2025, $(68); 2024, $(36))
Fixed maturities - held to maturity, at amortized cost
(fair value: 2025, $576; 2024, $759, net of credit allowances: 2025, $(6); 2024, $(8))	567	757
Equity securities, at fair value	180	217
Other invested assets	5,796	5,392
Short-term investments	2,994	4,707
Cash	1,318	1,549
Total investments and cash	45,429	41,531
Accrued investment income	436	368
Premiums receivable (net of credit allowances: 2025, $(94); 2024, $(54))	5,727	5,378
Reinsurance paid loss recoverables (net of credit allowances: 2025, $(57); 2024, $(41))	142	207
Reinsurance unpaid loss recoverables	4,968	2,915
Funds held by reinsureds	1,326	1,218
Deferred acquisition costs	1,546	1,461
Prepaid reinsurance premiums	653	869
Income tax asset, net	915	1,223
Other assets (net of credit allowances: 2025, $(17); 2024, $(9))	1,372	1,171
TOTAL ASSETS	$62,514	$56,341

LIABILITIES:
Reserve for losses and loss adjustment expenses	$34,312	$29,889
Unearned premium reserve	7,275	7,324
Funds held under reinsurance treaties	267	27
Amounts due to reinsurers	642	701
Losses in course of payment	151	241
Senior notes	2,352	2,350
Long-term notes	218	218
Borrowings from FHLB	1,019	1,019
Accrued interest on debt and borrowings	21	22
Unsettled securities payable	—	84
Other liabilities	797	590
TOTAL LIABILITIES	47,054	42,466

Commitments and contingencies (Note 12)

SHAREHOLDERS' EQUITY:
Preferred shares, par value: $0.01; 50.0 shares authorized; no shares issued and outstanding	—	—
Common shares, par value: $0.01; 200.0 shares authorized; 74.4 (2025) and 74.3 (2024)
outstanding before treasury shares	1	1
Additional paid-in capital	3,852	3,812
Accumulated other comprehensive income (loss), net of deferred income tax expense (benefit)
of $(23) at 2025 and $(177) at 2024	(52)	(1,138)
Treasury shares, at cost: 33.7 shares (2025) and 31.3 shares (2024)	(4,906)	(4,108)
Retained earnings	16,565	15,309
Total shareholders' equity	15,461	13,875
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$62,514	$56,341
The accompanying notes are an integral part of the consolidated financial statements.

EVEREST GROUP, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
(In millions of U.S. dollars, except per share amounts)	2025	2024	2023
REVENUES:
Premiums earned	$15,560	$15,187	$13,443
Net investment income	2,124	1,954	1,434
Total net gains (losses) on investments	(143)	19	(276)
Other income (expense)	(45)	121	(14)
Total revenues	17,496	17,281	14,587

CLAIMS AND EXPENSES:
Incurred losses and loss adjustment expenses	10,859	11,305	8,427
Commission, brokerage, taxes and fees	3,461	3,300	2,952
Other underwriting expenses	1,029	938	846
Corporate expenses	109	95	73
Interest, fees and bond issue cost amortization expense	151	149	134
Total claims and expenses	15,609	15,787	12,432

INCOME (LOSS) BEFORE TAXES	1,887	1,493	2,154
Income tax expense (benefit)	296	120	(363)

NET INCOME (LOSS)	$1,591	$1,373	$2,517

Other comprehensive income (loss), net of tax:
Unrealized appreciation (depreciation) ("URA(D)") on securities arising during the period	740	(97)	743
Reclassification adjustment for realized losses (gains) included in net income (loss)	114	(12)	244
Total URA(D) on securities arising during the period	854	(109)	986

Foreign currency translation and other adjustments	242	(128)	59

Benefit plan actuarial net gain (loss) for the period	(9)	34	15
Reclassification adjustment for amortization of net (gain) loss included in net income (loss)	(1)	(1)	2
Total benefit plan net gain (loss) for the period	(10)	33	17
Total other comprehensive income (loss), net of tax	1,086	(204)	1,063

COMPREHENSIVE INCOME (LOSS)	$2,678	$1,169	$3,580

EARNINGS PER COMMON SHARE:
Basic	$37.80	$31.78	$60.19
Diluted	37.80	31.78	60.19
The accompanying notes are an integral part of the consolidated financial statements.

EVEREST GROUP, LTD.
CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS’ EQUITY

	Years Ended December 31,
(In millions of U.S. dollars, except dividends per share amounts)	2025	2024	2023
COMMON SHARES (shares outstanding):
Balance beginning of period	43.0	43.4	39.2
Issued (redeemed) during the period, net	0.1	0.1	4.2
Treasury shares acquired	(2.4)	(0.5)	—
Balance end of period	40.7	43.0	43.4

COMMON SHARES (par value):
Balance beginning of period	$1	$1	$1
Issued during the period, net	—	—	—
Balance end of period	1	1	1

ADDITIONAL PAID-IN CAPITAL:
Balance beginning of period	3,812	3,773	2,302
Public offering of shares	—	—	1,445
Share-based compensation plans	40	39	26
Balance end of period	3,852	3,812	3,773

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), NET OF DEFERRED INCOME TAXES:
Balance beginning of period	(1,138)	(934)	(1,996)
Net increase (decrease) during the period	1,086	(204)	1,063
Balance end of period	(52)	(1,138)	(934)

RETAINED EARNINGS:
Balance beginning of period	15,309	14,270	12,042
Net income (loss)	1,591	1,373	2,517
Dividends declared ($8.00 per share 2025, $7.75 per share 2024 and $6.80 per share 2023)	(335)	(334)	(288)
Balance end of period	16,565	15,309	14,270

TREASURY SHARES AT COST:
Balance beginning of period	(4,108)	(3,908)	(3,908)
Purchase of treasury shares	(797)	(200)	—
Balance end of period	(4,906)	(4,108)	(3,908)

TOTAL SHAREHOLDERS' EQUITY, END OF PERIOD	$15,461	$13,875	$13,202
The accompanying notes are an integral part of the consolidated financial statements.

EVEREST GROUP, LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In millions of U.S. dollars)	2025	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,591	$1,373	$2,517
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease (increase) in premiums receivable	(116)	(715)	(1,064)
Decrease (increase) in funds held by reinsureds, net	138	(81)	(66)
Decrease (increase) in reinsurance recoverables	(1,453)	(1,091)	143
Decrease (increase) in income taxes	150	(277)	(559)
Decrease (increase) in prepaid reinsurance premiums	360	(232)	(46)
Increase (decrease) in reserve for losses and loss adjustment expenses	3,602	5,612	2,256
Increase (decrease) in unearned premiums	(278)	809	1,387
Increase (decrease) in amounts due to reinsurers	(235)	135	18
Increase (decrease) in losses in course of payment	(98)	75	93
Change in equity adjustments in limited partnerships	(364)	(261)	(168)
Distribution of limited partnership income	195	163	120
Change in other assets and liabilities, net	(463)	(431)	(339)
Non-cash compensation expense	61	63	49
Amortization of bond premium (accrual of bond discount)	(166)	(167)	(64)
Net (gains) losses on investments	143	(19)	276
Net cash provided by (used in) operating activities	3,068	4,957	4,553

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from fixed maturities matured/called/repaid - available for sale	4,497	3,783	2,310
Proceeds from fixed maturities sold - available for sale	1,571	6,257	3,849
Proceeds from fixed maturities matured/called/repaid - held to maturity	199	157	105
Proceeds from fixed maturities sold - held to maturity	10	—	—
Proceeds from equity securities sold	56	37	126
Distributions from other invested assets	334	409	245
Cost of fixed maturities acquired - available for sale	(10,364)	(11,563)	(10,653)
Cost of fixed maturities acquired - held to maturity	(7)	(49)	(112)
Cost of equity securities acquired	(9)	(50)	(17)
Cost of other invested assets acquired	(507)	(936)	(902)
Net change in short-term investments	1,875	(2,494)	(1,034)
Net change in unsettled securities transactions	(83)	(27)	181
Proceeds from sale of renewal rights	331	—	—
Net cash provided by (used in) investing activities	(2,096)	(4,478)	(5,902)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common shares issued (redeemed) during the period for share-based compensation, net of expense	(21)	(24)	(23)
Proceeds from public offering of common shares	—	—	1,445
Purchase of treasury shares	(797)	(200)	—
Dividends paid to shareholders	(335)	(334)	(288)
Net FHLB borrowings (repayments)	—	200	300
Cost of shares withheld on settlements of share-based compensation awards	(22)	(25)	(24)
Net cash provided by (used in) financing activities	(1,175)	(383)	1,409

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(28)	16	(23)

Net increase (decrease) in cash	(231)	112	38
Cash, beginning of period	1,549	1,437	1,398
Cash, end of period	$1,318	$1,549	$1,437

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid (recovered)	$150	$397	$196
Interest paid	150	147	130

NON-CASH TRANSACTIONS:
Non-cash limited partnership distribution	$8	$23	$—
The accompanying notes are an integral part of the consolidated financial statements.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2025, 2024 and 2023
1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
A.Business and Basis of Presentation.
Everest Group, Ltd. (“Group”), a Bermuda company, through its subsidiaries, principally provides reinsurance and insurance in the U.S., Bermuda and international markets.  As used in this document, “Company” means Group and its subsidiaries.
In October 2025, the Company entered into definitive agreements to sell the renewal rights for certain lines of the Commercial Retail Insurance business in the U.S., U.K., E.U. and Asia Pacific American International Group, Inc. See Note 6 of the Notes to these Consolidated Financial Statements for more information. Additionally, effective October 1, 2025, the Company entered into adverse development reinsurance agreements with State National Insurance Company, Inc. and MS Transverse Insurance Company. See Note 4 of the Notes to these Consolidated Financial Statements for more information.
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).  The statements include all of the following domestic and foreign direct and indirect subsidiaries of Group:  Everest International Reinsurance, Ltd. (“Everest International”), Everest Compañia de Seguros Generales Colombia S.A., Mt. Logan Re, Ltd. (“Mt. Logan Re”), Mt. Logan Insurance Managers, Ltd., Mt. Logan Management, Ltd., Everest International Holdings (Bermuda), Ltd. (“International Holdings”), Everest Corporate Member Limited, Everest Managing Agency Limited, Everest Service Company (U.K.), Ltd., Mt. Logan Capital Management, Ltd., Everest Preferred International Holdings, Ltd. (“Preferred International”), Everest Reinsurance (Bermuda), Ltd. (“Bermuda Re”), Everest Re Advisors, Ltd., Everest Advisors (U.K.), Ltd., Everest Compañia de Seguros Generales Chile S.A. (“Everest Chile”), Compañia de Seguros Generales Everest Mexico S.A. de C.V., Everest Underwriting Group (Ireland) Limited (“Holdings Ireland”), Everest Global Services, Inc. (“Global Services”), Everest Insurance Company of Canada (“Everest Canada”), Premiere Insurance Underwriting Services (“Premiere”), Everest Dublin Insurance Holdings Limited (“Everest Dublin Holdings”), Everest Insurance (Ireland), dac (“Ireland Insurance”), Everest Reinsurance Company (Ireland), dac (“Ireland Re”), Everest Reinsurance Holdings, Inc. (“Holdings”), Salus Systems, LLC (“Salus”), Everest International Assurance, Ltd. (“Everest Assurance”), EverSports & Entertainment Insurance, Inc. (“EverSports”), SIG Sports, Leisure and Entertainment Risk Purchasing Group LLC (“Specialty RPG”), Mt. McKinley Managers, L.L.C., Everest Specialty Underwriters Services, LLC, Everest Reinsurance Company (“Everest Re”), Everest National Insurance Company (“Everest National”), Everest Reinsurance Company - Escritório de Representa ção No Brasil Ltda., Mt. Whitney Securities, LLC, Everest Indemnity Insurance Company (“Everest Indemnity”), Everest Denali Insurance Company (“Everest Denali”), Everest Premier Insurance Company (“Everest Premier”), Everest Security Insurance Company (“Everest Security”), Everest, Consultoría, Administración y Back Office, Sociedad de Responsabilidad Limitada de Capital Variable and Everest Servicios Colombia S.A.S.  All intercompany accounts and transactions have been eliminated. All amounts are reported in United States (“U.S.”) dollars.
The Company consolidates the results of operations and financial position of all voting interest entities ("VOE") in which the Company has a controlling financial interest and all variable interest entities ("VIE") in which the Company is considered to be the primary beneficiary. The consolidation assessment, including the determination as to whether an entity qualifies as a VIE or VOE, depends on the facts and circumstances surrounding each entity.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities (and disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate actual results could differ, possibly materially, from those estimates.
Certain reclassifications and format changes have been made to prior years’ amounts to conform to the 2025 presentation.
B.Investments and Cash.
Fixed maturity securities designated as available for sale reflect unrealized appreciation and depreciation, as a result of changes in fair value during the period, in shareholders’ equity, net of income taxes in “accumulated other comprehensive income (loss)” in the consolidated balance sheets. The Company reviews all of its fixed maturity, available for sale securities whose fair value has fallen below their amortized cost at the time of review. The Company then assesses whether the decline in value is due to non-credit related or credit related factors. In making its assessment, the

Company evaluates the current market and interest rate environment as well as specific issuer information. Generally, a change in a security’s value caused by a change in the market, interest rate or foreign exchange environment does not constitute a credit impairment, but rather a non-credit related decline in fair value. Non-credit related declines in fair value are recorded as unrealized losses in accumulated other comprehensive income (loss). If the Company intends to sell the impaired security or is more likely than not to be required to sell the security before an anticipated recovery in value, the Company records the entire impairment in net gains (losses) on investments in the Company’s consolidated statements of operations and comprehensive income (loss). If the Company determines that the decline is credit related and the Company does not have the intent to sell the security; and it is more likely than not that the Company will not have to sell the security before recovery of its cost basis, the Company establishes a credit allowance equal to the estimated credit loss and is recorded in net gains (losses) on investments in the Company’s consolidated statements of operations and comprehensive income (loss). The determination of credit related or non-credit related impairment is first based on an assessment of qualitative factors, which may determine that a qualitative analysis is sufficient to support the conclusion that the present value of expected cash flows equals or exceeds the security’s amortized cost basis. However, if the qualitative assessment suggests a credit loss may exist, a quantitative assessment is performed, and the amount of the allowance for a given security will generally be the difference between a discounted cash flow model and the Company’s carrying value. The Company will adjust the credit allowance account for future changes in credit loss estimates for a security and record this adjustment through net gains (losses) on investments in the Company’s consolidated statements of operations and comprehensive income (loss).
Fixed maturity securities designated as held to maturity consist of debt securities for which the Company has both the positive intent and ability to hold to maturity or redemption and are reported at amortized cost, net of the current expected credit loss allowance.  Interest income for fixed maturity securities held to maturity is determined in the same manner as interest income for fixed maturity securities available for sale.  The Company evaluates fixed maturity securities classified as held to maturity for current expected credit losses utilizing risk characteristics of each security, including credit rating, remaining time to maturity, adjusted for prepayment considerations, and subordination level, and applying default and recovery rates, which include the incorporation of historical credit loss experience and macroeconomic forecasts, to develop an estimate of current expected credit losses. The majority of these fixed maturities classified as held to maturity are of a high credit quality and are rated investment grade as of December 31, 2025.
Interest, dividend income and amortization of fixed maturity market premium and discounts, related to securities are recorded in net investment income, net of investment management and custody fees in the Company’s consolidated statements of operations and comprehensive income (loss). The Company does not create an allowance for uncollectible interest. If interest is not received when due, the interest receivable is immediately reversed and no additional interest is accrued. If future interest is received that has not been accrued, it is recorded as income at that time. The Company’s assessments are based on the issuers’ current and expected future financial position, timeliness with respect to interest and/or principal payments, speed of repayments and any applicable credit enhancements or breakeven constant default rates on mortgage-backed and asset-backed securities, as well as relevant information provided by rating agencies, investment advisors and analysts.
Retrospective adjustments are employed to recalculate the values of asset-backed securities. All of the Company’s asset-backed and mortgage-backed securities have a pass-through structure. Each acquisition lot is reviewed to recalculate the effective yield. The recalculated effective yield is used to derive a book value as if the new yield were applied at the time of acquisition. Outstanding principal factors from the time of acquisition to the adjustment date are used to calculate the prepayment history for all applicable securities. Conditional prepayment rates, computed with life to date factor histories and weighted average maturities, are used in the calculation of projected prepayments for pass-through security types.
For equity securities, the Company reflects changes in fair value as net gains (losses) on investments.  Interest income on all fixed maturities and dividend income on all equity securities are included as part of net investment income in the consolidated statements of operations and comprehensive income (loss).
Short-term investments comprise securities due to mature within one year from the date of purchase and are stated at cost, which approximates fair value.
Realized gains or losses on sales of investments are determined on the basis of identified cost.
For some non-publicly traded securities, market prices are determined through the use of pricing models that evaluate securities relative to the U.S. Treasury yield curve, taking into account the issue type, credit quality and cash flow characteristics of each security.  For other non-publicly traded securities, investment managers’ valuation committees will estimate fair value, and in many instances, these fair values are supported with opinions from qualified independent third parties.  All fair value estimates from investment managers are reviewed by the Company for reasonableness.  For publicly traded securities, fair value is based on quoted market prices or valuation models that use observable market inputs.  When a sector of the financial markets is inactive or illiquid, the Company may use its own assumptions about future cash flows and risk-adjusted discount rates to determine fair value.
Other invested assets include limited partnerships, corporate-owned life insurance (“COLI”), rabbi trusts and other investments. Limited partnerships are accounted for under the equity method of accounting, which can be recorded on a monthly or quarterly lag and are included within net investment income. COLI policies are carried at policy cash surrender value and changes in the policy cash surrender value are included within net investment income.
Cash includes cash on hand. Restricted cash is included within cash in the consolidated balance sheets and represents amounts held for the benefit of third parties that is legally or contractually restricted as to its withdrawal or usage. Amounts include cash in trust funds set up for the benefit of ceding companies.
C.Reinsurance
The Company assumes reinsurance from other insurers. Assumed reinsurance refers to the Company’s acceptance of certain insurance risks that other insurance companies or pools have underwritten. The Company also cedes insurance to affiliated and unaffiliated insurers in order to limit its maximum losses and to diversify its exposures and provide statutory surplus relief. Such arrangements do not relieve the Company of its primary liability to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company.
Reinsurance accounting is followed for ceded and assumed transactions that provide indemnification against loss or liability relating to insurance risk (i.e., risk transfer). To meet risk transfer requirements, a reinsurance agreement must include insurance risk, consisting of underwriting and timing risk, and a reasonable possibility of a significant loss to the reinsurer. If the ceded and assumed transactions do not meet risk transfer requirements, the Company accounts for these transactions as deposit transactions. The Company did not hold any contracts that did not pass risk transfer as of December 31, 2025 or 2024.
Premiums, commissions, losses and loss adjustment expenses reflect the net effects of ceded and assumed prospective reinsurance transactions. Prepaid reinsurance premium represents the portion of premium ceded to reinsurers applicable to the unexpired terms of the reinsurance contract. The Company’s estimate of losses and LAE reserves ceded to reinsurers is based on assumptions that are consistent with those used in establishing the gross reserves for amounts the Company owes to its claimants. Refer to Reserve for Losses and LAE accounting policy below.
Reinsurance recoverables include balances due from reinsurance companies and are presented net of an allowance for uncollectible reinsurance. Refer to Allowance for Premium Receivable and Reinsurance Recoverables accounting policy below. Reinsurance recoverables include an estimate of the amount of gross losses and LAE reserves that may be ceded under the terms of the reinsurance agreements, including IBNR unpaid losses. In the event that one or more of the reinsurers were unable to meet their obligations under these reinsurance agreements, the Company would not realize the full value of the reinsurance recoverable balances. The Company estimates its ceded reinsurance receivable based on the terms of any applicable facultative and treaty reinsurance, including an estimate of how IBNR losses will ultimately be ceded under reinsurance agreements. Accordingly, the Company’s estimate of reinsurance recoverables is subject to similar risks and uncertainties as the estimate of the gross reserve for unpaid losses and LAE.
Retroactive reinsurance agreements are reinsurance agreements under which a reinsurer agrees to reimburse the Company as a result of loss development related to past insurable events. For these agreements, the excess of the amounts ultimately collectible under the agreement over the consideration paid is recognized as a deferred gain liability and amortized into income over the settlement period of the ceded reserves. The amount of deferred gain liability is recalculated each period based on cumulative recoveries not yet collected relative to the latest estimate of ultimate losses to be recovered. If the consideration paid exceeds the ultimate losses collectible under the agreement, the net loss on the agreement is recognized in income immediately in incurred losses and loss adjustment expenses in the Company’s consolidated statement of operations. In any given period, the change in deferred gain included in net income includes amortization of the deferred gain based on the percentage of ultimate ceded losses collected plus any change in the deferred liability due to change in the estimated losses to be recovered. The amounts are recalculated each period based on loss payments and updated loss reserves estimates.

D.Premium Revenues.
Written premiums are earned ratably over the periods of the related insurance and reinsurance contracts.  Unearned premium reserves are established relative to the unexpired contract period.  For reinsurance contracts, such reserves are established based upon reports received from ceding companies or estimated using pro rata methods based on statistical data.  Reinstatement premiums represent additional premium recognized and earned at the time a loss event occurs and losses are recorded, most prevalently catastrophe related, when limits have been depleted under the original reinsurance contract and additional coverage is granted.  The recognition of reinstatement premiums is based on estimates of loss and LAE, which reflects management’s judgement. Written and earned premiums and the related costs, which have not yet been reported to the Company, are estimated and accrued.  Premiums are net of ceded reinsurance.
E.Allowance for Premium Receivable and Reinsurance Recoverables.
The Company applies the Current Expected Credit Losses methodology for estimating allowances for credit losses. The Company evaluates the recoverability of its premiums and reinsurance recoverable balances and establishes an allowance for estimated uncollectible amounts.
Premiums receivable, excluding receivables for losses within a deductible and retrospectively-rated policy premiums, are primarily comprised of premiums due from policyholders/cedents. Balances are considered past due when amounts that have been billed are not collected within contractually stipulated time periods. For these balances, the allowance is estimated based on recent historical credit loss and collection experience, adjusted for current economic conditions and reasonable and supportable forecasts, when appropriate.
A portion of the Company's commercial lines business is written with large deductibles or under retrospectively-rated plans. Under some commercial insurance contracts with a large deductible, the Company is obligated to pay the claimant the full amount of the claim and the Company is subsequently reimbursed by the policyholder for the deductible amount. As such, the Company is subject to credit risk until reimbursement is made. Retrospectively-rated policies are policies whereby the ultimate premium is adjusted based on actual losses incurred. Although the premium adjustment feature of a retrospectively-rated policy substantially reduces insurance risk for the Company, it presents credit risk to the Company. The Company’s results of operations could be adversely affected if a significant portion of such policyholders failed to reimburse the Company for the deductible amount or the amount of additional premium owed under retrospectively-rated policies. The Company manages these credit risks through credit analysis, collateral requirements and oversight. The allowance for receivables for loss within a deductible and retrospectively-rated policy premiums is recorded within other assets in the consolidated balance sheets. The allowance is estimated as the amount of the receivable exposed to loss multiplied by estimated factors for probability of default. The probability of default is assigned based on each policyholder's credit rating, or a rating is estimated if no external rating is available. Credit ratings are reviewed and updated at least annually. The exposure amount is estimated net of collateral and other offsets, considering the nature of the collateral, potential future changes in collateral values and historical loss information for the type of collateral obtained. The probability of default factors are historical corporate defaults for receivables with similar durations estimated through multiple economic cycles. Credit ratings are forward-looking and consider a variety of economic outcomes. The Company's evaluation of the required allowance for receivables for loss within a deductible and retrospectively-rated policy premiums considers the current economic environment as well as the probability-weighted macroeconomic scenarios.
The Company records total credit loss expenses related to premiums receivable in other underwriting expenses and records credit loss expenses related to deductibles in incurred losses and loss adjustment expenses (“LAE”) in the Company’s consolidated statements of operations and comprehensive income (loss).
The allowance for uncollectible reinsurance recoverable reflects management’s best estimate of reinsurance cessions that may be uncollectible in the future due to reinsurers’ unwillingness or inability to pay. The allowance for uncollectible reinsurance recoverable includes an allowance for disputed balances. Based on this analysis, the Company may adjust the allowance for uncollectible reinsurance recoverable or charge off reinsurer balances that are determined to be uncollectible. Reinsurance recoverable balances are considered past due when amounts that have been billed are not collected within contractually stipulated time periods.
Due to the inherent uncertainties as to collection and the length of time before reinsurance recoverable become due, it is possible that future adjustments to the Company’s reinsurance recoverable, net of the allowance, could be required, which could have a material adverse effect on the Company’s consolidated results of operations or cash flows in a particular quarter or annual period.

The allowance is estimated as the amount of reinsurance recoverable exposed to loss multiplied by estimated factors for the probability of default. The reinsurance recoverable exposed is the amount of reinsurance recoverable net of collateral and other offsets, considering the nature of the collateral, potential future changes in collateral values and historical loss information for the type of collateral obtained. The probability of default factors are historical insurer and reinsurer defaults for liabilities with similar durations to the reinsured liabilities as estimated through multiple economic cycles. Credit ratings are forward-looking and consider a variety of economic outcomes. The Company's evaluation of the required allowance for reinsurance recoverable considers the current economic environment as well as macroeconomic scenarios. To manage reinsurer credit risk, a reinsurance security review committee evaluates the credit standing, financial performance, management and operational quality of each potential reinsurer.
The Company records credit loss expenses related to reinsurance recoverable in incurred losses and loss adjustment expenses in the Company’s consolidated statements of operations and comprehensive income (loss). Write-offs of reinsurance recoverable and any related allowance are recorded in the period in which the balance is deemed uncollectible.
F.Deferred Acquisition Costs.
Acquisition costs, consisting principally of commissions and brokerage expenses and certain premium taxes and fees incurred at the time a contract or policy is issued and that vary with and are directly related to the Company’s reinsurance and insurance business, are deferred and amortized over the period in which the related premiums are earned.  Deferred acquisition costs are limited to their estimated realizable value by line of business based on the related unearned premiums, anticipated claims and claim expenses and anticipated investment income.
G.Reserve for Losses and LAE.
The reserve for losses and LAE is based on individual case estimates and reports received from ceding companies.  A provision is included for losses and LAE incurred but not reported (“IBNR”) based on past experience.  Provisions are also included for certain potential liabilities, including those relating to asbestos and environmental (“A&E”) exposures, catastrophe exposures and other exposures, for which liabilities cannot be estimated using traditional reserving techniques.  See also Note 4 of the Notes to these Consolidated Financial Statements.  The reserves are reviewed periodically and any changes in estimates are reflected in earnings in the period the adjustment is made.  The Company’s loss and LAE reserves represent management’s best estimate of the ultimate liability.  Loss and LAE reserves are presented gross of reinsurance recoverable and incurred losses and LAE are presented net of reinsurance.
Accruals for commissions are established for reinsurance contracts that provide for the stated commission percentage to increase or decrease based on the loss experience of the contract.  Changes in estimates for such arrangements are recorded as commission expense.  Commission accruals for contracts with adjustable features are estimated based on expected loss and LAE.
H.Prepaid Reinsurance Premiums.
Prepaid reinsurance premiums represent unearned premium reserves ceded to other reinsurers.  Prepaid reinsurance premiums for any foreign reinsurers comprising more than 10% of the outstanding balance at December 31, 2025 were secured either through collateralized trust arrangements, rights of offset or letters of credit, thereby limiting the credit risk to the Company.
I.Income Taxes.
Holdings, the Company’s U.S. holding company, and its wholly owned subsidiaries file a consolidated U.S. federal income tax return. Foreign subsidiaries and branches of subsidiaries file local tax returns as required.  Group and subsidiaries not included in Holdings’ consolidated tax return file separate company U.S. federal income tax returns as required.  Deferred income taxes have been recorded to recognize the tax effect of temporary differences between the financial reporting and income tax bases of assets and liabilities, which arise because of differences between GAAP and income tax accounting rules.
As a result of Bermuda enacting a corporate income tax effective January 1, 2025, Group subsidiaries in Bermuda will file and pay income taxes subsequent to that date.
As an accounting policy, the Company has adopted the aggregate portfolio approach for releasing disproportionate income tax effects from Accumulated Other Comprehensive Income.

J.Foreign Currency.
The Company transacts business in numerous currencies through business units located around the world.  The functional currency for each business unit is determined by the local currency used for most economic activity in that area.  Movements in exchange rates related to transactions in currencies other than a business unit’s functional currency for monetary assets and liabilities are remeasured through the consolidated statements of operations and comprehensive income (loss) in other income (expense), except for currency movements related to available for sale fixed maturities securities, which are excluded from net income (loss) and accumulated in shareholders’ equity, net of deferred taxes.
The business units’ functional currency financial statements are translated to the Company’s reporting currency, U.S. dollars, using the exchange rates at the end of period for the balance sheets and the average exchange rates in effect for the reporting period for the statements of operations and comprehensive income (loss).  Gains and losses resulting from translating the foreign currency financial statements, net of deferred income taxes, are excluded from net income (loss) and accumulated as a separate component of other comprehensive income (loss) in shareholders’ equity.
K.Treasury Shares.
Treasury shares are the Company’s common shares repurchased on the open market, by the Company. The cost of treasury shares includes the purchase price of shares acquired and direct costs to acquire shares, including commissions.
L.Earnings Per Common Share.
Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding.  Diluted earnings per share reflect the potential dilution that would occur if options granted under various share-based compensation plans were exercised resulting in the issuance of common shares that would participate in the earnings of the entity.
Net income (loss) per common share has been computed as per below, based upon weighted average common basic and dilutive shares outstanding.

	Years Ended December 31,
(Amounts in millions, except per share amounts)	2025	2024	2023
Net income (loss) per share:
Numerator
Net income (loss)	$1,591	$1,373	$2517
Less: dividends declared-common shares and unvested common shares	(335)	(334)	(288)
Undistributed earnings	1,256	1,039	2,229
Percentage allocated to common shareholders (1)	98.8%	98.8%	98.8%
	1,241	1,027	2,203
Add: dividends declared-common shareholders	331	331	285
Numerator for basic and diluted earnings per common share	$1,573	$1,358	$2,488

Denominator
Denominator for basic earnings per weighted-average common shares	41.6	42.7	41.3
Effect of dilutive securities:
Options	—	—	—
Denominator for diluted earnings per adjusted weighted-average common shares	41.6	42.7	41.3

Per common share net income (loss)
Basic	$37.80	$31.78	$60.19
Diluted	$37.80	$31.78	$60.19

(1) Basic weighted-average common shares outstanding	41.6	42.7	41.3
Basic weighted-average common shares outstanding and unvested common shares expected to vest	42.1	43.2	41.8
Percentage allocated to common shareholders	98.8%	98.8%	98.8%
(Some amounts may not reconcile due to rounding.)

There were no options outstanding as of December 31, 2025 and 2024, respectively.
M.Segmentation.
Effective January 1, 2026, the Company changed its reportable segments, previously reported as Reinsurance and Insurance, to Reinsurance Treaty, Global Wholesale & Specialty, and Legacy, following the sale of the renewal rights for its Global Commercial Retail Insurance business in certain geographic regions to American International Group, Inc. This new segment presentation reflects the Company's sharpened focus on its core global Reinsurance business as well as its Global Wholesale & Specialty Insurance businesses, and positions the Company for strong performance across market cycles. Accordingly, the Company revised the presentation of its reportable segments to appropriately reflect how the business segments are now managed.
Our Legacy segment primarily includes the divested and held-for-sale parts of the commercial retail insurance business and the results of our sports and leisure business that was sold in October 2024 consisting of policies written prior to the sale and certain new and renewed policies written on the Company’s paper post sale. Additionally, this segment includes run-off asbestos and environmental exposures, certain discontinued insurance programs, and certain discontinued insurance and reinsurance coverage classes. As a result, the Company has two reportable segments that actively sell products: Reinsurance Treaty and Global Wholesale & Specialty. The third reportable segment, Legacy, does not generally sell insurance or reinsurance products but is responsible for the management of existing policies and settlement of related losses. Certain commercial retail insurance policies will be renewed on the Company’s paper for a finite period in 2026. These segment presentation changes have been reflected retrospectively. See Note 7 of the Notes to the Consolidated Financial Statements for a summary of segment results.
N.Share-Based Compensation.
Share-based compensation stock option, restricted share and performance share unit awards are fair valued at the grant date and expensed over the vesting period of the award.  The tax benefit on the recorded expense is deferred until the time the award is exercised or vests (becomes unrestricted).  See Note 15 of the Notes to these Consolidated Financial Statements.
O.Recent Accounting Pronouncements.
Adoption of New Accounting Standards
Improvements to Income Tax Disclosures. In December 2023, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standard Update No. 2023-09, which requires expanded income tax disclosures, including the disaggregation of existing disclosures related to the tax rate reconciliation and income taxes paid. The guidance is effective for annual periods beginning after December 15, 2024. Prospective application is required, with retrospective application permitted. The Company adopted and prospectively applied the accounting standard effective year end 2025.
The Company did not adopt any other new accounting standards that had a material impact in 2025.
Future Adoption of Recently Issued Accounting Standards
The Company assessed the adoption impacts of recently issued accounting standards that are effective after 2025 by the FASB on the Company’s consolidated financial statements. Additionally, the Company assessed whether there have been material updates to previously issued accounting standards that are effective after 2025. There were no accounting standards identified, other than those directly referenced below, that are expected to have a material impact to Group.
Disaggregation of Income Statement Expenses. In November 2024, the FASB issued Accounting Standard Update No. 2024-03, which requires additional disclosure about specific expense categories included in the income statement. The guidance is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Prospective application is required, with retrospective application permitted. The Company is currently evaluating the effect the updated guidance will have on the Company's financial statement disclosures.

2.    INVESTMENTS
The tables below present the amortized cost, allowance for credit losses, gross unrealized appreciation/(depreciation) (“URA(D)”) and fair value of fixed maturity securities - available for sale for the periods indicated:

	At December 31, 2025
(Dollars in millions)	Amortized Cost	Allowance for Credit Losses	Unrealized Appreciation	Unrealized Depreciation	Fair Value
Fixed maturity securities - available for sale
U.S. Treasury securities and obligations of
U.S. government agencies and corporations	$845	$—	$4	$(19)	$830
Obligations of U.S. states and political subdivisions	45	—	—	(4)	41
Corporate securities	9,913	(54)	206	(183)	9,882
Asset-backed securities	5,094	(14)	14	(17)	5,077
Mortgage-backed securities
Agency commercial	404	—	9	(2)	412
Non-agency commercial	1,151	—	4	(33)	1,121
Agency residential	5,544	—	82	(161)	5,465
Non-agency residential	1,689	—	32	(1)	1,721
Foreign government securities	2,400	—	36	(64)	2,371
Foreign corporate securities	7,535	—	253	(135)	7,653
Total fixed maturity securities - available for sale	$34,620	$(68)	$640	$(619)	$34,573
(Some amounts may not reconcile due to rounding.)

	At December 31, 2024
(Dollars in millions)	Amortized Cost	Allowance for Credit Losses	Unrealized Appreciation	Unrealized Depreciation	Fair Value
Fixed maturity securities - available for sale
U.S. Treasury securities and obligations of
U.S. government agencies and corporations	$688	$—	$5	$(24)	$669
Obligations of U.S. states and political subdivisions	75	—	—	(5)	70
Corporate securities	7,288	(35)	57	(299)	7,010
Asset-backed securities	5,994	—	28	(39)	5,982
Mortgage-backed securities
Agency commercial	—	—	—	—	—
Non-agency commercial	965	—	1	(66)	900
Agency residential	5,205	—	13	(287)	4,931
Non-agency residential	1,291	—	9	(11)	1,289
Foreign government securities	2,330	—	13	(147)	2,196
Foreign corporate securities	6,099	—	42	(279)	5,861
Total fixed maturity securities - available for sale	$29,934	$(36)	$167	$(1,157)	$28,908
(Some amounts may not reconcile due to rounding.)

The following tables show amortized cost, allowance for credit losses, gross URA(D) and fair value of fixed maturity securities - held to maturity for the periods indicated:

	At December 31, 2025
(Dollars in millions)	Amortized Cost	Allowance for Credit Losses	Unrealized Appreciation	Unrealized Depreciation	Fair Value
Fixed maturity securities - held to maturity
Corporate securities	$166	$(2)	$7	$(1)	$169
Asset-backed securities	328	(3)	5	(8)	322
Mortgage-backed securities
Commercial	—	—	—	—	—
Foreign corporate securities	79	(1)	6	—	84
Total fixed maturity securities - held to maturity	$573	$(6)	$18	$(9)	$576
(Some amounts may not reconcile due to rounding.)

	At December 31, 2024
(Dollars in millions)	Amortized Cost	Allowance for Credit Losses	Unrealized Appreciation	Unrealized Depreciation	Fair Value
Fixed maturity securities - held to maturity
Corporate securities	$177	$(2)	$5	$(4)	$175
Asset-backed securities	484	(4)	5	(8)	477
Mortgage-backed securities
Commercial	21	—	—	—	21
Foreign corporate securities	84	(1)	4	—	86
Total fixed maturity securities - held to maturity	$765	$(8)	$14	$(12)	$759
(Some amounts may not reconcile due to rounding.)
The amortized cost and fair value of fixed maturity securities - available for sale are shown in the following table by contractual maturity. As the stated maturity of such securities may not be indicative of actual maturities, the totals for mortgage-backed and asset-backed securities are shown separately.

	At December 31, 2025		At December 31, 2024
(Dollars in millions)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Fixed maturity securities - available for sale
Due in one year or less	$1,440	$1,405	$1,116	$1,080
Due after one year through five years	10,746	10,819	8,774	8,480
Due after five years through ten years	6,722	6,781	4,764	4,523
Due after ten years	1,830	1,772	1,826	1,723
Asset-backed securities	5,094	5,077	5,994	5,982
Mortgage-backed securities
Agency commercial	404	412	—	—
Non-agency commercial	1,151	1,121	965	900
Agency residential	5,544	5,465	5,205	4,931
Non-agency residential	1,689	1,721	1,291	1,289
Total fixed maturity securities -available for sale	$34,620	$34,573	$29,934	$28,908
(Some amounts may not reconcile due to rounding.)

The amortized cost and fair value of fixed maturity securities - held to maturity are shown in the following table by contractual maturity. As the stated maturity of such securities may not be indicative of actual maturities, the totals for mortgage-backed and asset-backed securities are shown separately.

	At December 31, 2025		At December 31, 2024
(Dollars in millions)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Fixed maturity securities - held to maturity
Due in one year or less	$25	$25	$7	$7
Due after one year through five years	68	69	67	67
Due after five years through ten years	4	4	37	35
Due after ten years	148	155	150	152
Asset-backed securities	328	322	484	477
Mortgage-backed securities
Commercial	—	—	21	21
Total fixed maturity securities - held to maturity	$573	$576	$765	$759
(Some amounts may not reconcile due to rounding.)
During 2022, the Company re-designated a portion of its fixed maturity securities from its fixed maturity - available for sale portfolio to its fixed maturity - held to maturity portfolio. The fair value of the securities reclassified at the date of transfer was $722 million, net of allowance for current expected credit losses, which was subsequently recognized as the new amortized cost basis. As of December 31, 2025, $27 million of unrealized loss from the date of the re-designation remained in accumulated other comprehensive income on the balance sheet and will be amortized into income through an adjustment to the yields of the underlying securities over the remaining life of the securities. The fair values of these securities incorporate the use of significant unobservable inputs and therefore are classified as Level 3 within the fair value hierarchy.
The changes in net URA(D) for the Company’s investments are as follows:

	Years Ended December 31,
(Dollars in millions)	2025	2024
Increase (decrease) during the period between the fair value and cost of investments carried at fair value, and deferred taxes thereon:
Fixed maturity securities - available for sale, held to maturity and short-term investments	$1,018	$(203)
Equity method investments	—	18
Change in URA(D), pre-tax	1,018	(185)
Deferred tax benefit (expense)	(164)	76
Change in URA(D), net of deferred taxes, included in shareholders’ equity	$854	$(109)
(Some amounts may not reconcile due to rounding.)

The tables below display the aggregate fair value and gross unrealized depreciation of fixed maturity securities - available for sale by security type and contractual maturity, in each case subdivided according to length of time that the individual securities had been in a continuous unrealized loss position for the periods indicated:

	Duration of Unrealized Loss at December 31, 2025 by Security Type
	Less than 12 months		Greater than 12 months		Total
(Dollars in millions)	Fair Value	Gross Unrealized Depreciation	Fair Value	Gross Unrealized Depreciation	Fair Value	Gross Unrealized Depreciation
Fixed maturity securities - available for sale
U.S. Treasury securities and obligations of
U.S. government agencies and corporations	$244	$(5)	$333	$(14)	$577	$(19)
Obligations of U.S. states and political subdivisions	2	—	33	(4)	35	(4)
Corporate securities	1,370	(31)	1,990	(147)	3,360	(179)
Asset-backed securities	802	(5)	429	(12)	1,231	(17)
Mortgage-backed securities
Agency commercial	43	(1)	17	(1)	60	(2)
Non-agency commercial	288	(5)	631	(29)	919	(33)
Agency residential	234	(3)	1,755	(158)	1,990	(161)
Non-agency residential	81	—	87	—	168	(1)
Foreign government securities	260	(4)	854	(61)	1,114	(64)
Foreign corporate securities	847	(15)	1,615	(120)	2,463	(135)
Total	$4,171	$(68)	$7,745	$(547)	$11,916	$(615)
Securities where an allowance for credit loss was recorded	24	(2)	14	(2)	37	(4)
Total fixed maturity securities - available for sale	$4,194	$(70)	$7,759	$(549)	$11,953	$(619)
(Some amounts may not reconcile due to rounding.)

	Duration of Unrealized Loss at December 31, 2025 by Maturity
	Less than 12 months		Greater than 12 months		Total
(Dollars in millions)	Fair Value	Gross Unrealized Depreciation	Fair Value	Gross Unrealized Depreciation	Fair Value	Gross Unrealized Depreciation
Fixed maturity securities - available for sale
Due in one year or less	$165	$(5)	$675	$(18)	$840	$(23)
Due in one year through five years	1,475	(33)	2,411	(156)	3,887	(189)
Due in five years through ten years	859	(14)	987	(99)	1,846	(112)
Due after ten years	223	(3)	752	(74)	975	(77)
Asset-backed securities	802	(5)	429	(12)	1,231	(17)
Mortgage-backed securities	646	(8)	2,490	(188)	3,137	(196)
Total	$4,171	$(68)	$7,745	$(547)	$11,916	$(615)
Securities where an allowance for credit loss was recorded	24	(2)	14	(2)	37	(4)
Total fixed maturity securities - available for sale	$4,194	$(70)	$7,759	$(549)	$11,953	$(619)
(Some amounts may not reconcile due to rounding.)
The aggregate fair value and gross unrealized losses related to fixed maturity securities - available for sale in an unrealized loss position at December 31, 2025 were $12.0 billion and $619 million, respectively. The fair value of securities for the single issuer (the U.S. government) whose securities comprised the largest unrealized loss position at December 31, 2025, amounted to less than 1.7% of the overall fair value of the Company’s fixed maturity securities - available for sale. The fair value of the securities for the issuer with the second largest unrealized loss position at December 31, 2025 comprised less than 0.2% of the Company’s fixed maturity securities - available for sale. In addition, as indicated on the above table, there was no significant concentration of unrealized losses in any one market sector. The $70 million of unrealized losses related to fixed maturity securities - available for sale that have been in an unrealized loss position for less than one year were generally comprised of domestic and foreign corporate securities, asset-backed securities, non-agency commercial mortgage-backed securities and foreign government securities. Of these unrealized losses, $66 million were related to securities that were rated investment grade by at least one nationally recognized rating agency. The $549 million of unrealized losses related to fixed maturity securities - available for sale in an unrealized loss position for more than one year related primarily to domestic and foreign corporate securities, agency residential and non-agency commercial mortgage-backed securities and foreign government securities. Of these unrealized losses, $540 million were related to securities that were rated investment grade by at least one nationally recognized rating agency. In all instances, there were no projected cash flow shortfalls to recover the full book value of the investments and the related interest obligations. The mortgage-backed securities still have excess credit coverage and are current on interest and principal payments. Based upon the Company’s current evaluation of securities in an unrealized loss position as of December 31, 2025, the unrealized losses are due to changes in interest rates and non-issuer-specific credit spreads and are not credit-related. In addition, the contractual terms of these securities do not permit these securities to be settled at a price less than their amortized cost.
The tables below display the aggregate fair value and gross unrealized depreciation of fixed maturity securities - available for sale by security type and contractual maturity, in each case subdivided according to length of time that individual securities had been in a continuous unrealized loss position for the periods indicated:

	Duration of Unrealized Loss at December 31, 2024 by Security Type
	Less than 12 months		Greater than 12 months		Total
(Dollars in millions)	Fair Value	Gross Unrealized Depreciation	Fair Value	Gross Unrealized Depreciation	Fair Value	Gross Unrealized Depreciation
Fixed maturity securities - available for sale
U.S. Treasury securities and obligations of
U.S. government agencies and corporations	$80	$(1)	$398	$(23)	$478	$(24)
Obligations of U.S. states and political subdivisions	9	—	40	(5)	48	(5)
Corporate securities	2,744	(76)	2,132	(221)	4,876	(297)
Asset-backed securities	958	(20)	537	(19)	1,495	(39)
Mortgage-backed securities
Agency commercial	—	—	—	—	—	—
Non-agency commercial	53	(3)	757	(63)	810	(66)
Agency residential	2,754	(115)	1,226	(172)	3,980	(287)
Non-agency residential	654	(11)	25	—	678	(11)
Foreign government securities	851	(35)	828	(112)	1,679	(147)
Foreign corporate securities	2,484	(61)	1,785	(218)	4,269	(279)
Total	$10,587	$(323)	$7,728	$(833)	$18,315	$(1,156)
Securities where an allowance for credit loss was recorded	17	(1)	—	—	17	(1)
Total fixed maturity securities - available for sale	$10,604	$(324)	$7,728	$(833)	$18,332	$(1,157)
(Some amounts may not reconcile due to rounding.)

	Duration of Unrealized Loss at December 31, 2024 by Maturity
	Less than 12 months		Greater than 12 months		Total
(Dollars in millions)	Fair Value	Gross Unrealized Depreciation	Fair Value	Gross Unrealized Depreciation	Fair Value	Gross Unrealized Depreciation
Fixed maturity securities - available for sale
Due in one year or less	$138	$(5)	$544	$(34)	$682	$(39)
Due in one year through five years	3,503	(87)	2,770	(249)	6,273	(335)
Due in five years through ten years	1,850	(50)	1,382	(220)	3,232	(271)
Due after ten years	677	(32)	487	(76)	1,164	(107)
Asset-backed securities	958	(20)	537	(19)	1,495	(39)
Mortgage-backed securities	3,461	(129)	2,008	(235)	5,469	(364)
Total	$10,587	$(323)	$7,728	$(833)	$18,315	$(1,156)
Securities where an allowance for credit loss was recorded	17	(1)	—	—	17	(1)
Total fixed maturity securities - available for sale	$10,604	$(324)	$7,728	$(833)	$18,332	$(1,157)
(Some amounts may not reconcile due to rounding.)
The aggregate fair value and gross unrealized losses related to fixed maturity securities - available for sale in an unrealized loss position at December 31, 2024 were $18.3 billion and $1.2 billion, respectively. The fair value of securities for the single issuer (the U.S. government), whose securities comprised the largest unrealized loss position at December 31, 2024, amounted to less than 1.6% of the overall fair value of the Company’s fixed maturity securities - available for sale. The fair value of the securities for the issuer with the second largest unrealized loss comprised less than 0.9% of the Company’s fixed maturity securities - available for sale. In addition, as indicated on the above table, there was no significant concentration of unrealized losses in any one market sector. The $324 million of unrealized losses related to fixed maturity securities - available for sale that have been in an unrealized loss position for less than one year were generally comprised of domestic and foreign corporate securities, asset-backed securities, agency residential mortgage-backed securities and foreign government securities. Of these unrealized losses, $319 million were related to securities that were rated investment grade by at least one nationally recognized rating agency. The $833 million of unrealized losses related to fixed maturity securities - available for sale in an unrealized loss position for more than one year related primarily to domestic and foreign corporate securities, agency residential mortgage-backed securities and foreign government securities. Of these unrealized losses, $810 million were related to securities that were rated investment grade by at least one nationally recognized rating agency. In all instances, there were no projected cash flow shortfalls to recover the full book value of the investments and the related interest obligations. The mortgage-backed securities still have excess credit coverage and are current on interest and principal payments.
The components of net investment income are presented in the table below for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	2025	2024	2023
Fixed maturities	$1,572	$1,481	$1,153
Equity securities	4	3	3
Short-term investments and cash	169	195	140
Other invested assets
Limited partnerships	277	206	122
Other	124	104	59
Gross investment income before adjustments	2,146	1,989	1,477
Funds held interest income (expense)	26	26	10
Future policy benefit reserve income (expense)	(1)	(1)	(1)
Gross investment income	2,172	2,013	1,486
Investment expenses	48	59	53
Net investment income	$2,124	$1,954	$1,434
(Some amounts may not reconcile due to rounding.)
The Company records results from limited partnership investments on the equity method of accounting with changes in value reported through net investment income. The net investment income from limited partnerships is dependent upon the Company’s share of the net asset values (“NAVs”) of interests underlying each limited partnership. Due to the timing of receiving financial information from these partnerships, the results are generally reported on a one month or quarter lag. If the Company determines there has been a significant decline in value of a limited partnership during this lag period, a loss will be recorded in the period in which the Company identifies the decline.
The Company had contractual commitments to invest up to an additional $2.5 billion in limited partnerships and private placement loan securities at December 31, 2025, which includes $1.4 billion specific to limited partnerships as noted below. These commitments will be funded when called in accordance with the partnership and loan agreements, which have investment periods that expire, unless extended, through 2035.
The Company is the beneficiary of COLI policies, which are invested in debt and equity securities. The COLI policies are carried within other invested assets at the policy cash surrender value of $1.9 billion and $1.7 billion as of December 31, 2025 and December 31, 2024, respectively.
Variable Interest Entities
The Company is engaged with various special purpose entities and other entities that are deemed to be VIEs primarily as an investor through normal investment activities but also as an investment manager. A VIE is an entity that either has investors that lack certain essential characteristics of a controlling financial interest, such as simple majority kick-out rights, or lacks sufficient funds to finance its own activities without financial support provided by other entities. The Company performs ongoing qualitative assessments of its VIEs to determine whether the Company has a controlling financial interest in the VIE and therefore is the primary beneficiary. The Company is deemed to have a controlling financial interest when it has both the ability to direct the activities that most significantly impact the economic performance of the VIE and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. Based on the Company’s assessment, if it determines it is the primary beneficiary, the Company consolidates the VIE in the Company’s consolidated financial statements. As of December 31, 2025 and 2024, the Company did not hold any investments for which it is the primary beneficiary.

The Company, through normal investment activities, makes passive investments in general and limited partnerships and other alternative investments. For these non-consolidated VIEs, the Company has determined it is not the primary beneficiary as it has no ability to direct activities that could significantly affect the economic performance of the investments. The Company’s maximum exposure to loss as of December 31, 2025 and 2024 is limited to the total carrying value of $3.9 billion and $3.6 billion, respectively, which are included in general and limited partnerships.
As of December 31, 2025, the Company has outstanding commitments totaling $1.4 billion whereby the Company is committed to fund these investments and may be called by the partnership during the commitment period to fund the purchase of new investments and partnership expenses. These investments are generally of a passive nature in that the Company does not take an active role in management.
In addition, the Company makes passive investments in structured securities issued by VIEs for which the Company is not the manager. These investments are included in asset-backed securities, which includes collateralized loan obligations and are classified as fixed maturities - available for sale. The Company has not provided financial or other support with respect to these investments other than its original investment. For these investments, the Company determined it is not the primary beneficiary due to the relative size of the Company’s investment in comparison to the principal amount of the structured securities issued by the VIEs, credit subordination that reduces the Company’s obligation to absorb losses or right to receive benefits or the Company’s inability to direct the activities that most significantly impact the economic performance of the VIEs. The Company’s maximum exposure to loss on these investments is limited to the amount of the Company’s investment.
The components of net gains (losses) on investments are presented in the table below for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	2025	2024	2023
Credit allowance on fixed maturity securities	$(30)	$13	$7
Gains (losses) from fair value adjustment on public equities	(1)	(1)	—
Net realized gains (losses) from dispositions:
Fixed maturities	(112)	6	(292)
Equity securities	(1)	1	8
Other invested assets	—	(1)	—
Short-term investments	—	1	—
Total net gains (losses) from dispositions	(112)	7	(283)

Total net gains (losses) on investments	$(143)	$19	$(276)
(Some amounts may not reconcile due to rounding.)
The following tables provide a roll forward of the Company’s beginning and ending balance of allowance for credit losses for the periods indicated:

	Roll Forward of Allowance for Credit Losses - Fixed Maturities - Available for Sale
	Twelve Months Ended December 31, 2025
	Corporate Securities	Asset-Backed Securities	Foreign Corporate Securities	Total
(Dollars in millions)
Beginning balance	$(35)	$—	$—	$(36)
Credit losses on securities where credit losses were not previously recorded	(28)	(14)	—	(42)
Increases in allowance on previously impaired securities	(16)	—	—	(16)
Decreases in allowance on previously impaired securities	—	—	—	—
Reduction in allowance due to disposals	25	—	—	26

Balance, end of period	$(54)	$(14)	$—	$(68)
(Some amounts may not reconcile due to rounding.)

	Roll Forward of Allowance for Credit Losses - Fixed Maturities - Available for Sale
	Twelve Months Ended December 31, 2024
	Corporate Securities	Asset-Backed Securities	Foreign Corporate Securities	Total
(Dollars in millions)
Beginning balance	$(47)	$—	$(1)	$(48)
Credit losses on securities where credit losses were not previously recorded	(9)	—	—	(9)
Increases in allowance on previously impaired securities	—	—	—	—
Decreases in allowance on previously impaired securities	—	—	—	—
Reduction in allowance due to disposals	20	—	1	21

Balance, end of period	$(35)	$—	$—	$(36)
(Some amounts may not reconcile due to rounding.)
The allowance for credit losses for fixed maturities - held to maturity was not significant as of December 31, 2025 and December 31, 2024.
The proceeds and split between gross gains and losses from sales of fixed maturity securities - available for sale, fixed maturities - held to maturity and equity securities are presented in the table below for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	2025	2024	2023
Proceeds from sales of fixed maturity securities - available for sale	$1,571	$6,257	$3,849
Gross gains from sales	48	166	35
Gross losses from sales	(159)	(160)	(327)

Proceeds from sales of fixed maturity securities - held to maturity	$10	$—	$—
Gross gains from sales	—	—	—
Gross losses from sales	(1)	—	—

Proceeds from sales of equity securities	$56	$37	$126
Gross gains from sales	—	2	8
Gross losses from sales	(1)	(1)	—
(Some amounts may not reconcile due to rounding.)
During the year ended December 31, 2025, the Company sold fixed maturity securities - held to maturity with a net carrying amount of $11 million, which had realized losses of $1 million as part of the sale. The Company's decision to sell was due to significant credit deterioration of the issuer of the securities.
Securities with a carrying value amount of $1.4 billion at December 31, 2025 were on deposit with or regulated by various state or governmental insurance departments in compliance with insurance laws. See Note 11 of the Notes to these Consolidated Financial Statements.
3.    FAIR VALUE
GAAP guidance regarding fair value measurements addresses how companies should measure fair value when they are required to use fair value measures for recognition or disclosure purposes under GAAP and provides a common definition of fair value to be used throughout GAAP. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly fashion between market participants at the measurement date. In addition, it establishes a three-level valuation hierarchy for the disclosure of fair value measurements. The valuation hierarchy is based on the transparency of inputs to the valuation of an asset or liability. The level in the hierarchy within which a given fair value measurement falls is determined based on the lowest level input that is significant to the measurement, with Level 1 being the highest priority and Level 3 being the lowest priority.

The levels in the hierarchy are defined as follows:

Level 1:	Inputs to the valuation methodology are observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in an active market;

Level 2:
Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument;

Level 3:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
The Company’s fixed maturity and equity securities are managed both internally and on an external basis by independent, professional investment managers using portfolio guidelines approved by the Company. The Company obtains prices from nationally recognized pricing services. These services seek to utilize market data and observations in their evaluation process. These services use pricing applications that vary by asset class and incorporate available market information. When fixed maturity securities do not trade on a daily basis, the services will apply available information through processes such as benchmark curves, benchmarking of like securities, sector groupings and matrix pricing. In addition, they use model processes, such as the Option Adjusted Spread model to develop prepayment and interest rate scenarios for securities that have prepayment features.
The Company does not make any changes to prices received from the pricing services. In addition, the Company has procedures in place to review the reasonableness of the prices from the service providers and may request verification of the prices. The Company also continually performs quantitative and qualitative analysis of prices, including but not limited to initial and ongoing review of pricing methodologies, review of prices obtained from pricing services and third-party investment asset managers, review of pricing statistics and trends and comparison of prices for certain securities with a secondary price source for reasonableness. No material variances were noted during these price validation procedures. In limited situations, where financial markets are inactive or illiquid, the Company may use its own assumptions about future cash flows and risk-adjusted discount rates to determine fair value.
At December 31, 2025 and 2024, $2.5 billion and $2.2 billion, respectively, of fixed maturities were fair valued using unobservable inputs. The majority of these fixed maturities were valued by investment managers’ valuation committees and many of these fair values were substantiated by valuations from independent third parties. The Company has procedures in place to evaluate these independent third-party valuations.
Equity securities denominated in U.S. currency with quoted prices in active markets for identical assets are categorized as Level 1 since the quoted prices are directly observable. Equity securities traded on foreign exchanges are categorized as Level 2 due to the added input of a foreign exchange conversion rate to determine fair value. The Company uses foreign currency exchange rates published by nationally recognized sources.
Fixed maturity securities listed in the tables have been categorized as Level 2, since a particular security may not have traded but the pricing services are able to use valuation models with observable market inputs such as interest rate yield curves and prices for similar fixed maturity securities in terms of issuer, maturity and seniority. For foreign government securities and foreign corporate securities, the fair values are provided by the third-party pricing services in local currencies, and where applicable, are converted to U.S. dollars using currency exchange rates from nationally recognized sources.
In addition, some of the fixed maturities with fair values categorized as Level 3 result when prices are not available from the nationally recognized pricing services, are obtained from investment managers and are derived using unobservable inputs. The Company will value the securities with unobservable inputs using comparable market information or receive fair values from investment managers. The investment managers may obtain non-binding price quotes for the securities from brokers. The single broker quotes are provided by market makers or broker-dealers who are recognized as market participants in the markets in which they are providing the quotes. The prices received from brokers are reviewed for reasonableness by the third-party asset managers and the Company. If the broker quotes are for foreign denominated securities, the quotes are converted to U.S. dollars using currency exchange rates from nationally recognized sources.

The composition and valuation inputs for the presented fixed maturities categories Level 1 and Level 2 are as follows:
•U.S. Treasury securities and obligations of U.S. government agencies and corporations are primarily comprised of U.S. Treasury bonds, and the fair value is based on observable market inputs such as quoted prices, reported trades, quoted prices for similar issuances or benchmark yields;
•Obligations of U.S. states and political subdivisions are comprised of state and municipal bond issuances and the fair values are based on observable market inputs such as quoted market prices, quoted prices for similar securities, benchmark yields and credit spreads;
•Corporate securities are primarily comprised of U.S. corporate and public utility bond issuances and the fair values are based on observable market inputs such as quoted market prices, quoted prices for similar securities, benchmark yields and credit spreads;
•Asset-backed and mortgage-backed securities fair values are based on observable inputs such as quoted prices, reported trades, quoted prices for similar issuances or benchmark yields and cash flow models using observable inputs such as prepayment speeds, collateral performance and default spreads;
•Foreign government securities are comprised of global non-U.S. sovereign bond issuances and the fair values are based on observable market inputs such as quoted market prices, quoted prices for similar securities and models with observable inputs such as benchmark yields and credit spreads and then, where applicable, are converted to U.S. dollars using an exchange rate from a nationally recognized source; and
•Foreign corporate securities are comprised of global non-U.S. corporate bond issuances and the fair values are based on observable market inputs such as quoted market prices, quoted prices for similar securities and models with observable inputs such as benchmark yields and credit spreads and then, where applicable, are converted to U.S. dollars using an exchange rate from a nationally recognized source.
The following tables present the fair value measurement levels for all assets which the Company has recorded at fair value as of the periods indicated:

		Fair Value Measurement Using:
(Dollars in millions)	December 31, 2025	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Fixed maturities - available for sale
U.S. Treasury securities and obligations of
U.S. government agencies and corporations	$830	$—	$830	$—
Obligations of U.S. States and political subdivisions	41	—	41	—
Corporate securities	9,882	—	9,512	370
Asset-backed securities	5,077	—	2,987	2,091
Mortgage-backed securities
Agency commercial	412	—	412	—
Non-agency commercial	1,121	—	1,121	—
Agency residential	5,465	—	5,465	—
Non-agency residential	1,721	—	1,721	—
Foreign government securities	2,371	—	2,371	—
Foreign corporate securities	7,653	—	7,639	14
Total fixed maturities - available for sale	34,573	—	32,099	2,474

Equity securities, fair value	180	88	92	—
(Some amounts may not reconcile due to rounding.)

		Fair Value Measurement Using:
(Dollars in millions)	December 31, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Fixed maturities - available for sale
U.S. Treasury securities and obligations of
U.S. government agencies and corporations	$669	$—	$669	$—
Obligations of U.S. States and political subdivisions	70	—	70	—
Corporate securities	7,010	—	6,492	518
Asset-backed securities	5,982	—	4,325	1,657
Mortgage-backed securities
Commercial	900	—	900	—
Agency residential	4,931	—	4,931	—
Non-agency residential	1,289	—	1,289	—
Foreign government securities	2,196	—	2,196	—
Foreign corporate securities	5,861	—	5,847	14
Total fixed maturities - available for sale	28,908	—	26,719	2,189

Equity securities, fair value	217	79	133	5
(Some amounts may not reconcile due to rounding.)
The following table presents the activity under Level 3, fair value measurements using significant unobservable inputs for fixed maturities - available for sale, for the periods indicated:

	Total Fixed Maturities - Available for Sale
	December 31, 2025				December 31, 2024
(Dollars in millions)	Corporate Securities	Asset-Backed Securities	Foreign Corporate	Total	Corporate Securities	Asset-Backed Securities	Foreign Corporate	Total
Beginning balance fixed maturities	$518	$1,657	$14	$2,189	$672	$1,305	$16	$1,993
Total gains or (losses) (realized/unrealized)
Included in earnings (or changes in net assets)	(38)	(13)	—	(52)	(1)	—	1	—
Included in other comprehensive income (loss)	(7)	8	—	1	1	12	—	13
Purchases, issuances and settlements	(103)	440	—	336	(154)	339	(2)	183
Transfers in and/or (out) of Level 3 and reclassification
of securities in/(out) of investment categories	—	—	—	—	—	—	—	—
Ending balance	$370	$2,091	$14	$2,474	$518	$1,657	$14	$2,189

The amount of total gains or losses for the period
included in earnings (or changes in net assets)
attributable to the change in unrealized gains
or losses relating to assets still held
at the reporting date	$(16)	$(14)	$—	$(29)	$(3)	$—	$—	$(3)
(Some amounts may not reconcile due to rounding.)
There were no transfers of assets in/(out) of Level 3 during 2025 or 2024.
Financial Instruments Disclosed, But Not Reported, at Fair Value
Certain financial instruments disclosed, but not reported, at fair value are excluded from the fair value hierarchy tables above. Fair values and valuation hierarchy of fixed maturity securities - held to maturity, senior notes and long-term subordinated notes can be found within Notes 2, 9 and 10 of the Notes to these Consolidated Financial Statements, respectively. Short-term investments are stated at cost, which approximates fair value.  See Note 1 of the Notes to these Consolidated Financial Statements.

Exempt from Fair Value Disclosure Requirements
Certain financial instruments are exempt from the requirements for fair value disclosure, such as limited/general partnerships accounted for under the equity method and pension and other postretirement obligations. The Company’s investments in COLI policies are recorded at their cash surrender value and are therefore not required to be included in the tables above. See Note 1 of the Notes to these Consolidated Financial Statements for details of investments in COLI policies.
In addition, $233 million and $239 million of investments within other invested assets on the consolidated balance sheets as of December 31, 2025 and 2024, respectively, are not included within the fair value hierarchy tables, as the assets are measured at NAV as a practical expedient to determine fair value.
4.    RESERVE FOR LOSSES AND LAE
Reserve for losses and LAE.
The following table provides a roll forward of the Company’s beginning and ending reserve for losses and LAE and is summarized for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	2025	2024	2023
Gross reserves beginning of period	$29,889	$24,604	$22,065
Less reinsurance recoverables on unpaid losses	(2,915)	(2,098)	(2,105)
Net reserves beginning of period	26,975	22,506	19,960

Incurred related to:
Current year	10,202	9,967	8,432
Prior years, excluding impact from retroactive reinsurance	535	1,337	(5)
Prior years, impact from retroactive reinsurance (1)	122	—	—
Total incurred losses and LAE	10,859	11,305	8,427

Paid related to:
Current year	1,253	1,258	1,379
Prior years	6,525	5,279	4,731
Total paid losses and LAE	7,778	6,537	6,110

Foreign exchange/translation adjustment	663	(298)	229
Retroactive reinsurance adjustment (1)	(122)	—	—

Net reserves end of period	30,597	26,975	22,506
Plus reinsurance recoverables on unpaid losses (2)	3,715	2,915	2,098
Gross reserves end of period	$34,312	$29,889	$24,604
(Some amounts may not reconcile due to rounding.)
(1) The consideration paid ($1,372 million) exceeds the ceded loss reserves at the inception of the Agreement ($1,250 million), as a result the Company recognized an immediate pre-tax loss of $122 million in earnings, in accordance with retroactive reinsurance accounting guidance. The Company recognized the loss by writing off the reinsurance recoverable of $122 million, which represents excess compensation for the uncertainty of future claims development, and is not a component of our best estimate of loss reserves.
(2) This amount excludes the unpaid recoverable of the adverse development reinsurance agreements of $1,253 million as of December 31, 2025.
Current year incurred losses were $10.2 billion, $10.0 billion and $8.4 billion in 2025, 2024 and 2023, respectively. The increase in current year incurred losses from 2024 to 2025 was primarily related to an increase of $308 million in current year attritional losses, resulting from the impact of the increase in premiums earned, the strengthening of U.S. casualty reserves and changes in the mix of business, partially offset by a decrease of $73 million in current year catastrophe losses.
The increase in current year incurred losses from 2023 to 2024, was primarily related to an increase in underlying exposure due to premium growth, year over year and changes in the mix of business as well an increase of $423 million in 2024 current year catastrophe losses.
Incurred prior years unfavorable development in losses was $657 million and $1.3 billion in 2025 and 2024, respectively, and incurred prior years favorable development in losses of $5 million in 2023. The unfavorable development on prior year reserves of $657 million in 2025 was primarily due to strengthening of U.S. casualty reserves primarily in the Legacy segment, as well as aviation losses associated with the Russia/Ukraine war within the Reinsurance Treaty segment, partially offset by the release of well-seasoned reserves in the property and mortgage lines within the Reinsurance Treaty segment. The reserve strengthening for prior year loss development was driven by elevated loss experience in excess casualty and U.S. liability lines primarily on accident years 2022-2024.
In 2025, the United Kingdom’s High Court concluded that the confiscation of certain aircraft was covered under the war provision within certain reinsurance contracts. As a result of the court’s decision, the Company increased its net ultimate loss reserve for contracts that were exposed to the war in Russia/Ukraine. This increase in ultimate loss is reflected in the prior year incurred loss line in the table above.
The net unfavorable development on prior year reserves of $1.3 billion in 2024 is primarily comprised of $165 million of unfavorable development on prior years attritional losses for the Global Wholesale & Specialty segment, mainly driven by a combination of social inflation and portfolio concentrations in general liability, umbrella and commercial auto lines of business and $1.3 billion of unfavorable development on prior years attritional losses for the Legacy segment, mainly related to commercial retail, sports and leisure and certain program lines, including A&E reserve strengthening of $54 million. The Reinsurance Treaty Segment recorded $640 million of unfavorable development on prior year casualty reserves which was almost completely offset by favorable development booked on property and mortgage lines. In addition, the Reinsurance Treaty segment recorded $135 million of favorable development on prior year catastrophe events. Overall, the Reinsurance Treaty segment recorded $120 million of net favorable development on prior year reserves.
The net favorable development on prior year reserves of $5 million in 2023 is comprised of $364 million of favorable development on prior years attritional losses for Reinsurance Treaty lines, mainly related to mortgage and short-tail lines of business, mostly offset by $72 million of unfavorable development on prior years attritional losses for Global Wholesale & Specialty lines as well as $286 million of unfavorable development on prior years attritional losses for Legacy lines, mainly related to casualty lines for accident years from 2016 through 2019.
The following is information about incurred and paid claims development as of December 31, 2025, net of reinsurance, as well as cumulative claim frequency and the total of IBNR liabilities plus expected development on reported claims included within the net incurred claims amounts. Each of the Company’s financial reporting segments has been disaggregated into casualty and property business. The casualty and property segregation results in groups that have homogeneous loss development characteristics and are large enough to represent credible trends. Generally, casualty claims take longer to be reported and settled, resulting in longer payout patterns and increased volatility. Property claims on the other hand, tend to be reported and settled quicker and therefore tend to exhibit less volatility. The property business is more exposed to catastrophe losses, which can result in year over year fluctuations in incurred claims depending on the frequency and severity of catastrophes claims in any one accident year.
The information about incurred and paid claims development for the years ended December 31, 2016 to December 31, 2024 is presented as supplementary information.
The Cumulative Number of Reported Claims is shown only for Global Wholesale & Specialty Casualty and Legacy Casualty as it is impractical to provide the information for the remaining groups. The reinsurance groups each include pro rata contracts for which ceding companies provide only summary information via a bordereau. This summary information does not include the number of reported claims underlying the paid and reported losses. Therefore, it is not possible to provide this information. The Global Wholesale Property group includes Accident and Health insurance business. This business is written via a master contract and individual claim counts are not provided. This business represents a significant enough portion of the business in the Global Wholesale Property group so that including the number of reported claims for the remaining business would distort any analytics performed on the group.
The Cumulative Number of Reported Claims shown for the Global Wholesale Casualty is determined by claim and line of business. For example, a claim event with three claimants in the same line of business is a single claim. However, a claim event with a single claimant that spans two lines of business contributes two claims.

Reconciliation of the Disclosure of Incurred and Paid Claims Development to the Liability for Unpaid Claims and Claim Adjustment Expenses
The reconciliation of the net incurred and paid claims development tables to the liability for claims and claim adjustment expenses in the consolidated statement of financial position is as follows:

December 31, 2025
(Dollars in millions)
Net outstanding liabilities
Reinsurance Treaty Casualty	$12,458
Reinsurance Treaty Property	6,363
Global Wholesale & Specialty Casualty	1,927
Global Wholesale & Specialty Property	526
Global Facultative Casualty	1,800
Global Facultative Property	851
Legacy Casualty	5,421
Legacy Property	526
Liabilities for unpaid claims and claim adjustment expenses, net of reinsurance (1)	29,871

Reinsurance recoverable on unpaid claims
Reinsurance Treaty Casualty	151
Reinsurance Treaty Property	894
Global Wholesale & Specialty Casualty	657
Global Wholesale & Specialty Property	98
Global Facultative Casualty	1
Global Facultative Property	7
Legacy Casualty	1,639
Legacy Property	245
Total reinsurance recoverable on unpaid claims(2)	3,692

Unallocated claims adjustment expenses	386
Other (1)	362
748

Total gross liability for unpaid claims and claim adjustment expense	$34,312
(Some amounts may not reconcile due to rounding.)
(1) Other is primarily comprised of reserves for asbestos & environmental and certain run-off exposures.
(2) This amount excludes the unpaid recoverable of the adverse development reinsurance agreements of $1,253 million, asbestos and environmental recoverable of $16 million and $6 million unpaid recoverable from Legacy reinsurance run-off exposures as of December 31, 2025.
Adverse Development Reinsurance Agreements
Effective October 1, 2025, the Company through its subsidiaries Everest Re and Bermuda Re (collectively, the “Ceding Companies”) (1) entered into an adverse development reinsurance agreement (the “State National Reinsurance Agreement”) with State National Insurance Company, Inc. (“State National Reinsurer”) and (2) entered into an adverse development reinsurance agreement (the “MS Transverse Reinsurance Agreement”) with MS Transverse Insurance Company (“MS Transverse Reinsurer”) (collectively the “Reinsurers”). The Reinsurance Agreements are supported on a retrocessional basis by Longtail Re, an affiliate of Stone Ridge Capital.
The agreements reinsure potential adverse loss development for accident years 2024 and prior arising out of the Ceding Companies’ North American liabilities within the Global Wholesale & Specialty and Legacy segments (“Subject Business”), subject to exclusions for certain liabilities, including among others those related to the Asbestos and Environmental reserves included in the Legacy segment. The carried reserves held for the Subject Business, pursuant to the Reinsurance Agreements, were $5.4 billion as of September 30, 2025 and $5.0 billion as of December 31, 2025, respectively.
Under the State National Reinsurance Agreement, the Company paid a reinsurance premium of $1.3 billion, including interest, to State National Reinsurer to assume $1.3 billion of carried reserves as of September 30, 2025, and potential subsequent adverse development for net paid losses on an approximately 85.7 percent coinsurance basis up to an aggregate limit of $600 million above the Company’s net carried reserves for the Subject Business.

Under the State National Reinsurance Agreement $250 million of the reinsurance premium was placed into a funds withheld collateral trust account as security for State National Reinsurer’s claim payment obligations to the Company.
Under the MS Transverse Reinsurance Agreement, the Company paid a reinsurance premium of $122 million to MS Transverse Reinsurer to assume potential subsequent adverse development for net paid losses on an 80.0 percent coinsurance basis up to an aggregate limit of $400 million. The $122 million payment to MS Transverse Reinsurer exceeds the retroactive reinsured liabilities and represents excess compensation for the uncertainty of future claims development, as a result the Company recognized an immediate pre-tax loss of $122 million in Incurred losses and loss adjustment expenses in the Company’s consolidated statement of operations. Mitsui Sumitomo Insurance Company Limited, the parent of MS Transverse Reinsurer, has provided a parental guarantee to secure its obligations under the agreement.
The Company has retained the risk of collection on amounts due from other third-party reinsurers and continues to be responsible for claims handling and other administrative services, subject to certain conditions.
As of December 31, 2025, the Company had a deferred gain of $3 million. The deferred gain would be recognized over the claim settlement period in the proportion of the amount of cumulative ceded losses collected from the reinsurer to the estimated ultimate reinsurance recoveries. The total covered losses ceded to State National Reinsurer were $1,253 million and the aggregated unexpired limit was $597 million and $400 million for State National Reinsurer and MS Transverse Reinsurer, respectively.
Unfavorable (Favorable) Prior Year Development
The following table presents net prior year development before the adverse development cover reinsurance agreements (“ADC”) cessions for the year ended December 31, 2025:

(Dollars in millions)	Prior Year Development Net of External Reinsurance Before ADC Cessions (1)
Reinsurance Treaty Casualty Business	$399
Reinsurance Treaty Property Business	(373)
Global Wholesale & Specialty Casualty Business	71
Global Wholesale & Specialty Property Business	(55)
Global Facultative Casualty Business	57
Global Facultative Property Business	(55)
Legacy Casualty Business	540
Legacy Property Business	(50)
Subtotal, adjusted pre-tax basis	$535
(1) Excluding the impact of:
- $122 million of excess compensation for the uncertainty of future claims development of which $36 million is from our Global Wholesale & Specialty Casualty business and $86 million from our Legacy Casualty business.

The following tables present the ultimate loss and allocated LAE and the paid loss and allocated LAE, net of reinsurance for casualty and property, as well as the average annual percentage payout of incurred claims by age, net of reinsurance for each of our disclosed lines of business. For the Reinsurance Treaty segment, the Company assesses the adequacy of its reserves on an underwriting year basis as opposed to accident year basis. Using underwriting year data for internal analysis of Reinsurance Treaty reserves is consistent with industry practice among reinsurers. With proportional reinsurance contracts, the Company is advised of losses on an aggregate basis (no details on individual losses) regarding a specific underwriting year. As such, the Company uses a methodology to allocate its Reinsurance Treaty reserves from an underwriting year basis into an accident year basis presentation. This may result in some distortion within specific accident years.
Reinsurance Treaty Casualty Business

											At December 31, 2025
	Ultimate Incurred Loss and Allocated Loss Adjustment Expenses, Net of reinsurance Years Ended December 31,										Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$723	$793	$785	$773	$828	$826	$847	$875	$894	935	52	N/A
2017		792	738	726	791	796	841	900	923	1,007	50	N/A
2018			1,368	1,341	1,401	1,424	1,475	1,562	1,609	1,634	209	N/A
2019				1,657	1,686	1,686	1,698	1,729	1,778	1,816	283	N/A
2020					1,779	1,718	1,700	1,661	1,694	1,698	377	N/A
2021						2,230	2,191	2,125	2,222	2,193	793	N/A
2022							2,612	2,568	2,624	2,759	1,279	N/A
2023								2,579	2,732	2,848	1,655	N/A
2024									2,638	2,632	1,945	N/A
2025										2,678	2,276	N/A
										$20,200
(Some amounts may not reconcile due to rounding.)

	Cumulative Paid Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance Years Ended December 31,
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$90	$185	$306	$395	$477	$545	$607	$663	$722	$783
2017		80	173	284	393	502	585	678	801	882
2018			190	273	454	599	736	895	1,084	1,193
2019				236	349	505	668	865	1,109	1,268
2020					202	261	434	634	854	1,056
2021						220	302	489	734	1,041
2022							209	357	616	987
2023								196	392	745
2024									208	428
2025										232
										$8,614
All outstanding liabilities prior to 2016, net of reinsurance										871
Liabilities for claims and claim adjustment expenses, net of reinsurance										$12,458
(Some amounts may not reconcile due to rounding.)

	Average Annual Percentage Payout of Incurred Loss by Age, Net of Reinsurance (unaudited)
Years	1	2	3	4	5	6	7	8	9	10
Casualty	9.2%	6.2%	10.3%	11.0%	11.3%	10.7%	9.3%	8.0%	7.2%	6.5%

Reinsurance Treaty Property Business

											At December 31, 2025
	Ultimate Incurred Loss and Allocated Loss Adjustment Expenses, Net of reinsurance Years Ended December 31,										Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$1,619	$1,490	$1,528	$1,518	$1,497	$1,498	$1,496	$1,498	$1,450	1,489	12	N/A
2017		2,617	3,243	3,345	3,463	3,507	3,523	3,537	3,537	3,587	6	N/A
2018			2,542	2,400	2,406	2,341	2,295	2,280	2,338	2,378	37	N/A
2019				1,929	1,940	1,907	1,794	1,801	1,910	1,906	33	N/A
2020					2,207	2,285	2,258	2,256	2,252	2,359	39	N/A
2021						2,514	2,556	2,492	2,395	2,501	40	N/A
2022							2,979	2,681	2,394	2,293	65	N/A
2023								2,446	2,106	1,798	163	N/A
2024									3,558	3,194	993	N/A
2025										4,250	2,204	N/A
										$25,756
(Some amounts may not reconcile due to rounding.)

	Cumulative Paid Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance Years Ended December 31,
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$451	$938	$1,218	$1,332	$1,383	$1,396	$1,411	$1,422	$1,444	$1,449
2017		774	2,082	2,620	2,998	3,196	3,288	3,363	3,498	3,543
2018			536	1,508	1,895	2,004	2,069	2,134	2,264	2,285
2019				693	1,116	1,401	1,552	1,682	1,823	1,830
2020					492	1,287	1,667	1,933	2,164	2,234
2021						658	1,470	1,922	2,268	2,415
2022							615	1,300	1,809	2,019
2023								562	1,079	1,408
2024									734	1,360
2025										1,003
										$19,545
All outstanding liabilities prior to 2016, net of reinsurance										152
Liabilities for claims and claim adjustment expenses, net of reinsurance										$6,363
(Some amounts may not reconcile due to rounding.)

	Average Annual Percentage Payout of Incurred Loss by Age, Net of Reinsurance (unaudited)
Years	1	2	3	4	5	6	7	8	9	10
Property	25.3%	30.8%	17.3%	9.5%	5.8%	3.3%	2.4%	2.2%	1.3%	0.3%

Global Wholesale & Specialty Casualty Business

												At December 31, 2025
	Ultimate Incurred Loss and Allocated Loss Adjustment Expenses, Net of reinsurance Years Ended December 31,										2025 Prior Year Development Excluding the Impact of ADC	Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims	Incurred Impact of ADC	IBNR Impact of ADC	2025 (Net of Impact of ADC)	Total of IBNR Liabilities Net of Impact of ADC
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$144	$147	$146	$157	$123	$125	$123	$131	$122	$123	$—	$5	3,396	$2	$1	$121	$4
2017		153	150	167	172	176	167	175	150	152	2	12	3,363	1	1	151	11
2018			173	190	205	207	200	232	218	217	(1)	14	3,659	4	2	214	13
2019				197	224	239	268	281	275	269	(5)	34	4,063	6	3	263	31
2020					208	248	254	243	251	236	(15)	31	3,522	8	5	229	26
2021						220	293	301	308	295	(13)	79	3,816	14	8	281	71
2022							241	330	385	407	22	145	4,084	31	21	376	124
2023								424	494	514	20	247	4,490	59	40	455	208
2024									551	609	58	391	4,290	77	62	532	329
2025										568	—	485	3,176	—	—	568	485
										$3,391	$69	$1,444		$202	$143	$3,189	$1,301
Cumulative Paid Losses and Allocated Loss Adjustment Expenses, Net of Reinsurance from the table below										(1,501)	—	—		—	—	(1,501)	—
Liabilities for losses and loss adjustment expenses and prior year development before accident year 2016, net of reinsurance										37	2	9		8	1	29	8
Liabilities for losses and loss adjustment expenses and prior year loss development, net of reinsurance										$1,927	$71	$1,453		$210	$144	$1,717	$1,309
(Some amounts may not reconcile due to rounding.)

	Cumulative Paid Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance Years Ended December 31,
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$9	$28	$47	$68	$77	$86	$106	$112	$115	$118
2017		9	29	51	70	88	119	132	137	139
2018			12	37	66	91	131	157	162	173
2019				15	47	79	137	171	205	216
2020					11	44	88	125	156	177
2021						15	58	98	138	177
2022							18	83	140	205
2023								23	83	160
2024									27	112
2025										24
										$1,501
All outstanding liabilities prior to 2016, net of reinsurance										37
Liabilities for claims and claim adjustment expenses, net of reinsurance										$1,927
(Some amounts may not reconcile due to rounding.)

	Average Annual Percentage Payout of Incurred Loss by Age, Net of Reinsurance (unaudited)
Years	1	2	3	4	5	6	7	8	9	10
Casualty	4.8%	13.6%	14.5%	15.7%	13.1%	12.3%	6.2%	4.4%	2.0%	2.7%

Global Wholesale & Specialty Property Business

												At December 31, 2025
	Ultimate Incurred Loss and Allocated Loss Adjustment Expenses, Net of reinsurance Years Ended December 31,										2025 Prior Year Development Excluding the Impact of ADC	Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims	Incurred Impact of ADC	IBNR Impact of ADC	2025 (Net of Impact of ADC)	Total of IBNR Liabilities Net of Impact of ADC
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$242	$235	$238	$246	$248	$252	$255	$255	$255	$255	$(1)	$—	N/A	$—	$—	$255	$—
2017		396	409	410	418	432	432	434	432	432	—	—	N/A	—	—	432	—
2018			336	321	318	336	351	357	358	358	1	—	N/A	—	—	359	—
2019				275	271	264	277	286	283	281	(1)	2	N/A	—	—	281	2
2020					484	399	378	382	376	376	—	4	N/A	1	—	375	4
2021						510	478	465	487	480	(7)	9	N/A	—	—	480	9
2022							575	568	514	508	(6)	11	N/A	1	—	507	11
2023								542	501	484	(18)	37	N/A	2	1	481	36
2024									369	347	(22)	45	N/A	5	3	343	42
2025										515	—	211	N/A	—	—	515	211
										$4,036	$(54)	$319		$10	$4	$4,026	$315
Cumulative Paid Losses and Allocated Loss Adjustment Expenses, Net of Reinsurance from the table below										(3,510)	—	—		—	—	(3,510)	—
Liabilities for losses and loss adjustment expenses and prior year development before accident year 2016, net of reinsurance										—	(1)	—		—	—	—	—
Liabilities for losses and loss adjustment expenses and prior year loss development, net of reinsurance										$526	$(55)	$319		$10	$4	$516	$315
(Some amounts may not reconcile due to rounding.)

	Cumulative Paid Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance Years Ended December 31,
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$140	$210	$229	$245	$251	$252	$254	$255	$255	$255
2017		164	353	385	405	415	429	431	432	432
2018			207	294	307	331	352	356	358	358
2019				184	235	244	268	275	278	279
2020					266	341	351	360	364	366
2021						293	409	443	450	458
2022							347	451	464	473
2023								355	395	422
2024									151	232
2025										236
										$3,510
All outstanding liabilities prior to 2016, net of reinsurance										—
Liabilities for claims and claim adjustment expenses, net of reinsurance										526
(Some amounts may not reconcile due to rounding.)

	Average Annual Percentage Payout of Incurred Loss by Age, Net of Reinsurance (unaudited)
Years	1	2	3	4	5	6	7	8	9	10
Property	61.5%	24.8%	4.9%	4.1%	2.6%	1.3%	0.6%	0.2%	—%	—%

Global Facultative Casualty Business

											At December 31, 2025
	Ultimate Incurred Loss and Allocated Loss Adjustment Expenses, Net of reinsurance Years Ended December 31,										Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$74	$86	$90	$98	$119	$122	$132	$134	$137	$139	$6	N/A
2017		88	101	120	136	140	150	156	161	159	8	N/A
2018			94	119	135	143	161	170	180	180	12	N/A
2019				126	162	164	177	186	198	211	18	N/A
2020					196	229	226	226	236	250	37	N/A
2021						269	304	310	304	301	79	N/A
2022							318	320	315	310	144	N/A
2023								383	395	397	255	N/A
2024									443	483	384	N/A
2025										438	392	N/A
										$2,868
(Some amounts may not reconcile due to rounding.)

	Cumulative Paid Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance Years Ended December 31,
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$3	$9	$23	$41	$74	$85	$98	$111	$116	$118
2017		3	19	40	72	89	109	124	134	141
2018			9	31	52	78	107	128	143	157
2019				14	25	50	80	111	136	160
2020					7	24	47	85	138	173
2021						9	26	63	122	152
2022							10	27	67	105
2023								12	35	75
2024									22	47
2025										26
										$1,154
All outstanding liabilities prior to 2016, net of reinsurance										87
Liabilities for claims and claim adjustment expenses, net of reinsurance										1,800
(Some amounts may not reconcile due to rounding.)

	Average Annual Percentage Payout of Incurred Loss by Age, Net of Reinsurance (unaudited)
Years	1	2	3	4	5	6	7	8	9	10
Casualty	4.0%	6.3%	11.5%	15.4%	15.6%	12.0%	9.7%	7.7%	4.1%	1.4%

Global Facultative Property Business

											At December 31, 2025
	Ultimate Incurred Loss and Allocated Loss Adjustment Expenses, Net of reinsurance Years Ended December 31,										Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$66	$76	$74	$78	$77	$76	$75	$75	$76	$76	$—	N/A
2017		113	110	118	130	131	125	125	127	129	1	N/A
2018			76	94	90	92	92	91	94	94	1	N/A
2019				95	115	94	91	88	94	94	2	N/A
2020					206	200	171	145	151	150	1	N/A
2021						269	252	239	225	218	4	N/A
2022							276	253	244	251	17	N/A
2023								378	342	334	55	N/A
2024									434	385	149	N/A
2025										373	207	N/A
										$2,105
(Some amounts may not reconcile due to rounding.)

	Cumulative Paid Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance Years Ended December 31,
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$15	$42	$57	$65	$68	$70	$71	$71	$73	$74
2017		18	61	88	105	111	117	118	120	120
2018			12	38	59	70	79	81	84	84
2019				13	34	54	64	70	80	88
2020					29	65	91	111	127	135
2021						23	67	120	164	201
2022							32	83	154	183
2023								56	123	178
2024									63	116
2025										78
										$1,258
All outstanding liabilities prior to 2016, net of reinsurance										4
Liabilities for claims and claim adjustment expenses, net of reinsurance										851
(Some amounts may not reconcile due to rounding.)

	Average Annual Percentage Payout of Incurred Loss by Age, Net of Reinsurance (unaudited)
Years	1	2	3	4	5	6	7	8	9	10
Property	16.0%	21.3%	21.4%	13.8%	10.1%	5.2%	3.2%	2.0%	2.0%	2.3%

Legacy Casualty Business

												At December 31, 2025
	Ultimate Incurred Loss and Allocated Loss Adjustment Expenses, Net of reinsurance Years Ended December 31,										2025 Prior Year Development Excluding the Impact of ADC	Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims	Incurred Impact of ADC	IBNR Impact of ADC	2025 (Net of Impact of ADC)	Total of IBNR Liabilities Net of Impact of ADC
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$398	$393	$425	$449	$421	$392	$414	$419	$437	$447	$11	$13	29,323	$9	$4	$439	$9
2017		446	440	445	473	433	456	492	525	537	12	21	33,391	12	5	525	16
2018			520	508	530	525	561	633	687	704	17	34	34,170	16	8	688	27
2019				639	607	615	603	793	942	942	—	86	37,683	37	20	905	66
2020					763	812	781	790	934	891	(43)	135	37,815	51	31	839	104
2021						986	943	954	1,223	1,246	22	293	43,695	103	65	1,143	228
2022							1,110	1,020	1,434	1,565	131	587	47,084	187	129	1,379	457
2023								1,134	1,448	1,637	189	791	45,305	267	193	1,370	598
2024									1,382	1,522	139	1,013	40,976	291	233	1,231	780
2025										1,159	—	988	27,951	—	—	1,159	988
										$10,651	$479	$3,960		$973	$687	$9,678	$3,273
Cumulative Paid Losses and Allocated Loss Adjustment Expenses, Net of Reinsurance from the table below										(5,368)	—	—		—	—	(5,368)	—
Liabilities for losses and loss adjustment expenses and prior year development before accident year 2014, net of reinsurance										138	61	65		41	23	97	43
Liabilities for losses and loss adjustment expenses and prior year loss development, net of reinsurance										$5,421	$540	$4,025		$1,014	$710	$4,407	$3,315
(Some amounts may not reconcile due to rounding.)

	Cumulative Paid Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance Years Ended December 31,
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$46	$136	$222	$273	$324	$341	$375	$391	$405	$413
2017		45	143	229	308	354	409	438	474	485
2018			51	170	251	335	461	537	597	632
2019				57	188	307	413	556	719	787
2020					53	186	295	425	541	669
2021						91	202	381	608	793
2022							66	226	501	738
2023								73	241	533
2024									62	255
2025										64
										$5,368
All outstanding liabilities prior to 2016, net of reinsurance										138
Liabilities for claims and claim adjustment expenses, net of reinsurance										5,421
(Some amounts may not reconcile due to rounding.)

	Average Annual Percentage Payout of Incurred Loss by Age, Net of Reinsurance (unaudited)
Years	1	2	3	4	5	6	7	8	9	10
Casualty	5.7%	12.7%	15.4%	14.4%	14.0%	12.5%	7.2%	5.2%	2.5%	1.8%

Legacy Property Business

												At December 31, 2025
	Ultimate Incurred Loss and Allocated Loss Adjustment Expenses, Net of reinsurance Years Ended December 31,										2025 Prior Year Development Excluding the Impact of ADC	Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims	Incurred Impact of ADC	IBNR Impact of ADC	2025 (Net of Impact of ADC)	Total of IBNR Liabilities Net of Impact of ADC
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$54	$56	$57	$57	$61	$59	$56	$58	$57	$57	$(1)	$1	N/A	$—	$—	$56	$1
2017		102	101	91	90	74	91	93	95	95	—	1	N/A	—	—	95	1
2018			80	92	95	81	91	88	88	85	(3)	1	N/A	—	—	84	1
2019				91	102	101	108	108	110	109	(2)	1	N/A	—	—	109	1
2020					131	112	133	136	136	136	—	3	N/A	1	—	135	3
2021						147	123	139	146	130	(16)	9	N/A	1	1	129	8
2022							216	242	190	165	(25)	9	N/A	3	2	162	7
2023								204	194	183	(11)	22	N/A	5	3	179	20
2024									262	269	7	29	N/A	10	4	259	25
2025										442	—	201	N/A	—	—	442	201
										$1,670	$(51)	$275		$20	$10	$1,650	$265
Cumulative Paid Losses and Allocated Loss Adjustment Expenses, Net of Reinsurance from the table below										(1,144)	—	—		—	—	(1,144)	—
Liabilities for losses and loss adjustment expenses and prior year development before accident year 2014, net of reinsurance										—	1	—		—	—	—	—
Liabilities for losses and loss adjustment expenses and prior year loss development, net of reinsurance										$526	$(50)	$276		$20	$10	$506	$265
(Some amounts may not reconcile due to rounding.)

	Cumulative Paid Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance Years Ended December 31,
Accident Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
(Dollars in millions)	(Unaudited)
2016	$28	$48	$54	$56	$56	$56	$56	$56	$56	56
2017		17	75	79	84	86	88	90	94	94
2018			39	70	78	79	82	83	83	84
2019				48	90	99	102	104	107	108
2020					35	76	117	127	130	132
2021						31	79	105	117	120
2022							35	120	136	149
2023								51	131	147
2024									55	148
2025										105
										$1,144
All outstanding liabilities prior to 2016, net of reinsurance										—
Liabilities for claims and claim adjustment expenses, net of reinsurance										$526
(Some amounts may not reconcile due to rounding.)

	Average Annual Percentage Payout of Incurred Loss by Age, Net of Reinsurance (unaudited)
Years	1	2	3	4	5	6	7	8	9	10
Property	33.5%	40.4%	13.3%	6.0%	2.2%	1.7%	1.0%	1.5%	0.4%	—%
Reserving Methodology
The Company maintains reserves equal to management’s estimated ultimate liability for losses and LAE for reported and unreported claims for our Reinsurance Treaty, Global Wholesale & Specialty, and Legacy businesses. Because reserves are based on estimates of ultimate losses and LAE by underwriting or accident year, the Company uses a variety of statistical and actuarial techniques to monitor reserve adequacy over time, evaluate new information as it becomes known and adjust reserves whenever an adjustment appears warranted. The Company considers many factors when setting reserves including: (1) exposure base and projected ultimate premium; (2) expected loss ratios by product and class of business, which are developed collaboratively by underwriters and actuaries; (3) actuarial methodologies and assumptions which analyze loss reporting and payment experience, size of loss distributions, reports from ceding companies and historical trends, such as reserving patterns, loss payments and product mix; (4) current legal interpretations of coverage and liability; and (5) economic conditions including but not limited to social inflation. Management’s best estimate is developed through collaboration with actuarial, underwriting, claims, legal and finance departments and culminates with the input of reserve committees. Each segment reserve committee includes the participation of the relevant parties from actuarial, finance, claims and segment senior management. Reserves are further reviewed by Everest’s Chief Reserving Actuary and senior management. The objective of such process is to determine a single best estimate viewed by management to be the best estimate of its ultimate loss liability. Our Reinsurance Treaty, Global Wholesale & Specialty, and Legacy loss and LAE reserves represent management’s best estimate of our ultimate liability. Actual loss and LAE ultimately paid may deviate, perhaps substantially, from such reserves. Net income will be impacted in a period in which the change in estimated ultimate loss and LAE is recorded.
The detailed data required to evaluate ultimate losses for the Company’s Insurance business within Global Wholesale & Specialty and Legacy segments are accumulated from its underwriting and claim systems. Reserving for Reinsurance within the Reinsurance Treaty and Legacy Segments requires evaluation of loss information received from ceding companies. Ceding companies report losses in many forms depending on the type of contract and the agreed or contractual reporting requirements. Generally, pro rata contracts require the submission of a monthly/quarterly account, which includes premium and loss activity for the period with corresponding reserves as established by the ceding company. This information is recorded in the Company’s records. For certain pro rata contracts, the Company may require a detailed loss report for claims that exceed a certain dollar threshold or relate to a particular type of loss. Excess of loss and facultative contracts generally require individual loss reporting with precautionary notices provided when a loss reaches a significant percentage of the attachment point of the contract or when certain causes of loss or types of injury occur. Experienced Claims staff handle individual loss reports and supporting claim information. Based on evaluation of a claim, the Company may establish additional case reserves in addition to the case reserves reported by the ceding company. To ensure ceding companies are submitting required and accurate data, Everest’s Underwriting, Claim, Reinsurance Accounting and Internal Audit departments perform various reviews of ceding companies, particularly larger ceding companies, including on-site audits.
The Company segments Reinsurance Treaty, Global Wholesale & Specialty, and Legacy reserves into exposure groupings for actuarial analysis. The Company assigns business to exposure groupings so that the underlying exposures have reasonably homogeneous loss development characteristics and are large enough to facilitate credible estimation of ultimate losses. The Company periodically reviews its exposure groupings and may change groupings over time as business changes. The Company currently uses approximately 250 exposure groupings to develop reserve estimates. One of the key selection characteristics for the exposure groupings is the historical duration of the claims settlement process. Business in which claims are reported and settled relatively quickly are commonly referred to as short tail lines, principally property lines. Casualty claims tend to take longer to be reported and settled and casualty lines are generally referred to as long tail lines. Estimates of ultimate losses for shorter tail lines, with the exception of loss estimates for large catastrophic events, generally exhibit less uncertainty than those for the longer tail lines.
The Company uses a variety of actuarial methodologies, such as the expected loss ratio method, chain ladder methods and Bornhuetter-Ferguson methods, supplemented by judgment where appropriate, to estimate ultimate loss and LAE for each exposure group.
Expected Loss Ratio Method: The expected loss ratio method uses earned premium times an expected loss ratio to calculate ultimate losses for a given underwriting or accident year. This method relies entirely on expectation to project ultimate losses with no consideration given to actual losses. As such, it may be appropriate for an immature underwriting or accident year where few, if any, losses have been reported or paid, but less appropriate for a more mature year.
Chain Ladder Method: Chain ladder methods use a standard loss development triangle to project ultimate losses. Age-to-age development factors are selected for each development period and combined to calculate age-to-ultimate development factors which are then applied to paid or reported losses to project ultimate losses. This method relies entirely on actual paid or reported losses to project ultimate losses. No other factors such as changes in pricing or other expectations are taken into account. It is most appropriate for groups with homogeneous, stable experience where past development patterns are expected to continue in the future. It is least appropriate for groups which have changed significantly over time, or which are more volatile.
Bornhuetter-Ferguson Method: The Bornhuetter-Ferguson method is a combination of the expected loss ratio method and the chain ladder method. Ultimate losses are projected based partly on actual paid or reported losses and partly on expectation. IBNR reserves are calculated using earned premium, an a priori loss ratio and selected age-to-age development factors and added to actual reported (paid) losses to determine ultimate losses. It is more responsive to actual reported or paid development than the expected loss ratio method but less responsive than the chain ladder method.
For both short and long tail lines, the Company supplements these general approaches with analytically based judgments. Although the Company uses similar actuarial methods for both short tail and long tail lines, the faster reporting of experience for the short tail lines allows the Company to have greater confidence in its estimates of ultimate losses at an earlier stage than for long tail lines. For immature underwriting or accident years, the initial expected loss ratios are key inputs that involve management’s judgment and are based on a variety of factors, including: (1) expected loss ratios developed during the Company’s pricing process; (2) historical loss ratios adjusted for rate change and trend; and (3) industry benchmarks for similar business. These judgments take into account management’s view of past, current and future factors that may influence ultimate losses, including: (1) market conditions; (2) changes in the business underwritten; (3) changes in timing of the emergence of claims; and (4) other factors. The determination of when reported losses are sufficient and credible to warrant selection of an ultimate loss ratio different from the initial expected loss ratio also requires judgment.
Carried reserves at each reporting date are the management’s best estimate of ultimate unpaid losses and LAE at that date. The Company completes detailed reserve studies for each exposure group annually for Reinsurance Treaty, Global Wholesale & Specialty, and Legacy operations. The completed annual reserve studies are “rolled-forward” for each accounting period until the subsequent reserve study is completed. Analyzing the roll-forward process involves comparing actual reported losses to expected losses based on the most recent reserve study. The Company analyzes significant variances between actual and expected losses and also considers recent market, underwriting and management criteria to determine management’s best estimate of ultimate unpaid losses and LAE.
Certain reserves, including losses from widespread catastrophic events, cannot be estimated using traditional actuarial methods. Rather, loss and LAE reserves are estimated by management by completing an in-depth analysis of the individual contracts which may potentially be impacted by the loss. The analysis uses inputs from various sources and methodology, to build up a comprehensive perspective. Such analysis generally involves: (1) estimating the size of insured industry losses; (2) reviewing portfolios to identify contracts which are exposed; (3) reviewing information reported or otherwise provided by customers and brokers; (4) discussing the loss with customers and brokers; and (5) estimating the ultimate expected cost to settle all claims and administrative costs arising from the loss on a contract-by-contract basis and in aggregate for the event. Due to the inherent uniqueness or specific nature of a catastrophic event, each event has its own unique assessment, and different weights may be applied to various inputs based on management’s judgment. Once a loss has occurred, during the then current reporting period, the Company records its best estimate of the ultimate expected cost to settle all claims arising from the loss. The Company’s estimate of loss and LAE reserves is then determined by deducting cumulative paid losses from its estimate of the ultimate expected loss. The Company’s estimate of IBNR is determined by deducting cumulative paid losses, case reserves and additional case reserves from its estimate of the ultimate expected loss.
Because catastrophe losses are typically due to prominent, public events such as hurricanes and earthquakes, the Company is often able to use independent reports as part of its loss reserve estimation process. The Company also reviews catastrophe bulletins published by various statistical modeling agencies to assist in determining the size of the industry loss, although these reports may not be available for some time after an event. For smaller events including localized severe weather events such as windstorms, hail, ice, snow, flooding, freezing and tornadoes, which are not necessarily prominent, public occurrences, the Company initially places greater reliance on catastrophe bulletins published by statistical modeling agencies to assist in determining what events occurred during the reporting period than the Company does for large events. This includes reviewing catastrophe bulletins published by Property Claim Services for U.S. catastrophes. The Company sets its initial estimates of reserves for loss and LAE for these smaller events based on a combination of its historical market share for these types of losses and the estimate of the total insured industry property losses as reported by statistical modeling agencies, although management may make significant adjustments based on the Company’s current exposure to the geographic region involved as well as the size of the loss and the peril involved.
In general, reserves for the Company’s more recent large losses are subject to greater uncertainty and, therefore, greater potential variability, and are likely to experience material changes from one period to the next. This is due to the uncertainty as to the size of the industry losses, uncertainty as to which contracts have been exposed, uncertainty due to complex legal and coverage issues that can arise out of large or complex losses and uncertainty as to the magnitude of losses and LAE incurred by the Company’s customers. As the Company’s losses age, more information becomes available, and the Company believes its estimates become more certain.

The Company continues to receive claims under expired insurance and reinsurance contracts asserting injuries and/or damages relating to or resulting from environmental pollution and hazardous substances, including asbestos. Environmental claims typically assert liability for (a) the mitigation or remediation of environmental contamination or (b) bodily injury or property damage caused by the release of hazardous substances into the land, air or water. Asbestos claims typically assert liability for bodily injury from exposure to asbestos or for property damage resulting from asbestos or products containing asbestos. The results of run-off A&E exposures are included within the Company’s Legacy Segment.
Our reserves include an estimate of our ultimate liability for A&E claims. There are significant uncertainties surrounding our estimates of our potential losses from A&E claims. Among the uncertainties are: (a) potentially long waiting periods between exposure and manifestation of any bodily injury or property damage; (b) difficulty in identifying sources of asbestos or environmental contamination; (c) difficulty in properly allocating responsibility and/or liability for asbestos or environmental damage; (d) changes in underlying laws and judicial interpretation of those laws; (e) the potential for an asbestos or environmental claim to involve many insurance providers over many policy periods; (f) questions concerning interpretation and application of insurance and reinsurance coverage; and (g) uncertainty regarding the number and identity of insureds with potential asbestos or environmental exposure. Due to the uncertainties discussed above, the ultimate losses attributable to A&E, and particularly asbestos, may be subject to more variability than are non-A&E reserves.
The Company’s reserves include an estimate of the Company’s ultimate liability for A&E claims. The Company’s A&E liabilities emanate from Mt. McKinley Insurance Company’s (“Mt. McKinley”), a former wholly owned subsidiary that was sold in 2015, direct insurance business and Everest Re’s assumed reinsurance business. All of the contracts of insurance and reinsurance, under which the Company has received claims during the past three years, expired more than 20 years ago.  There are significant uncertainties surrounding the Company’s reserves for its A&E losses.
A&E exposures represent a separate exposure group for monitoring and evaluating reserve adequacy.  The following table summarizes incurred losses with respect to A&E reserves on both a gross and net of reinsurance basis for the periods indicated:

	At December 31,
(Dollars in millions)	2025	2024	2023
Gross basis:
Beginning of period reserves	$260	$247	$278
Incurred losses	2	62	—
Paid losses	(52)	(49)	(31)
End of period reserves	$209	$260	$247

Net basis:
Beginning of period reserves	$242	$232	$257
Incurred losses	—	54	—
Paid losses	(49)	(43)	(25)
End of period reserves	$193	$242	$232
(Some amounts may not reconcile due to rounding.)
In 2015, the Company sold Mt. McKinley to Clearwater Insurance Company (“Clearwater”), a subsidiary of Fairfax Financial. Concurrently with the closing, the Company entered into a retrocession treaty with an affiliate of Clearwater.  Per the retrocession treaty, the Company retroceded 100% of the liabilities associated with certain Mt. McKinley policies, which related entirely to A&E business and had been reinsured by Bermuda Re.  As consideration for entering into the retrocession treaty, Everest Re Bermuda transferred cash of $140 million, an amount equal to the net loss reserves as of the closing date.  The maximum liability retroceded under the retrocession treaty will be $440 million, equal to the retrocession payment plus $300 million.  The Company will retain liability for any amounts exceeding the maximum liability retroceded under the retrocession treaty.
On December 20, 2019, the retrocession treaty was amended and included a partial commutation. As a result of this amendment and partial commutation, gross A&E reserves and correspondingly reinsurance receivable were reduced by $43 million. In addition, the maximum liability permitted to be retroceded increased to $450 million.

Reinsurance Recoverables.
Reinsurance recoverables for both paid and unpaid losses totaled $5.1 billion and $3.1 billion at December 31, 2025 and December 31, 2024, respectively. At December 31, 2025, in connection with the ADC reinsurance agreements, $1,253 million was unpaid recoverable from State National Insurance Company, Inc. Additionally at December 31, 2025, $411 million, or 8.1%, was recoverable from Mt. Logan Re collateralized segregated accounts and $289 million, or 5.7%, was recoverable from Munich Reinsurance America, Inc. No other retrocessionaire accounted for more than 5.0% of our recoverables.
5.    REINSURANCE
The Company utilizes reinsurance agreements to reduce its exposure to large claims and catastrophic loss occurrences.  These agreements provide for recovery from reinsurers of a portion of losses and LAE under certain circumstances without relieving the Company of its underlying obligations to the policyholders. The Company's procedures include carefully selecting its reinsurers, structuring agreements to provide collateral funds where necessary and regularly monitoring the financial condition and ratings of its reinsurers. The Company may hold partial collateral, including letters of credit and funds held, under these agreements.  See also Note 1E, Note 4 and Note 11 of the Notes to these Consolidated Financial Statements.
In placing reinsurance, the Company considers the nature of the risk reinsured, including the expected liability payout duration and establishes limits tiered by reinsurer credit rating. Failure of reinsurers to honor their obligations could result in losses to the Company. See Note 1E of the Notes to these Consolidated Financial Statements for discussion of allowance on reinsurance recoverables.
Effective October 1, 2025, the Company’s subsidiaries entered into two adverse development reinsurance agreements, both of which are accounted for as retroactive reinsurance. The agreements reinsure potential adverse loss development for accident years 2024 and prior arising out of the ceding companies’ North American liabilities in the Insurance and Other segment, subject to exclusions for certain liabilities, including among others those related to the A&E reserves included in the Other segment. For additional details on the ADC agreements, refer to Note 4 - Reserve for Losses and Loss Adjustment Expenses.
Insurance companies, including reinsurers, are regulated and hold risk-based capital to mitigate the risk of loss due to economic factors and other risks. Non-U.S. reinsurers are either subject to a capital regime substantively equivalent to domestic insurers or we hold collateral to support collection of reinsurance receivable. As a result, there is limited history of losses from insurer defaults.

Premiums written and earned and incurred losses and LAE are comprised of the following for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	2025	2024	2023
Written premiums:
Direct	$4,641	$5,115	$5,031
Assumed	13,065	13,117	11,606
Ceded	(2,193)	(2,418)	(1,907)
Net written premiums	$15,513	$15,814	$14,730

Premiums earned:
Direct	$4,921	$4,977	$4,733
Assumed	13,067	12,458	10,518
Ceded	(2,429)	(2,248)	(1,807)
Net premiums earned	$15,560	$15,187	$13,443

Incurred losses and LAE:
Direct	$4,352	$5,465	$3,209
Assumed	8,083	7,464	5,870
Ceded	(1,698)	(1,624)	(651)
Retroactive reinsurance adjustment (1)	122	—	—
Net incurred losses and LAE	$10,859	$11,305	$8,427
(Some amounts may not reconcile due to rounding.)
(1) The consideration paid ($1.4 billion) exceeds the ceded loss reserves at the inception of the Agreement ($1.3 billion), as a result the Company recognized an immediate pre-tax loss of $122 million in earnings, in accordance with retroactive reinsurance accounting guidance. The Company recognized the loss by writing off the reinsurance recoverable of $122 million, which represents excess compensation for the uncertainty of future claims development, and is not a component of our best estimate of loss reserves.
6.    SALE OF RENEWAL RIGHTS
On October 26, 2025, the Company entered into a Master Transaction Agreement (the “ROW Master Transaction Agreement”) with American International Group, Inc. (the “Buyer”), pursuant to which the Company agreed to cause (i) Everest International Australia and Singapore branches, (ii) Ireland Insurance UK branch and (iii) Everest National, Everest Indemnity, Everest Security, Everest Premier and Everest Denali, Everest Assurance and Everest Reinsurance Company to sell to Buyer the renewal rights in respect of certain lines of Commercial Retail Insurance business, subject to certain exclusions as set forth in the ROW Master Transaction Agreement, for an aggregate purchase price of $252 million.
Pursuant to the ROW Master Transaction Agreement, if the gross written premium paid and payable to the Buyer in respect to the Aggregate Renewed Premiums (as defined in the ROW Master Transaction Agreement) from the closing date of the transaction to December 31, 2027 are less than 80% of the aggregate premiums for the year ended December 31, 2025, the Company will reimburse a portion of the aggregate purchase price under the ROW Master Transaction Agreement to the Buyer based on the relative percentage of such 2025 premiums renewed, which amount shall not exceed $70 million.
The closing of the transaction pursuant to the ROW Master Transaction Agreement occurred on October 26, 2025. Upon closing of the transaction, the Company recognized a $204 million gain on sale included in other income (expense) in its consolidated statements of operations for the year ended December 31, 2025. The remaining $47 million was recorded as a liability within Other liabilities on the Company’s consolidated balance sheet as of December 31, 2025 due to significant uncertainty related to factors outside the Company's influence, including the Buyer's underwriting decisions and the period until resolution. The Company also received and recognized $30 million for originating and structuring the transaction in other income (expense) in its consolidated statements of operations for the year ended December 31, 2025.
In addition, on October 26, 2025, the Company entered into a Master Transaction Agreement (the “EU Master Transaction Agreement,” and together with the ROW Master Transaction Agreement, the “Master Transaction Agreements”), between the Company and the Buyer, pursuant to which the Company agreed to cause Ireland Insurance to sell to the Buyer, the renewal rights in respect of certain lines of Commercial Retail Insurance business written by Ireland Insurance in certain countries in the European Union, for an aggregate purchase price of $49 million.
The closing of the transaction pursuant to the EU Master Transaction Agreement is subject to the receipt of antitrust approvals from the European Commission and other customary closing conditions, which occurred on December 10,

2025. Upon closing of the transaction, the Company recognized a $55 million gain on sale included in other income (expense) in its consolidated statements of operations for the year ended December 31, 2025.
Under the Master Transaction Agreements, the Buyer has also agreed to pay the Company a total of $10 million per month for nine months for specified transition services starting January 1, 2026.
In addition, as a result of the Master Transaction Agreements, the Company also recorded severance and impairments of capitalized software in the amount of $28 million and $83 million, respectively, for the year ended December 31, 2025. Legal expenses and merger and acquisition fees related to the sale were $21 million for the year ended December 31, 2025. These expenses were recorded in other income (expense) in its consolidated statements of operations for the year ended December 31, 2025.
7.    SEGMENT REPORTING
Effective January 1, 2026, the Company changed its reportable segments, previously reported as Reinsurance and Insurance, to Reinsurance Treaty, Global Wholesale & Specialty, and Legacy, following the sale of the renewal rights for its Global Commercial Retail Insurance business in certain geographic regions to American International Group, Inc. This new segment presentation reflects the Company's sharpened focus on its core global Reinsurance Treaty business as well as its Global Wholesale & Specialty business, and positions the Company for strong performance across market cycles. Accordingly, the Company revised the presentation of its reportable segments to appropriately reflect how the business segments are now managed.
Our Legacy segment primarily includes the divested and held-for-sale parts of the commercial retail insurance business and the results of our sports and leisure business that was sold in October 2024 consisting of policies written prior to the sale and certain new and renewed policies written on the Company’s paper post sale. Additionally, this segment includes run-off asbestos and environmental exposures, certain discontinued insurance programs, and certain discontinued insurance and reinsurance coverage classes. As a result, the Company has two reportable segments that actively sell products: Reinsurance Treaty and Global Wholesale & Specialty. The third reportable segment, Legacy, does not generally sell insurance or reinsurance products but is responsible for the management of existing policies and settlement of related losses. Certain commercial retail insurance policies will be renewed on the Company’s paper for a finite period in 2026. These segment presentation changes have been reflected retrospectively.
Our three reportable segments each have executive leadership who are responsible for the overall performance of their respective segments and who are directly accountable to our chief operating decision maker (“CODM”), the Chief Executive Officer of Everest Group, Ltd., who is ultimately responsible for reviewing the business to assess performance, make operating decisions and allocate resources. We report the results of our operations consistent with the manner in which our CODM reviews the business. These reportable segments are managed independently, but conform with corporate guidelines with respect to pricing, risk management, control of aggregate catastrophe exposures, capital, investments and support operations.
Management generally monitors and evaluates the financial performance of these segments based upon their underwriting results. Underwriting results include earned premium less losses and LAE incurred, commission and brokerage expenses and other underwriting expenses. The Company measures its underwriting results using ratios, in particular, loss, commission and brokerage and other underwriting expense ratios, which, respectively, divide incurred losses, commissions and brokerage and other underwriting expenses by premiums earned. Management has determined that these measures are appropriate and align with how the business is managed. We continue to evaluate our segments as our business evolves and may further refine our segments and financial performance measures. The Company does not review and evaluate the financial results of its segments based upon balance sheet data.

The following tables present segment underwriting results for the periods indicated:

	Year Ended December 31, 2025
(Dollars in millions)	Reinsurance Treaty	Global Wholesale & Specialty	Legacy	Total
Gross written premiums	$11,656	$3,481	$2,569	$17,706
Net written premiums	10,625	2,894	1,994	15,513

Premiums earned	$10,496	$2,927	$2,137	$15,560
Incurred losses and LAE	6,679	1,967	2,213	10,859
Commission and brokerage	2,672	596	193	3,461
Other underwriting expenses	243	330	457	1,029
Underwriting gain (loss)	$902	$35	$(726)	$211

Net investment income				2,124
Net gains (losses) on investments				(143)
Corporate expenses				(109)
Interest, fee and bond issue cost amortization expense				(151)
Other income (expense)				(45)
Income (loss) before taxes				$1,887

	Year Ended December 31, 2024
(Dollars in millions)	Reinsurance Treaty	Global Wholesale & Specialty	Legacy	Total
Gross written premiums	$11,547	$3,637	$3,048	$18,232
Net written premiums	10,578	3,054	2,182	15,814

Premiums earned	$10,103	$2,889	$2,194	$15,187
Incurred losses and LAE	6,220	2,053	3,032	11,305
Commission and brokerage	2,564	551	185	3,300
Other underwriting expenses	243	250	445	938
Underwriting gain (loss)	$1,077	$36	$(1,468)	$(356)

Net investment income				1,954
Net gains (losses) on investments				19
Corporate expenses				(95)
Interest, fee and bond issue cost amortization expense				(149)
Other income (expense)				121
Income (loss) before taxes				$1,493

	Year Ended December 31, 2023
(Dollars in millions)	Reinsurance Treaty	Global Wholesale & Specialty	Legacy	Total
Gross written premiums	$10,163	$3,542	$2,931	$16,637
Net written premiums	9,507	3,015	2,209	14,730

Premiums earned	$8,663	$2,686	$2,094	$13,443
Incurred losses and LAE	4,953	1,789	1,685	8,427
Commission and brokerage	2,293	482	176	2,952
Other underwriting expenses	213	235	398	846
Underwriting gain (loss)	$1,204	$180	$(165)	$1,219

Net investment income				1,434
Net gains (losses) on investments				(276)
Corporate expenses				(73)
Interest, fee and bond issue cost amortization expense				(134)
Other income (expense)				(14)
Income (loss) before taxes				$2,154
The following table below presents gross written premiums by geographic region. Allocations have been made on the basis of location of risk.

	United States	Europe	All other

2025	56%	27%	17%
2024	57%	25%	18%
2023	58%	24%	18%
Approximately 22.4%, 21.9% and 20.4% of the Company’s gross written premiums in 2025, 2024 and 2023, respectively, were sourced through the Company’s largest intermediary.
8.    CREDIT FACILITIES
As of December 31, 2025, the Company has multiple active committed letter of credit facilities with a total commitment of up to $1.6 billion, as well as two additional credit facilities denominated in British Pound Sterling and Euros, with total commitments of up to £150 million and €75 million, respectively. The Company also has additional uncommitted letter of credit facilities of up to $240 million which may be accessible via written request and corresponding authorization from the applicable lender. There is no guarantee that the uncommitted capacity will be available to us on a future date.
The terms and outstanding amounts for each facility are discussed below. See Note 11 of the Notes to these Consolidated Financial Statements for collateral posted related to secured letters of credit.
Bermuda Re Wells Fargo Bilateral Letter of Credit Facility
Effective June 10, 2024, Everest Reinsurance (Bermuda) Ltd. (“Bermuda Re”) entered into a Second Amended and Restated Letter of Credit Facility agreement with Wells Fargo (the “Bermuda Re Wells Fargo Bilateral Letter of Credit Facility”). The agreement provides a commitment for the issuance of up to $500 million of secured letters of credit. Effective June 9, 2025, the Bermuda Re Wells Fargo Bilateral Letter of Credit Facility was amended to tranche the facility, extend the availability of committed issuance for two years, and to reduce the overall size of the facility. As of December 31, 2025, the amended Bermuda Re Wells Fargo Bilateral Letter of Credit Facility provides for the committed issuance of up to $175 million of unsecured letters of credit and $175 million of secured letters of credit.

The following table summarizes the outstanding letters of credit for the periods indicated:

(Dollars in millions)	At December 31, 2025			At December 31, 2024
Letter of Credit Facility	Commitment	In Use	Date of Expiry	Commitment	In Use	Date of Expiry
Bermuda Re Wells Fargo Bank Bilateral LOC Facility - Secured Tranche	$175	$141	12/31/2026	$500	$455	12/31/2025
Bermuda Re Wells Fargo Bank Bilateral LOC Facility - Unsecured Tranche	175	140	12/31/2026
Total Bermuda Re Wells Fargo Bank Bilateral LOC Facility	$350	$280		$500	$455
(Some amounts may not reconcile due to rounding.)
Bermuda Re Citibank Letter of Credit Facility
Effective August 9, 2021, Bermuda Re entered into a letter of credit issuance facility with Citibank N.A. (the “Bermuda Re Citibank Letter of Credit Facility”). The Bermuda Re Citibank Letter of Credit Facility provides for the committed issuance of up to $230 million of secured letters of credit. In addition, the facility provided for the uncommitted issuance of up to $140 million, which may be accessible via written request by the Company and corresponding authorization from Citibank N.A. Effective December 23, 2025, the agreement was amended to extend the availability of committed issuance for an additional two years.
The following table summarizes the outstanding letters of credit for the periods indicated:

(Dollars in millions)	At December 31, 2025			At December 31, 2024
Letter of Credit Facility	Commitment	In Use	Date of Expiry	Commitment	In Use	Date of Expiry
Bermuda Re Citibank LOC Facility - Committed	$230	$—	1/21/2026	$230	$—	01/21/2025
		4	2/28/2026		4	02/28/2025
		2	3/1/2026		2	3/1/2025
		1	3/15/2026		1	3/15/2025
		—	12/16/2026		3	9/23/2025
		191	12/31/2026		1	12/1/2025
		1	8/15/2027		—	12/16/2025
		3	9/23/2027		—	12/20/2025
					197	12/31/2025
					1	8/15/2026
Bermuda Re Citibank LOC Facility - Uncommitted	140	1	12/1/2026	140	75	12/31/2025
		—	12/20/2026		7	12/30/2028
		42	12/31/2026
		7	12/30/2029
Total Bermuda Re Citibank LOC Facility	$370	$253		$370	$293
(Some amounts may not reconcile due to rounding.)
Bermuda Re Bayerische Landesbank Bilateral Secured Credit Facility
Effective August 27, 2021, Bermuda Re entered into a letter of credit issuance facility with Bayerische Landesbank (the “Bermuda Re Bayerische Landesbank Bilateral Secured Credit Facility”). The Bermuda Re Bayerische Landesbank Bilateral Secured Credit Facility provides for the committed issuance of up to $200 million of secured letters of credit. Effective August 16, 2024, the Bermuda Re Bayerische Landesbank Bilateral Secured Credit Facility was amended to extend the availability of committed issuance for three years.
The following table summarizes the outstanding letters of credit for the periods indicated:

(Dollars in millions)	At December 31, 2025			At December 31, 2024
Letter of Credit Facility	Commitment	In Use	Date of Expiry	Commitment	In Use	Date of Expiry
Bermuda Re Bayerische Landesbank Bilateral Secured Credit Facility - Committed	$200	$123	12/31/2026	$200	$193	12/31/2025
(Some amounts may not reconcile due to rounding.)

Bermuda Re Bayerische Landesbank Bilateral Unsecured Letter of Credit Facility
Effective December 30, 2022, Bermuda Re entered into an additional letter of credit issuance facility with Bayerische Landesbank, New York Branch (the “Bermuda Re Bayerische Landesbank Bilateral Unsecured Letter of Credit Facility”). The Bermuda Re Bayerische Landesbank Bilateral Unsecured Letter of Credit Facility provides for the committed issuance of up to $150 million of unsecured letters of credit and is fully and unconditionally guaranteed by Group, as Parent Guarantor. Effective December 30, 2024, the Bermuda Re Bayerische Landesbank Bilateral Unsecured Credit Facility was amended to extend the availability of committed issuance for two years.
The following table summarizes the outstanding letters of credit for the periods indicated:

(Dollars in millions)	At December 31, 2025			At December 31, 2024
Letter of Credit Facility	Commitment	In Use	Date of Expiry	Commitment	In Use	Date of Expiry
Bermuda Re Bayerische Landesbank Bilateral Unsecured Credit Facility - Committed	$150	$150	12/31/2026	$150	$150	12/31/2025
(Some amounts may not reconcile due to rounding.)
Bermuda Re Lloyd’s Bank Letter of Credit Facility.
Effective December 27, 2023, Bermuda Re entered into an amended and restated letter of credit issuance facility with Lloyd’s Bank Corporate Markets PLC, to add Ireland Insurance as an account party with access to a $15 million sub-limit for the issuance of letters of credit (the “Bermuda Re Lloyd’s Bank Letter of Credit Facility”). Effective August 18, 2025, the Bermuda Re Lloyds Bank Letter of Credit Facility was amended to add Everest Re as an account party and to extend the availability of committed issuance for an additional two years. The Bermuda Re Lloyd’s Bank Letter of Credit Facility provides for the committed issuance of up to $250 million of unsecured letters of credit and is fully and unconditionally guaranteed by Group, as Parent Guarantor. Letters of credit under the Bermuda Re Lloyd’s Bank Letter of Credit Facility may be issued in U.S. dollars, Canadian dollars, Euros or Sterling.
The following table summarizes the outstanding letters of credit for the periods indicated:

(Dollars in millions)	At December 31, 2025			At December 31, 2024
Letter of Credit Facility	Commitment	In Use	Date of Expiry	Commitment	In Use	Date of Expiry
Bermuda Re Lloyd's Bank Credit Facility - Committed	$250	$67	10/22/2026	$250	$244	12/31/2025
		61	12/18/2026
		107	12/31/2026
Total Bermuda Re Lloyd's Bank Credit Facility	$250	$235		$250	$244
(Some amounts may not reconcile due to rounding.)
Bermuda Re Barclays Bank Letter of Credit Facility
Effective November 3, 2021, Bermuda Re entered into a letter of credit issuance facility with Barclays Bank PLC (the “Bermuda Re Barclays Letter of Credit Facility”). The Bermuda Re Barclays Letter of Credit Facility provides for the committed issuance of up to $200 million of secured letters of credit. Effective October 30, 2024, the agreement was amended to extend the availability of the committed issuance for an additional three years.
The following table summarizes the outstanding letters of credit for the periods indicated:

(Dollars in millions)	At December 31, 2025			At December 31, 2024
Letter of Credit Facility	Commitment	In Use	Date of Expiry	Commitment	In Use	Date of Expiry
Bermuda Re Barclays Bilateral Letter of Credit Facility	$200	$13	11/14/2026	$200	$150	12/30/2025
	—	5	12/31/2026	—	14	12/31/2025
Total Bermuda Re Barclays Bilateral Letter of Credit Facility	$200	$17		$200	$164
(Some amounts may not reconcile due to rounding.)
Bermuda Re Nordea Bank Letter of Credit Facility

Effective November 21, 2022, Bermuda Re entered into a letter of credit issuance facility with Nordea Bank ABP, New York Branch (the “Nordea Bank Letter of Credit Facility”). The Bermuda Re Nordea Bank Letter of Credit Facility provides for the committed issuance of up to $200 million of unsecured letters of credit, and subject to credit approval, uncommitted issuance of $100 million for a maximum total facility amount of $300 million.
The following table summarizes the outstanding letters of credit for the periods indicated:

(Dollars in millions)	At December 31, 2025			At December 31, 2024
Letter of Credit Facility	Commitment	In Use	Date of Expiry	Commitment	In Use	Date of Expiry
Nordea Bank Letter of Credit Facility - Committed	$200	$200	12/31/2026	$200	$200	12/31/2025
Nordea Bank Letter of Credit Facility - Uncommitted	100	100	12/31/2026	100	100	12/31/2025
Total Nordea Bank ABP, NY LOC Facility	$300	$300		$300	$300
(Some amounts may not reconcile due to rounding.)
Everest International Reinsurance, Ltd. Funds at Lloyds Syndicated Letter of Credit Facility
Effective October 30, 2024, Everest International entered into a letter of credit issuance facility with a syndicate of banks including Lloyds Bank plc, Commerzbank AG, London Branch and ING Bank N.V., London Branch (the “Funds at Lloyds Syndicated Letter of Credit Facility”). Effective October 26, 2025, the agreement was extended for an additional one year and amended to £150 million of unsecured letters of credit to support Everest Corporate Member Limited’s Funds at Lloyds requirements.
The following table summarizes the outstanding letters of credit for the periods indicated:

(Pounds in millions)	At December 31, 2025			At December 31, 2024
Letter of Credit Facility	Commitment	In Use	Date of Expiry	Commitment	In Use	Date of Expiry
Funds at Lloyds Syndicated Letter of Credit Facility	£150	£143	11/1/2029	£113	£107	11/1/2028
(Some amounts may not reconcile due to rounding.)
Everest Reinsurance Company (Ireland), dac Commerzbank Letter of Credit Facility
Effective December 30, 2024, Ireland Re entered into a letter of credit issuance facility with Commerzbank AG, New York Branch (the “Commerzbank Letter of Credit Facility”). The Commerzbank Letter of Credit Facility provides for the committed issuance of up to €75 million of unsecured letters of credit. Letters of credit under the Commerzbank Letter of Credit Facility may be issued in U.S. dollars or Euros.
The following table summarizes the outstanding letters of credit for the periods indicated:

(Dollars and Euros in millions)	At December 31, 2025			At December 31, 2024
Letter of Credit Facility	Commitment	In Use	Date of Expiry	Commitment	In Use	Date of Expiry
Commerzbank Letter of Credit Facility	€75	€51	1/30/2027	€75	€20	12/31/2025
		$25	12/31/2026
		$—	12/26/2026
(Some amounts may not reconcile due to rounding.)
Federal Home Loan Bank Membership
Everest Re is a member of the Federal Home Loan Bank of New York (“FHLBNY”), which allows Everest Re to borrow up to 10% of its statutory admitted assets. As of December 31, 2025, Everest Re had statutory admitted assets of approximately $32.6 billion which provides borrowing capacity in excess of approximately $3.3 billion. As of December 31, 2025, Everest Re had $1.0 billion of borrowings outstanding, which begin to expire in 2026. Everest Re incurred interest expense of $48 million and $45 million for the years ended December 31, 2025 and 2024, respectively. The FHLBNY membership agreement requires that 4.5% of borrowed funds be used to acquire additional membership stock. Additionally, the FHLBNY membership agreement requires that members must have sufficient qualifying collateral pledged. As of December 31, 2025, Everest Re had $1.4 billion of collateral pledged. See Note 11 of the Notes to these Consolidated Financial Statements.

9.    SENIOR NOTES
The table below displays Holdings’ outstanding senior notes (the “Senior Notes”). Fair value is based on quoted market prices, but due to limited trading activity, the Senior Notes are considered Level 2 in the fair value hierarchy.

				December 31, 2025		December 31, 2024
(Dollars in millions)	Date Issued	Date Due	Principal Amounts	Consolidated Balance Sheet Amount	Fair Value	Consolidated Balance Sheet Amount	Fair Value
4.868% Senior notes	6/5/2014	6/1/2044	$400	$398	$355	$398	$347
3.5% Senior notes	10/7/2020	10/15/2050	1,000	982	698	982	681
3.125% Senior notes	10/4/2021	10/15/2052	1,000	972	636	971	620
			$2,400	$2,352	$1,689	$2,350	$1,648
(Some amounts may not reconcile due to rounding.)
Interest expense incurred in connection with the Senior Notes is as follows for the periods indicated:

			Years Ended December 31,
(Dollars in millions)	Interest Paid	Payable Dates	2025	2024	2023
4.868% Senior Notes	semi-annually	June 1/December 1	$19	$19	$19
3.5% Senior Notes	semi-annually	April 15/October 15	35	35	35
3.125% Senior Notes	semi-annually	April 15/October 15	32	32	32
			$86	$86	$86
(Some amounts may not reconcile due to rounding.)
10.    LONG-TERM SUBORDINATED NOTES
The table below displays Holdings’ outstanding fixed to floating rate long-term subordinated notes (“Subordinated Notes Issued 2007”). Fair value is based on quoted market prices, but due to limited trading activity, the Subordinated Notes Issued 2007 are considered Level 2 in the fair value hierarchy.

			Maturity Date		December 31, 2025		December 31, 2024
(Dollars in millions)	Date Issued	Original Principal Amount	Scheduled	Final	Consolidated Balance Sheet Amount	Fair Value	Consolidated Balance Sheet Amount	Fair Value
Subordinated Notes Issued 2007	4/26/2007	$400	5/15/2037	5/1/2067	$218	$208	$218	$215
During the fixed rate interest period from May 3, 2007 through May 14, 2017, interest was at the annual rate of 6.6%, payable semi-annually in arrears on November 15 and May 15 of each year, commencing on November 15, 2007. During the floating rate interest period from May 15, 2017 through maturity, interest was initially based on the 3-month London Interbank Offered Rate (“LIBOR”) plus 238.5 basis points, reset quarterly, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, subject to Holdings’ right to defer interest on one or more occasions for up to ten consecutive years. Deferred interest will accumulate interest at the applicable rate compounded quarterly for periods from and including May 15, 2017. The reset quarterly interest rate for November 17, 2025 to February 16, 2026 is 6.50%. Following the cessation of LIBOR, for periods from and including August 15, 2023, interest is based on the 3-month Chicago Mercantile Exchange Term Secured Overnight Financing Rate plus a spread.
Holdings may redeem the Subordinated Notes Issued 2007 on or after May 15, 2017, in whole or in part at 100% of the principal amount plus accrued and unpaid interest; however, redemption on or after the scheduled maturity date and prior to May 1, 2047 is subject to a replacement capital covenant. This covenant is for the benefit of the Senior Note holders and it mandates that Holdings receive proceeds from the sale of another subordinated debt issue, of at least similar size, before it may redeem the Subordinated Notes Issued 2007. The Company’s Senior Notes are the Company’s long-term indebtedness that rank senior to the Subordinated Notes Issued 2007.

Interest expense incurred in connection with the long-term Subordinated Notes Issued 2007 is as follows for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	2025	2024	2023
Interest expense incurred	$15	$17	$17
11.    COLLATERALIZED REINSURANCE, TRUST AGREEMENTS AND OTHER RESTRICTED ASSETS
The Company maintains certain restricted assets as security for potential future obligations, primarily to support its underwriting operations. The following table summarizes the Company’s restricted assets:

	At December 31,
(Dollars in millions)	2025	2024
Collateral in trust for non-affiliated agreements	$3,363	$3,241
Collateral for secured letter of credit facilities	739	1,386
Collateral for FHLB borrowings	1,418	1,294
Securities on deposit with or regulated by government authorities	1,417	1,406
Funds at Lloyd's	260	341
Funds held by reinsureds	1,326	1,218
Total restricted assets	$8,522	$8,885
Restricted cash is included in cash on the consolidated balance sheets. At December 31, 2025 and December 31, 2024, the Company had restricted cash of $122 million and $397 million, respectively. Total restricted cash includes amounts on deposit in trust accounts for non-affiliated agreements and secured letter of credit facilities.
The Company reinsures some of its catastrophe exposures with the segregated accounts of a subsidiary, Mt. Logan Re. Mt. Logan Re is a collateralized insurer registered in Bermuda and 100% of the voting common shares are owned by Group. Each segregated account invests predominantly in a diversified set of catastrophe exposures, diversified by risk/peril and across different geographic regions globally.
The following table summarizes the premiums and losses that are ceded by the Company to Mt. Logan Re segregated accounts and assumed by the Company from Mt. Logan Re segregated accounts.

	Years Ended December 31,
Mt. Logan Re Segregated Accounts	2025	2024	2023
(Dollars in millions)
Ceded written premiums	357	433	246
Ceded earned premiums	425	376	242
Ceded losses and LAE	168	188	64

Assumed written premiums	14	10	6
Assumed earned premiums	14	10	6
Assumed losses and LAE	—	—	—
The Company entered into various collateralized reinsurance agreements with Kilimanjaro Re Limited (“Kilimanjaro”), a Bermuda-based special purpose reinsurer, to provide the Company with catastrophe reinsurance coverage. These agreements are multi-year reinsurance contracts which cover named storm and earthquake events. The table below summarizes the various agreements.

(Dollars in millions)
Class	Description	Effective Date	Expiration Date	Limit	Coverage Basis
Series 2021-1 Class A-2	US, Canada, Puerto Rico – Named Storm and Earthquake Events	4/8/2021	4/20/2026	150	Occurrence
Series 2021-1 Class B-2	US, Canada, Puerto Rico – Named Storm and Earthquake Events	4/8/2021	4/20/2026	90	Aggregate
Series 2021-1 Class C-2	US, Canada, Puerto Rico – Named Storm and Earthquake Events	4/8/2021	4/20/2026	90	Aggregate
Series 2024-1 Class A	US, Canada, Puerto Rico – Named Storm and Earthquake Events	6/27/2024	6/30/2028	75	Occurrence
Series 2024-1 Class B	US, Canada, Puerto Rico – Named Storm and Earthquake Events	6/27/2024	6/30/2028	125	Occurrence
Series 2025-1 Class A-1	US, Canada, Puerto Rico – Named Storm and Earthquake Events	6/26/2025	7/9/2029	105	Aggregate
Series 2025-2 Class A-2	US, Canada, Puerto Rico – Named Storm and Earthquake Events	6/26/2025	7/8/2030	105	Aggregate
Series 2025-1 Class B-1	US, Canada, Puerto Rico – Named Storm and Earthquake Events	6/26/2025	7/9/2029	120	Aggregate
Series 2025-2 Class B-2	US, Canada, Puerto Rico – Named Storm and Earthquake Events	6/26/2025	7/8/2030	120	Aggregate
Series 2025-1 Class C-1	US, Canada, Puerto Rico – Named Storm and Earthquake Events	6/26/2025	7/9/2029	170	Occurrence
Series 2025-2 Class C-2	US, Canada, Puerto Rico – Named Storm and Earthquake Events	6/26/2025	7/8/2030	170	Occurrence
Series 2025-1 Class D-1	US, Canada, Puerto Rico – Named Storm and Earthquake Events	6/26/2025	7/9/2029	105	Occurrence
Series 2025-2 Class D-2	US, Canada, Puerto Rico – Named Storm and Earthquake Events	6/26/2025	7/8/2030	105	Occurrence
	Total available limit as of December 31, 2025			$1,530
Recoveries under these collateralized reinsurance agreements with Kilimanjaro are primarily dependent on estimated industry level insured losses from covered events, as well as the geographic location of the events. The estimated industry level of insured losses is obtained from published estimates by an independent recognized authority on insured property losses.
Kilimanjaro has financed the various property catastrophe reinsurance coverages by issuing catastrophe bonds to unrelated, external investors. The proceeds from the issuance of the catastrophe bonds are held in reinsurance trusts throughout the duration of the applicable reinsurance agreements and invested solely in U.S. government money market funds with a rating of at least “AAAm” by Standard & Poor’s. The catastrophe bonds’ issue dates, maturity dates and amounts correspond to the reinsurance agreements listed above.
12.    COMMITMENTS AND CONTINGENCIES
In the ordinary course of business, the Company is involved in lawsuits, arbitrations and other formal and informal dispute resolution procedures, the outcomes of which will determine the Company’s rights and obligations under insurance and reinsurance agreements. In some disputes, the Company seeks to enforce its rights under an agreement or to collect funds owing to it. In other matters, the Company is resisting attempts by others to collect funds or enforce alleged rights. These disputes arise from time to time and are ultimately resolved through both informal and formal means, including negotiated resolution, arbitration and litigation. In all such matters, the Company believes that its positions are legally and commercially reasonable. The Company considers the statuses of these proceedings when determining its reserves for unpaid loss and LAE.
Aside from litigation and arbitrations related to these insurance and reinsurance agreements, the Company is not a party to any other material litigation or arbitration.
The Company has entered into separate annuity agreements with Prudential Insurance Company (“Prudential”), an unaffiliated life insurance company, as well as an additional unaffiliated life insurance company in which the Company has either purchased annuity contracts or become the assignee of annuity proceeds that are meant to settle claim payment obligations in the future. In both instances, the Company would become contingently liable if either Prudential or the unaffiliated life insurance company was unable to make payments related to the respective annuity contract.
The table below presents the estimated cost to replace all such annuities for which the Company was contingently liable for the periods indicated:

	At December 31,
(Dollars in millions)	2025	2024
Prudential	$134	$136
Other unaffiliated life insurance company	$31	$32

13.    LEASES
The Company enters into lease agreements for real estate that is primarily used for office space in the ordinary course of business. These leases are accounted for as operating leases, whereby lease expense is recognized on a straight-line basis over the term of the lease. Most leases include an option to extend or renew the lease term. The exercise of the renewal is at the Company’s discretion. The operating lease liability includes lease payments related to options to extend or renew the lease term if the Company is reasonably certain of exercising those options. The Company, in determining the present value of lease payments utilizes either the rate implicit in the lease if that rate is readily determinable or the Company’s incremental secured borrowing rate commensurate with terms of the underlying lease.
Supplemental information related to operating leases is as follows for the periods indicated:

	Year Ended December 31,
(Dollars in millions)	2025	2024
Lease expense incurred:
Operating lease cost	$36	$32

	At December 31,
(Dollars in millions)	2025	2024
Operating lease right of use assets (1)	$176	$108
Operating lease liabilities (1)	196	126
(1) Operating lease right of use assets and operating lease liabilities are included within other assets and other liabilities on the Company’s consolidated balance sheets, respectively.

	Year Ended December 31,
(Dollars in millions)	2025	2024
Operating cash flows from operating leases	$(24)	$(24)

	At December 31,
	2025	2024
Weighted average remaining operating lease term	10.7 years	9.2 years
Weighted average discount rate on operating leases	4.62%	4.14%
Maturities of the existing lease liabilities are expected to occur as follows:

(Dollars in millions)	As of December 31,
2026	$28
2027	27
2028	24
2029	23
2030	21
Thereafter	125
Undiscounted lease payments	247
Less: present value adjustment	51
Total operating lease liability	$196
(Some amounts may not reconcile due to rounding.)

14.    OTHER COMPREHENSIVE INCOME (LOSS)
The following table presents the components of other comprehensive income (loss) in the consolidated statements of operations for the periods indicated:

	Years Ended December 31,
	2025			2024			2023
(Dollars in millions)	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
URA(D) of securities (1)	$876	$(136)	$740	$(167)	$70	$(97)	$843	$(101)	$743
Reclassification of net realized losses (gains)
included in net income (loss) (1)	142	(28)	114	(18)	6	(12)	285	(41)	244
Foreign currency translation and other adjustments	236	6	242	(139)	11	(128)	64	(5)	59
Benefit plan actuarial net gain (loss)	(12)	2	(9)	43	(9)	34	19	(4)	15
Reclassification of benefit plan liability amortization
included in net income (loss)	(2)	—	(1)	(2)	—	(1)	2	—	2
Total other comprehensive income (loss)	$1,241	$(155)	$1,086	$(283)	$79	$(204)	$1,214	$(151)	$1,063
(Some amounts may not reconcile due to rounding.)
(1) URA(D) of securities and Reclassification of net realized losses (gains) included in net income (loss) include URA(D) of fixed maturity, available for sale securities and equity method investments.
The following table presents details of the amounts reclassified from accumulated other comprehensive income (loss) (“AOCI”) for the periods indicated:

	Years Ended December 31,		Affected line item within the statements of operations and comprehensive income (loss)
AOCI component	2025	2024
(Dollars in millions)
URA(D) of securities (1)	$142	$(18)	Net gains (losses) on investments
	(28)	6	Income tax expense (benefit)
	$114	$(12)	Net income (loss)

Benefit plan net gain (loss)	$(2)	$(2)	Other underwriting expenses
	—	—	Income tax expense (benefit)
	$(1)	$(1)	Net income (loss)
(Some amounts may not reconcile due to rounding.)
(1) URA(D) of securities includes URA(D) of fixed maturity, available for sale securities and equity method investments.
The following table presents the components of AOCI, net of tax, in the consolidated balance sheets for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	2025	2024
Beginning balance of URA(D) of securities (1)	$(831)	$(723)
Current period change in URA(D) of securities	854	(109)
Ending balance of URA(D) of securities	23	(831)

Beginning balance of foreign currency translation and other adjustments	(323)	(195)
Current period change in foreign currency translation and other adjustments	242	(128)
Ending balance of foreign currency translation and other adjustments	(81)	(323)

Beginning balance of benefit plan net gain (loss)	16	(16)
Current period change in benefit plan net gain (loss)	(10)	33
Ending balance of benefit plan net gain (loss)	6	16

Ending balance of accumulated other comprehensive income (loss)	$(52)	$(1,138)
(Some amounts may not reconcile due to rounding.)
(1) URA(D) of securities includes URA(D) of fixed maturity, available for sale securities and equity method investments.

15.    SHARE-BASED COMPENSATION PLANS
The Company has a 2020 Stock Incentive Plan (“2020 Employee Plan”), a 2009 Non-Employee Director Stock Option and Restricted Stock Plan (“2009 Director Plan”), a 2003 Non-Employee Director Equity Compensation Plan (“2003 Director Plan”) and a 2025 Employee Stock Purchase Plan (“2025 ESPP”).
The 2020 Employee Plan was established in June 2020. Under the 2020 Employee Plan, 1,400,000 common shares have been authorized to be granted as non-qualified share options, share appreciation rights, restricted share awards or performance share unit (“PSU”) awards to officers and key employees of the Company. At December 31, 2025, there were 517,298 remaining shares available to be granted under the 2020 Employee Plan, which includes 257,408 shares related to previous grants from the 2020 Employee Plan that have been forfeited by participants and are now eligible to be re-issued. Through December 31, 2025, only non-qualified share options, restricted share awards and PSU awards had been granted under the employee plans. Under the 2009 Director Plan, 37,439 common shares have been authorized to be granted as share options or restricted share awards to non-employee directors of the Company. At December 31, 2025, there were 34,617 remaining shares available to be granted under the 2009 Director Plan. Under the 2003 Director Plan, 500,000 common shares have been authorized to be granted as share options or share awards to non-employee directors of the Company. At December 31, 2025, there were 252,793 remaining shares available to be granted under the 2003 Director Plan. In May 2025, shareholders approved the ESPP which allows for 500,000 common shares to be issued. No common shares have yet been issued under the ESPP, so all 500,000 are available for issuance as of December 31, 2025.
Options and restricted share awards granted under the 2020 Employee Plan prior to January 1, 2024 vest at the earliest of 20% per year over five years or in accordance with any applicable employment agreement. Restricted share awards granted under the 2020 Employee Plan after January 1, 2024 vest at the earliest of 33.30% per year over three years or in accordance with any applicable employment agreement. Restricted share awards granted under the 2003 Director Plan and 2009 Director Plan generally vest at 33% per year over three years, unless an alternate vesting period is authorized by the Board. Options granted under the 2020 Employee Plan have all expired as of September 19, 2022. There are no options outstanding as of December 31, 2025 and 2024, respectively.
PSU awards granted under the 2020 Employee Plan will vest 100% after three years. For PSU awards granted prior to January 1, 2025, the PSU awards represent the right to receive between 0 and 1.75 shares of stock for each unit depending upon performance in relation to certain metrics. For PSU awards granted after January 1, 2025, the PSU awards represent the right to receive between 0 and 2.00 shares of stock for each unit awarded depending upon performance in relation to certain metrics. The PSU metrics generally include operating return on equity for each of the individual years within the performance period, total shareholder return (“TSR”) for each of the individual years within the performance period and growth in book value per share over the three year performance period, compared to designated peer companies.
For restricted share awards and PSU awards granted under the 2020 Employee Plan, the 2009 Director Plan and the 2003 Director Plan, share-based compensation expense recognized in the consolidated statements of operations and comprehensive income (loss) was $61 million, $63 million and $49 million for the years ended December 31, 2025, 2024 and 2023, respectively. The corresponding income tax benefit recorded in the consolidated statements of operations and comprehensive income (loss) for share-based compensation was $6 million, $8 million and $7 million for the years ended December 31, 2025, 2024 and 2023, respectively.
For the year ended December 31, 2025, a total of 300,709 shares of restricted stock were granted on February 26, 2025, February 27, 2025, March 6, 2025, May 13, 2025, June 23, 2025, August 20, 2025, September 11, 2025 and November 4, 2025 with a fair value of $344.48, $347.23, $359.28, $348.41, $339.93, $341.44, $343.83 and $315.22 per share, respectively. Additionally, 27,204 PSU awards were granted on February 26, 2025, with a fair value of $344.48 per unit. No share options were granted during the year ended December 31, 2025.
The Company recognizes, as an increase to additional paid-in capital, a realized income tax benefit from dividends, charged to retained earnings and paid to employees on equity classified non-vested equity shares. In addition, the amount recognized in additional paid-in capital for the realized income tax benefit from dividends on those awards is included in the pool of excess tax benefits available to absorb tax deficiencies on share-based payment awards. For the years ended December 31, 2025, 2024 and 2023, the Company recognized $0.6 million, $0.6 million and $0.5 million, respectively, of additional paid-in capital due to tax benefits from dividends on restricted shares.

The following table summarizes the status of the Company’s restricted non-vested shares and changes for the periods indicated:

	Years Ended December 31,
	2025		2024		2023
Restricted (non-vested) Shares	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1,	467,185	$343.53	461,537	$313.05	479,630	$268.82
Granted	300,709	344.38	222,196	369.62	181,646	382.01
Vested	163,616	331.37	147,655	292.15	155,110	261.60
Forfeited	111,529	345.22	68,893	333.54	44,629	297.23
Outstanding at December 31,	492,749	347.71	467,185	343.53	461,537	313.05
As of December 31, 2025, there was $122 million of total unrecognized compensation cost related to non-vested restricted stock award compensation expense. That cost is expected to be recognized over a weighted-average period of 2 years. The total grant-date fair value of shares vested during the years ended December 31, 2025, 2024 and 2023, was $54 million, $43 million and $41 million, respectively. The tax benefit realized from the shares vested for the years ended December 31, 2025, 2024 and 2023 were $9 million, $9 million and $11 million, respectively.
In addition to the 2020 Employee Plan, the 2009 Director Plan and the 2003 Director Plan, Group issued 839 common shares in 2025, 324 common shares in 2024 and 447 common shares in 2023 to the Company’s non-employee directors as compensation for their service as directors. These issuances had aggregate values of $0.3 million, $0.1 million and $0.2 million in 2025, 2024 and 2023.
The Company acquired 57,715, 54,537 and 56,832 common shares at a cost of $20 million, $20 million and $22 million in 2025, 2024 and 2023, respectively, from employees who chose to pay required withholding taxes on restricted share vestings by withholding shares.
The following table summarizes the status of the Company’s non-vested PSU awards and changes for the period indicated:

	Years Ended December 31,
	2025		2024		2023
Performance Share Unit Awards	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1,	52,682	$—	51,000	$—	54,861	$—
Granted	27,204	344.48	18,713	369.52	14,975	382.39
Increase/(Decrease) on vesting units due to performance	(4,967)	—	8,354	—	(4,063)	—
Vested	10,446	362.70	24,053	386.81	14,023	340.44
Forfeited	29,491	—	1,332	—	750	—
Outstanding at December 31,	34,982	—	52,682	—	51,000	—
The Company acquired 4,981, 11,336 and 6,117 common shares at a cost of $2 million, $4 million and $2 million in 2025, 2024 and 2023, respectively, from employees who chose to pay required withholding taxes on PSU settlements by withholding shares.
Employee Stock Purchase Plan.
In August 2025, following shareholder approval, the Company implemented an Employee Stock Purchase Plan (“2025 ESPP”), authorizing the issuance of 500,000 shares under such plan. The ESPP provides employees of the Company and its participating subsidiaries with the opportunity to purchase Group common shares at a discount through accumulated payroll deductions during established offering periods. Under this plan, eligible employees of the Company purchase common shares at a discount rate of 15% from the market price per share on the last trading day of the offering period. The ESPP is a compensatory plan, based on the discount rate of 15%. Therefore, consistent with other forms of share-

based payments, compensation cost for equity awarded through the ESPP is measured as the fair value of the award at grant date.
16.    EMPLOYEE BENEFIT PLANS
Defined Benefit Pension Plans.
The Company maintains both qualified and non-qualified defined benefit pension plans for its U.S. employees employed prior to April 1, 2010.  Generally, the Company computes the benefits based on average earnings over a period prescribed by the plans and credited length of service.  The Company’s non-qualified defined benefit pension plan provided compensating pension benefits for participants whose benefits have been curtailed under the qualified plan due to the U.S. Internal Revenue Code (the “IRC”) limitations.
Effective January 1, 2018, participants of the Company’s non-qualified defined benefit pension plan no longer accrue additional service benefits. Additionally, on November 15, 2023, the Company's Board approved the termination of the qualified defined benefit pension plan. In June 2024, the Company amended the qualified defined benefit pension plan to freeze all benefits accruals and terminate the plan effective June 30, 2024. Plan participants no longer accrue future plan benefits after June 30, 2024. In the second quarter of 2025, the Company entered into an annuity purchase contract to liquidate the plan and settled substantially all of the pension benefit obligation. Upon termination of the qualified defined benefit pension plan, participants were given the option to receive a lump sum payout or receive payments from the annuity purchaser. In June 2025, the Company executed a lump sum payout of $49 million for a specified group of elected participants and completed the transfer of the agreed-upon annuity contract purchase consideration of $186 million for a total payout of $235 million. Final settlement of the annuity contract purchase occurred in November 2025 at which time the Company was relieved of all remaining plan benefit obligation.
Plan assets consist primarily of shares in investment trusts with 100% of the underlying assets consisting of short-term investments.  The Company manages the qualified plan investments for U.S. employees.
The Company’s contributions to the defined benefit pension plans were not significant for the years ended December 31, 2025, 2024 and 2023, although such contributions are not required under U.S. Internal Revenue Service (the “IRS”) regulations.
The following table summarizes the Company’s pension expense for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	2025	2024	2023
Pension expense (income)	$(30)	$(15)	$5

The following table summarizes the status of these defined benefit plans for U.S. employees for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	2025	2024
Change in projected benefit obligation:
Benefit obligation at beginning of year	$259	$295
Service cost	—	3
Interest cost	7	14
Actuarial (gain)/loss	(19)	(17)
Curtailment	(235)	(21)
Benefits paid	(8)	(15)
Projected benefit obligation at end of year	3	259

Change in plan assets:
Fair value of plan assets at beginning of year	331	308
Actual return on plan assets	7	35
Actual contributions during the year	1	3
Curtailment	(235)	—
Benefits paid	(8)	(15)
Fair value of plan assets at end of year	96	331

Funded status at end of year	$93	$73
(Some amounts may not reconcile due to rounding.)
Amounts recognized in the consolidated balance sheets for the periods indicated:

	At December 31,
(Dollars in millions)	2025	2024
Other assets (due beyond one year)	$96	$76
Other liabilities (due within one year)	(1)	(1)
Other liabilities (due beyond one year)	(2)	(3)
Net amount recognized in the consolidated balance sheets	$93	$73
(Some amounts may not reconcile due to rounding.)
Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive income (loss) for the periods indicated:

	At December 31,
(Dollars in millions)	2025	2024
Accumulated income (loss)	$(1)	$9
Accumulated other comprehensive income (loss)	$(1)	$9
(Some amounts may not reconcile due to rounding.)

Other changes in other comprehensive income (loss) for the periods indicated are as follows:

	Years Ended December 31,
(Dollars in millions)	2025	2024
Other comprehensive income (loss) at December 31, prior year	$9	$(33)
Net gain (loss) arising during period	17	51
Recognition of amortizations in net periodic benefit cost:
Actuarial loss	(27)	(9)
Curtailment loss recognized	—	—
Other comprehensive income (loss) at December 31, current year	$(1)	$9
(Some amounts may not reconcile due to rounding.)
Net periodic benefit cost for U.S. employees included the following components for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	2025	2024	2023
Service cost	$—	$3	$5
Interest cost	7	14	14
Expected return on assets	(9)	(22)	(19)
Amortization of actuarial loss from earlier periods	—	—	4
Settlement	(27)	(9)	—
Net periodic benefit cost	$(30)	$(15)	$5

Other changes recognized in other comprehensive income (loss):
Other comprehensive income (loss) attributable to change from prior year	10	(42)

Total recognized in net periodic benefit cost and other
comprehensive income (loss)	$(20)	$(57)
(Some amounts may not reconcile due to rounding.)
In 2025, the weighted average discount rate used to determine net periodic benefit cost was 4.75% for annuities and ranged from 4.66% to 5.57% for lump sums. The weighted average discount rates used to determine net periodic benefit cost for 2024 and 2023 were 5.00% and 5.25%, respectively.  The rate of compensation increase used to determine the net periodic benefit cost for January 2024 through April 2024 was 4.00%. The net periodic benefit cost was remeasured at May 1, 2024 due to plan curtailment. Rate of compensation increase is not applicable to calculate the net periodic benefit cost for May 2024 through December 2024. The rate of compensation increase used to determine the net periodic benefit cost for 2023 was 4.00%.  The expected long-term rate of return on plan assets for 2025, 2024 and 2023 was 4.25%, 7.25% and 7.00% respectively.
The weighted average discount rates used to determine the actuarial present value of the projected benefit obligation for 2023 was 5.00%. In 2024, the weighted average discount rate used to determine the actuarial present value of the projected benefit obligation, based on plan termination rates, was 4.75% for annuities and ranged from 4.66% to 5.57% for lump sums.
The following table summarizes the accumulated benefit obligation for the periods indicated:

	At December 31,
(Dollars in millions)	2025	2024
Qualified Plan	$—	$255
Non-qualified Plan	3	3
Total	$3	$259
(Some amounts may not reconcile due to rounding.)

The following table displays the plans with projected benefit obligations in excess of plan assets for the periods indicated:

	At December 31,
(Dollars in millions)	2025	2024
Non-qualified Plan
Projected benefit obligation	$3	$3
Fair value of plan assets	—	—
The following table displays the plans with accumulated benefit obligations in excess of plan assets for the periods indicated:

	At December 31,
(Dollars in millions)	2025	2024
Non-qualified Plan
Accumulated benefit obligation	$3	$3
Fair value of plan assets	—	—
The following table displays the expected benefit payments for the non-qualified defined benefit pension plan in the periods indicated:

(Dollars in millions)
2026	$1
2027	1
2028	—
2029	—
2030	—
Next 5 years	1
The fair value measurement levels for the qualified plan assets were all categorized as Level 1 short-term investments with a fair value of $96 million and $331 million for the years ended December 31, 2025 and 2024, respectively.
No contributions were made to the qualified pension benefit plan for the years ended December 31, 2025 and 2024.
Defined Contribution Plans.
The Company also maintains both qualified and non-qualified defined contribution plans (“Savings Plan” and “Non-Qualified Savings Plan”, respectively) covering U.S. employees.  Under the plans, the Company contributes up to a maximum 3% of the participants’ compensation based on the contribution percentage of the employee.  The Non-Qualified Savings Plan provides compensating savings plan benefits for participants whose benefits have been curtailed under the Savings Plan due to IRC limitations.  In addition, effective for new hires (and rehires) on or after April 1, 2010, the Company will contribute between 3% and 8% of an employee’s earnings for each payroll period based on the employee’s age.  These contributions will be 100% vested after three years. The Company incurred expenses related to these plans of $27 million, $26 million and $22 million for the years ended December 31, 2025, 2024 and 2023, respectively.
In addition, the Company maintains several defined contribution pension plans covering non-U.S. employees.  Each international office maintains a separate plan for the non-U.S. employees working in that location.  The Company contributes various amounts based on salary, age and/or years of service.  In the current year, the contributions as a percentage of salary for the international offices ranged from 4.3% to 21.1%.  The contributions are generally used to purchase pension benefits from local insurance providers.  The Company incurred expenses related to these plans of $14 million, $9 million and $6 million for the years ended December 31, 2025, 2024 and 2023, respectively.
Post-Retirement Plan.
The Company sponsors a Retiree Health Plan for employees employed prior to April 1, 2010.  This plan provides healthcare benefits for eligible retired employees (and their eligible dependents), who have elected coverage.  The Company anticipates that most covered employees will become eligible for these benefits if they retire while working for the Company.  The cost of these benefits is shared with the retiree.  The Company accrues the post-retirement benefit expense during the period of the employee’s service. A medical cost trend rate of 7.50% in 2025 was assumed to decrease gradually to 4.75% in 2033 and then remain at that level. The post-retirement benefit expenses incurred by the Company were not significant for the years ended December 31, 2025, 2024 and 2023.
The following table summarizes the status of this plan for the periods indicated:

	At December 31,
(Dollars in millions)	2025	2024
Change in projected benefit obligation:
Benefit obligation at beginning of year	$21	$22
Service cost	—	—
Interest cost	1	1
Amendments	—	—
Actuarial (gain)/loss	2	(1)
Benefits paid	(1)	(1)
Benefit obligation at end of year	24	21

Change in plan assets:
Fair value of plan assets at beginning of year	—	—
Employer contributions	1	1
Benefits paid	(1)	(1)
Fair value of plan assets at end of year	—	—

Funded status at end of year	$(24)	$(21)
Amounts recognized in the consolidated balance sheets for the periods indicated:

	At December 31,
(Dollars in millions)	2025	2024
Other liabilities (due within one year)	$(1)	$(1)
Other liabilities (due beyond one year)	(23)	(21)
Net amount recognized in the consolidated balance sheets	$(24)	$(21)
(Some amounts may not reconcile due to rounding.)
Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive income (loss) for the periods indicated:

	At December 31,
(Dollars in millions)	2025	2024
Accumulated income (loss)	$8	$11
Accumulated prior service credit (cost)	—	—
Accumulated other comprehensive income (loss)	$8	$12
Other changes in other comprehensive income (loss) for the periods indicated are as follows:

	Years Ended December 31,
(Dollars in millions)	2025	2024
Other comprehensive income (loss) at December 31, prior year	$12	$12
Net gain (loss) arising during period	(2)	1
Prior Service credit (cost) arising during period	—	—
Recognition of amortizations in net periodic benefit cost:
Actuarial loss (gain)	(1)	(1)
Prior service cost	—	—
Other comprehensive income (loss) at December 31, current year	$8	$12

Net periodic benefit cost included the following components for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	2025	2024	2023
Service cost	$—	$—	$1
Interest cost	1	1	1
Prior service credit recognition	—	—	—
Net gain recognition	(1)	(1)	(2)
Net periodic cost	$—	$—	$(1)

Other changes recognized in other comprehensive income (loss):
Other comprehensive gain (loss) attributable to change from prior year	3	1

Total recognized in net periodic benefit cost and
other comprehensive income (loss)	$3	$—
(Some amounts may not reconcile due to rounding.)
The weighted average discount rates used to determine net periodic benefit cost for 2025, 2024 and 2023 were 5.64%, 5.00% and 5.25%, respectively.
The weighted average discount rates used to determine the actuarial present value of the projected benefit obligation at year-end 2025, 2024 and 2023 were 5.53%, 5.64% and 5.00%, respectively.
The following table displays the expected benefit payments in the years indicated:

(Dollars in millions)
2026	$1
2027	1
2028	1
2029	1
2030	2
Next 5 years	8
17.    INCOME TAXES
On December 27, 2023, the Government of Bermuda enacted the Corporate Income Tax Act 2023 (the “2023 Act”), which will apply a 15% corporate income tax to certain Bermuda businesses in fiscal years beginning on or after January 1, 2025. The 2023 Act includes a provision referred to as “The Economic Transition Adjustment” (the “ETA”), which is intended to provide a fair and equitable transition into the new tax regime, and results in a deferred tax benefit for the Company. However, on January 15, 2025, the OECD issued guidance related to “deferred tax assets arising from tax benefits provided by General Government” restricting the utilization of those deferred tax benefits against the computation of its Pillar Two Global Minimum Taxes to approximately 20% of the originally calculated amounts and only for a grace period of two years through 2026. If the Bermuda Ministry of Finance amends the 2023 Act in response to this guidance, the exact impact of any such amendments is uncertain but there is a risk that it results in a reduction in the Company's deferred tax assets.
All of the income of Group's non-Bermuda subsidiaries is subject to the applicable federal, foreign, state and local taxes on corporations. Additionally, the income of the foreign branches of the Company's insurance operating companies is subject to various rates of income tax. Group's U.S. subsidiaries conduct business in and are subject to taxation in the U.S. Should the U.S. subsidiaries distribute current or accumulated earnings and profits in the form of dividends or otherwise, the Company would be subject to an accrual of 5% U.S. withholding tax. There has been no withholding tax accrued with respect to such unremitted earnings as management has no intention of remitting them as of December 31, 2025. The cumulative amount that would be subject to withholding tax, if distributed, is not practicable to compute. The provision for income taxes in the consolidated statement of operations and comprehensive income (loss) has been determined in accordance with the individual income of each entity and the respective applicable tax laws. The provision reflects the permanent differences between financial and taxable income relevant to each entity.

In December 2023, the FASB issued ASU 2023-09, “Improvements to Income Tax Disclosures”, which the Company has adopted effective January 1, 2025, on a prospective basis. ASU 2023-09 enhances the transparency of income tax reporting by requiring, among other items, further disaggregation of the rate reconciliation and additional information on income taxes paid by jurisdiction as shown in the tables below. The adoption did not have an impact on our results of operations, financial condition, or cash flows.
The significant components of the provision are as follows for the periods indicated:

Year Ended December 31,
(Dollars in millions)	2025
Current tax expense (benefit):
Bermuda	$74
Non-Bermuda	265
Total current tax expense (benefit)	339
Deferred tax expense (benefit):
Bermuda	(9)
Non-Bermuda	(34)
Total deferred tax expense (benefit)	(42)

Total income tax expense (benefit)	$296
(Some amounts may not reconcile due to rounding.)
The significant components of the provision for the years ended 2024 and 2023 remain on the originally as-filed basis prior to the adoption of the Improvements to Income Tax Disclosures standard:

	Years Ended December 31,
(Dollars in millions)	2024	2023
Current tax expense (benefit):
U.S.	$152	$284
Non-U.S.	19	7
Total current tax expense (benefit)	171	291
Deferred tax expense (benefit):
U.S.	(52)	(76)
Non-U.S.	1	(578)
Total deferred tax expense (benefit)	(51)	(654)

Total income tax expense (benefit)	$120	$(363)
(Some amounts may not reconcile due to rounding.)

The rate reconciliation for income taxes is disclosed under ASU 2023-09 for the period indicated:

	Year Ended December 31,
	2025
(Dollars in millions)	Bermuda	Non-Bermuda
Underwriting gain (loss)	$452	$(241)
Net investment income	628	1,497
Net realized gain (loss)	(54)	(89)
Realized loss derivative event	—	—
Corporate expense	(73)	(36)
Interest, fees and bond issue cost amortization expense	—	(151)
Other income (expense)	(40)	(6)
Pre-tax income (loss)	$913	$974
(Some amounts may not reconcile due to rounding.)

	Year Ended December 31, 2025
(Dollars in millions)	Amount	Percent
Expected tax provision at Bermuda statutory tax rate	$283	15.00%
Foreign tax effects
United Kingdom
Statutory tax rate difference between United Kingdom and Bermuda	10	0.51%
Effect of cross-border tax laws	41	2.20%
Other	34	1.78%
United States
Statutory tax rate difference between United States and Bermuda	64	3.39%
Return to provision adjustment	(30)	(1.57)%
Tax credits	(44)	(2.33)%
Insurance corporate-owned life insurance	(27)	(1.42)%
Other	4	0.22%
Spain
Statutory tax rate difference between Spain and Bermuda	—	(0.03)%
Effect of cross-border tax laws	16	0.82%
Other	4	0.23%
Canada
Statutory tax rate difference between Canada and Bermuda	8	0.45%
Other	7	0.36%
Other Foreign Jurisdictions	1	0.07%
Effect of cross-border tax laws	—
State and local income taxes, net of federal	—
Tax credits	(17)	(0.90)%
Changes in valuation allowances	—
Nontaxable or nondeductible items	4	0.21%
Changes in unrecognized tax benefits	—
Other adjustments	12	0.64%
Effective Tax Rate, subtotal	$370	19.62%

Effect of changes in tax laws or rates enacted in the current period
Bermuda Corporate Income Tax Act - Amendment 2025	(74)	(3.92)%

Effective Tax Rate, total	$296	15.70%
(Some amounts may not reconcile due to rounding.)

The Company made the following net tax payments after the adoption of ASU 2023-09 for the period indicated:

Year Ended December 31,
(Dollars in millions)	2025
Corporate income tax	$76

Foreign
United Kingdom	35
Canada	20
Other	18
Total taxes paid	$150
(Some amounts may not reconcile due to rounding.)
The weighted average expected tax provision has been calculated using the pre-tax income (loss) in each jurisdiction multiplied by that jurisdiction's applicable statutory tax rate. Reconciliation of the difference between the provision for income taxes and the expected tax provision at the weighted average tax rate for the years ended 2024 and 2023 remain on the originally as-filed basis prior to the adoption of the improvements to income tax disclosures standard and are provided below:

	Years Ended December 31,
	2024		2023
(Dollars in millions)	U.S.	Non-U.S.	U.S.	Non-U.S.
Underwriting gain (loss)	$(891)	$536	$533	$686
Net investment income	1,219	734	954	479
Net realized capital gains (losses)	34	(15)	(190)	(86)
Net derivative gain (loss)	—	—	—	1
Corporate expenses	(19)	(76)	(18)	(55)
Interest, fee and bond issue cost amortization expense	(150)	1	(134)	—
Other income (expense)	64	57	(13)	(3)
Pre-tax income (loss)	$257	$1,237	$1,132	$1,022

Expected tax provision at the applicable statutory rate(s)	54	19	238	26
Increase (decrease) in taxes resulting from:
Tax exempt income	(1)	—	(3)	—
Dividend received deduction	(3)	—	(2)	—
Proration	1	—	1	—
Affiliated preferred stock dividends	7	—	7	—
Creditable foreign premium tax	(14)	—	(14)	—
Share-based compensation tax benefits formerly in APIC	(1)	—	(3)	—
BEAT Tax	66	—	—	—
Valuation allowance	—	—	—	(13)
Bermuda corporate income tax	—	—	—	(578)
Insurance corporate-owned life insurance	(18)	—	(13)	—
Other	9	1	(3)	(6)
Total income tax provision	$100	$20	$208	$(571)
(Some amounts may not reconcile due to rounding.)
At December 31, 2025, 2024 and 2023, the Company had no uncertain tax positions.
The Company’s 2014 through 2018 U.S. Federal tax returns are under audit by the IRS. Over several years, the Company received and responded to a number of Information Document Requests. In 2023, the IRS issued several Notice(s) of Proposed Adjustment and then a draft Revenue Agent Report (“RAR”). In 2024, the Company responded to the RAR with additional information which the IRS has been processing. The IRS requested, and we have signed, an extension of the audit to September 30, 2026.

For tax years 2019, 2020, and 2021, the Statute of Limitations has expired and, thus, the Federal income tax return for those years is no longer subject to IRS examination except to the extent the Company files an amended return.
Tax years 2022, 2023, and 2024 are open for examination by the U.S. Federal income tax jurisdiction.
Deferred income taxes reflect the tax effect of the temporary differences between the value of assets and liabilities for financial statement purposes, and such values are measured by the U.S. tax laws and regulations. The principal items making up the net deferred income tax assets/(liabilities) are as follows for the periods indicated:

	Years Ended December 31,
(Dollars in millions)	2025	2024
Deferred tax assets:
Bermuda economic transition adjustment	$483	$536
Loss reserves	342	313
Unearned premium reserves	152	152
Depreciation	64	55
Amortization	41	—
Lease liability	36	23
Net operating loss carryforward	24	24
Investment impairments	16	10
Equity compensation	10	10
Foreign tax credits	7	16
Net unrealized investment losses	6	138
Unrealized foreign currency losses	—	35
Capital loss carryforward	—	14
Other assets	25	21
Total deferred tax assets	1,206	1,347

Deferred tax liabilities:
Deferred acquisition costs	176	171
Partnership investments	40	43
Right of use asset	32	19
Deferred investment income	20	12
Benefit plan asset	13	—
Net fair value income	—	74
Other liabilities	25	13
Total deferred tax liabilities	306	332

Net deferred tax assets	900	1,015
Less: Valuation allowance	(28)	(25)
Total net deferred tax assets/(liabilities) (1)	$872	$990
(Some amounts may not reconcile due to rounding.)
(1) The Company has net current tax receivable and net deferred tax asset of $43 million and $872 million, respectively, as of December 31, 2025, totaling to an income tax asset, net of $915 million as presented in consolidated balance sheets. The net current tax receivable of $43 million represents a gross federal and state tax receivable of $118 million offset by foreign tax payable of $75 million.
At December 31, 2025 and 2024, the Company had $28 million and $25 million of Valuation Allowances (“VA”), respectively. The VA is a result of our conclusion under U.S. GAAP accounting principles that the Australia, Colombia, Italy, France, Mexico, Singapore, Spain, and U.K. jurisdictions could not demonstrate that it was more likely than not that the related deferred tax assets will be realized. This was primarily due to factors such as cumulative operating losses in recent years, cumulative capital losses and, therefore, an inability to demonstrate overall profitability within the specific jurisdiction. During the year ended December 31, 2025, the Company recorded an overall increase in its VA of $3 million. Tax effected U.K. Net Operating Losses (“NOLs”) of $12 million do not expire. Tax effected Spanish NOLs of $3 million do not expire. The remaining tax effected NOLs of $9 million arose in various jurisdictions and do not expire. Note that not all NOLs had a VA up against them.

At December 31, 2025 and 2024, the Company had $7 million and $16 million respectively of foreign tax credit (“FTC”) carryforwards. In 2025, there were approximately no U.S. FTCs and $7 million of non-US FTCs. The U.S. FTCs expire in 2034. The non-U.S. FTCs do not expire.
The Company follows ASU 2016-09 regarding the treatment of the tax effects of share-based compensation transactions. ASU 2016-09 required that the income tax effects of restricted stock vestings and stock option exercises resulting from the change in value of share-based compensation awards between the grant date and settlement (vesting/exercise) date be recorded as part of income tax expense (benefit) within the consolidated statements of operations and comprehensive income (loss). Per ASU 2016-09, the Company recorded excess tax benefits related to restricted stock vestings and stock option exercises that were not significant as part of income tax expense (benefit) within the consolidated statements of operations and comprehensive income (loss) in 2025, 2024 and, 2023, respectively.
ASU 2016-09 does not impact the accounting treatment of tax benefits related to dividends on restricted stock. The tax benefits related to the payment of dividends on restricted stock have been recorded as part of additional paid-in capital in the shareholders' equity section of the consolidated balance sheets in all years. The tax benefits related to the payment of dividends on restricted stock were $0.7 million, $0.7 million and $0.6 million in 2025, 2024 and 2023, respectively.
18.    DIVIDEND RESTRICTIONS AND STATUTORY FINANCIAL INFORMATION
Group and its operating subsidiaries are subject to various regulatory restrictions, including the amount of dividends that may be paid and the level of capital that the operating entities must maintain.  These regulatory restrictions are based upon statutory capital as opposed to GAAP basis equity or net assets.  Group and one of its primary operating subsidiaries, Bermuda Re, are regulated by Bermuda law and its other primary operating subsidiary, Everest Re, is regulated by Delaware law.  Bermuda Re is subject to the Bermuda Solvency Capital Requirement (“BSCR”) administered by the Bermuda Monetary Authority (the “BMA”) and Everest Re is subject to the Risk-Based Capital Model (“RBC”) developed by the U.S. National Association of Insurance Commissioners (“NAIC”).  These models represent the aggregate regulatory restrictions on net assets and statutory capital and surplus.
Dividend Restrictions.
Under Bermuda law, Group is prohibited from declaring or paying a dividend if such payment would reduce the realizable value of its assets to an amount less than the aggregate value of its liabilities and its issued share capital and share premium (additional paid-in capital) accounts.  Group’s ability to pay dividends and its operating expenses is dependent upon dividends from its subsidiaries.
Under Bermuda law, Bermuda Re is prohibited from declaring or making payment of a dividend if it fails to meet its minimum solvency margin or minimum liquidity ratio.  As a long-term insurer, Bermuda Re is also unable to declare or pay a dividend to anyone who is not a policyholder unless, after payment of the dividend, the value of the assets in their long-term business fund, as certified by their approved actuary, exceeds their liabilities for long term business by at least the $500,000 minimum solvency margin.
Prior approval of the BMA is required if Bermuda Re’s dividend payments would exceed 25% of their prior year-end total statutory capital and surplus.
Bermuda Re prepares its statutory financial statements in conformity with the accounting principles set forth in Bermuda in The Insurance Act 1978, amendments thereto and related regulations.  The statutory capital and surplus of Bermuda Re was $4.2 billion and $4.3 billion at December 31, 2025 and 2024, respectively.  The statutory net income of Bermuda Re was $0.6 billion, $1.4 billion and $1.5 billion for the years ended December 31, 2025, 2024 and 2023, respectively.
Delaware law provides that an insurance company which is a member of an insurance holding company system and is domiciled in the state shall not pay dividends without giving prior notice to the Insurance Commissioner of Delaware and may not pay dividends without the approval of the Insurance Commissioner if the value of the proposed dividend, together with all other dividends and distributions made in the preceding twelve months, exceeds the greater of (1) 10% of statutory surplus or (2) net income, not including realized capital gains, each as reported in the prior year’s statutory annual statement.  In addition, no dividend may be paid in excess of unassigned earned surplus.  Accordingly, as of December 31, 2025, the maximum amount that will be available for the payment of dividends by Everest Re without triggering the requirement for prior approval of regulatory authorities in connection with a dividend is $886 million.

Statutory Financial Information.
Everest Re prepares its statutory financial statements in accordance with accounting practices prescribed or permitted by the NAIC and the Delaware Insurance Department.  Prescribed statutory accounting practices are set forth in the NAIC Accounting Practices and Procedures Manual.  The capital and statutory surplus of Everest Re was $8.9 billion and $8.1 billion at December 31, 2025 and 2024, respectively.  The statutory net income of Everest Re was $837 million, $74 million and $877 million for the years ended December 31, 2025, 2024 and 2023.
There are certain regulatory and contractual restrictions on the ability of Holdings’ operating subsidiaries to transfer funds to Holdings in the form of cash dividends, loans or advances.  The insurance laws of the State of Delaware, where Holdings’ direct insurance subsidiaries are domiciled, require regulatory approval before those subsidiaries can pay dividends or make loans or advances to Holdings that exceed certain statutory thresholds.
Capital Restrictions.
In Bermuda, Bermuda Re is subject to the BSCR administered by the BMA.  No regulatory action is taken if an insurer’s capital and surplus is equal to or in excess of their enhanced capital requirement determined by the BSCR model.  In addition, the BMA has established a target capital level for each insurer, which is 120% of the enhanced capital requirement.
In the United States, Everest Re is subject to the RBC developed by the NAIC which determines an authorized control level risk-based capital.  As long as the total adjusted capital is 200% or more of the authorized control level capital, no action is required by the Company.
The regulatory targeted capital and the actual statutory capital for Bermuda Re and Everest Re were as follows:

	Bermuda Re (1)		Everest Re (2)
	At December 31,		At December 31,
(Dollars in millions)	2025 ⁽³⁾	2024	2025	2024
Regulatory targeted capital	$—	$3,151	$5,119	$4,799
Actual capital	$4,209	$4,323	$8,856	$8,126
(1) Regulatory targeted capital represents the target capital level from the applicable year's BSCR calculation.
(2) Regulatory targeted capital represents 200% of the RBC authorized control level calculation for the applicable year.
(3) The 2025 BSCR calculation is not yet due to be completed; however, the Company anticipates that Bermuda Re's December 31, 2025 actual capital will exceed the targeted capital level.
19.    SUBSEQUENT EVENTS
The Company has evaluated known recognized and non-recognized subsequent events. The Company does not have any subsequent events to report.

SCHEDULE I — SUMMARY OF INVESTMENTS —
OTHER THAN INVESTMENTS IN RELATED PARTIES
December 31, 2025

Column A	Column B	Column C	Column D
(Dollars in millions)	Cost	Fair Value	Amount Shown in Balance Sheet
Fixed maturities - available for sale
U.S. Treasury securities and obligations of U.S. government agencies and corporations	$845	$830	$830
Obligations of U.S. states and political subdivisions	45	41	41
Corporate securities	9,913	9,882	9,882
Asset-backed securities	5,094	5,077	5,077
Mortgage-backed securities:
Agency commercial	404	412	412
Non-agency commercial	1,151	1,121	1,121
Agency residential	5,544	5,465	5,465
Non-agency residential	1,689	1,721	1,721
Foreign government securities	2,400	2,371	2,371
Foreign corporate securities	7,535	7,653	7,653
Total fixed maturities-available for sale	34,620	34,573	34,573

Fixed maturities - held to maturity
Foreign corporate securities	79	84	78
Corporate securities	166	169	164
Asset-backed securities	328	322	325
Mortgage-backed securities:
Commercial	—	—	—
Total fixed maturities-held to maturity	573	576	567
Equity securities - at fair value (1)	179	180	180
Short-term investments	2,994	2,994	2,994
Other invested assets	5,796	5,796	5,796
Cash	1,318	1,318	1,318
Total investments and cash	$45,481	$45,437	$45,429
(Some amounts may not reconcile due to rounding.)
(1) Original cost does not reflect fair value adjustments, which have been realized through the statements of operations and comprehensive income (loss).

SCHEDULE II — CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
CONDENSED BALANCE SHEETS

	December 31,
(In millions of U.S. dollars, except par value per share)	2025	2024
ASSETS:
Other invested assets (cost: 2025, $207; 2024, $63)	$207	$63
Short-term investments	—	8
Cash	6	5
Investment in subsidiaries, at equity in the underlying net assets	16,648	15,329
Long-term notes receivable, affiliated	600	600
Receivable from subsidiaries	65	17
Income tax asset, net	2	—
Other assets	40	37
TOTAL ASSETS	$17,569	$16,059

LIABILITIES:
Long-term notes payable, affiliated	$2,073	$2,173
Due to subsidiaries	29	9
Other liabilities	6	2
Total liabilities	2,108	2,184

SHAREHOLDERS' EQUITY:
Preferred shares, par value: $0.01; 50.0 shares authorized; no shares issued and outstanding	—	—
Common shares, par value: $0.01; 200.0 shares authorized; (2025) 74.4 and (2024) 74.3 outstanding before treasury shares	1	1
Additional paid-in capital	3,852	3,812
Accumulated other comprehensive income (loss), net of deferred income tax expense (benefit) of ($23) at 2025 and $(177) at 2024	(52)	(1,138)
Treasury shares, at cost; 33.7 shares (2025) and 31.3 shares (2024)	(4,906)	(4,108)
Retained earnings	16,565	15,309
Total shareholders' equity	15,461	13,875
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$17,569	$16,059
(Some amounts may not reconcile due to rounding.)
See notes to consolidated financial statements.

SCHEDULE II — CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2025	2024	2023
(Dollars in millions)
REVENUES:
Net investment income	$31	$5	$4
Other income (expense)	74	7	8
Net income (loss) of subsidiaries	1,658	1,510	2,641
Total revenues	1,762	1,522	2,653

EXPENSES:
Interest expense - affiliated	100	77	87
Other expenses	73	71	49
Total expenses	174	148	136

INCOME (LOSS) BEFORE TAXES	1,589	1,373	2,517
Income tax expense (benefit)	(3)	—	—

NET INCOME (LOSS)	$1,591	$1,373	$2,517

Other comprehensive income (loss) of subsidiaries, net of tax	1,086	(204)	1,063

COMPREHENSIVE INCOME (LOSS)	$2,678	$1,169	$3,580
(Some amounts may not reconcile due to rounding.)
See notes to consolidated financial statements.

SCHEDULE II — CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(Dollars in millions, except share amounts)	2025	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,591	$1,373	$2,517
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease (increase) in income taxes	(2)	—	—
Equity in retained (earnings) deficit of subsidiaries	(1,658)	(1,510)	(2,641)
Cash dividends received from subsidiaries	1,547	969	365
Change in other assets and liabilities, net	(29)	7	(8)
Increase (decrease) in due to/from affiliates	(29)	(3)	2
Non-cash compensation expense	3	2	3
Net cash provided by (used in) operating activities	1,424	839	238

CASH FLOWS FROM INVESTING ACTIVITIES:
Additional investment in subsidiaries	(121)	(161)	(377)
Proceeds from fixed maturities sold - available for sale	—	—	23
Distribution from other invested assets	1,243	826	441
Cost of fixed maturities acquired - available for sale	—	—	(23)
Cost of other invested assets acquired	(1,387)	(852)	(479)
Net change in short-term investments	8	(8)	—
Proceeds from repayment of long term notes receivable - affiliated	—	50	50
(Issuance) of long term notes receivable - affiliated	—	(600)	(100)
Proceeds from sale of renewal rights	30	—	—
Net cash provided by (used in) investing activities	(228)	(745)	(465)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common shares issued during the period, net	38	36	23
Proceeds from public offering of common shares	—	—	1,445
Purchase of treasury shares	(797)	(200)	—
Dividends paid to shareholders	(335)	(334)	(288)
Proceeds from issuance (cost of repayment) of long term notes payable - affiliated	(100)	400	(965)
Net cash provided by (used in) financing activities	(1,195)	(98)	215

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	—

Net increase (decrease) in cash	1	(4)	(13)
Cash, beginning of period	5	9	22
Cash, end of period	$6	$5	$9
(Some amounts may not reconcile due to rounding.)
See notes to consolidated financial statements.

SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
NOTES TO CONDENSED FINANCIAL INFORMATION
i.)The accompanying condensed financial information should be read in conjunction with the consolidated financial statements and related notes of Everest Group, Ltd. and its subsidiaries.
ii.)Everest Group, Ltd. entered into a $300 million long-term note agreement with Everest Reinsurance Company, an affiliated company, as of December, 2019. The note was scheduled to pay interest annually at a rate of 1.69% and was scheduled to mature in December 2028. However, the note was paid off in full in May 2023 and is no longer outstanding as of December 31, 2023.
iii.)Everest Group, Ltd. entered into a $200 million long-term note agreement with Everest Reinsurance Company, an affiliated company, as of August 2021. The note was scheduled to pay interest annually at a rate of 1.00% and was scheduled to mature in August 2030. However, the note was paid off in full in May 2023 and is no longer outstanding as of December 31, 2023.
iv.)Everest Group, Ltd. entered into a $215 million long-term note agreement with Everest Reinsurance Holdings, Inc., an affiliated company, as of June 2022. The note was scheduled to pay interest annually at a rate of 3.11% and was scheduled to mature in June 2052. However, the note was paid off in full in May 2023 and is no longer outstanding as of December 31, 2023.
v.)Everest Group, Ltd. entered into a $125 million long-term note agreement with Everest Reinsurance Holdings, Inc., an affiliated company, as of December 2022. The note was scheduled to pay interest annually at a rate of 4.34% and was scheduled to mature in June 2052. However, the note was paid off in full in May 2023 and is no longer outstanding as of December 31, 2023.
vi.)Everest Group, Ltd. entered into a $125 million long-term note agreement with Everest International Reinsurance, an affiliated company, as of December 2022. The note was scheduled to pay interest annually at a rate of 4.34% and was scheduled to mature in December 2052. However, the note was paid off in full in May 2023 and is no longer outstanding as of December 31, 2023.
vii.)Everest Group, Ltd. entered into a $1.8 billion long-term note agreement with Everest Preferred International Holdings, an affiliated company, as of December 2022. The note will pay interest quarterly at a rate of 4.34% and is scheduled to mature in December 2052. At December 31, 2025, this transaction was included within long-term notes payable, affiliated in the condensed balance sheets of Everest Group, Ltd.
viii.)Everest Group, Ltd. issued a $100 million long-term note agreement to Everest Reinsurance Bermuda, an affiliated company, as of May 2023. The note will pay interest annually at a rate of 3.72% and is scheduled to mature in May 2053. Everest Reinsurance Bermuda repaid $50 million to Everest Group, Ltd. in September 2023 and $50 million in May 2024 and the note is no longer outstanding as of December 31, 2024.
ix.)In December 2024, Everest Group, Ltd. entered into a $1.5 billion revolving loan facility with Everest Reinsurance Holdings, Inc., an affiliated company, and funded a $600 million long-term note. The note will pay interest semi-annually at a rate of 4.30% and is scheduled to mature in December 2027. At December 31, 2025, this transaction was included within long-term notes receivable, affiliated in the condensed balance sheets of Everest Group, Ltd.
x.)In December 2024, Everest Group, Ltd. entered into a $500 million revolving loan facility with Everest International Reinsurance, an affiliated company, and drew down $100 million under a long-term note. The note will pay interest semi-annually at a rate of 4.30% and is scheduled to mature in December 2027. At December 31, 2025, this transaction was included within long-term notes payable, affiliated in the condensed balance sheets of Everest Group, Ltd.
xi.)In December 2024, Everest Group, Ltd. entered into a $1.0 billion revolving loan facility with Everest Reinsurance Bermuda, an affiliated company and drew down $300 million under a long-term note. The note will pay interest semi-annually at a rate of 4.30% and is scheduled to mature in December 2027. During 2025, Everest Group, Ltd. drew down an additional $175 million in the first quarter and repaid $275 million in December, leaving $200 million outstanding as of December 31, 2025. At December 31, 2025, this transaction was included within long-term notes payable, affiliated in the condensed balance sheets of Everest Group, Ltd.

xii.)Everest Group, Ltd. has invested funds in the segregated accounts of Mt. Logan Re, an affiliated entity. On the condensed balance sheets, investments in Mt. Logan Re valued at $35 million and $39 million as of December 31, 2025 and 2024, respectively, have been recorded within other assets. On the condensed statements of operations, income (expense) of $7 million, $8 million and $8 million for the years ended December 31, 2025, 2024 and 2023, respectively, have been recorded in other income (expense).
xiii.)On October 26, 2025, Everest Group, Ltd. entered into definitive agreements to sell the renewal rights for certain lines of the Commercial Retail Insurance business in the U.S., U.K., E.U. and Asia Pacific to American International Group, Inc. On the condensed statements of operations, income from the sale of renewal rights of $68 million for the year ended December 31, 2025 has been recorded in other income (expense).

SCHEDULE III — SUPPLEMENTARY INSURANCE INFORMATION

Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H	Column I	Column J
	Deferred Acquisition Costs	Reserve for Losses and Loss Adjustment Expenses	Unearned Premium Reserves	Premiums Earned	Net Investment Income	Incurred Loss and Loss Adjustment Expenses	Amortization of Deferred Acquisition Costs	Other Operating Expenses	Net Written Premium
Segment
(Dollars in millions)
As of and Year Ended December 31, 2025
Reinsurance Treaty	$1,131	$20,053	$4,192	$10,496	$1,207	$6,679	$2,672	$243	$10,625
Global Wholesale & Specialty	270	5,935	1,746	2,927	377	1,967	596	330	2,894
Legacy	145	8,324	1,337	2,137	540	2,213	193	457	1,994
Total	$1,546	$34,312	$7,275	$15,560	$2,124	$10,859	$3,461	$1,029	$15,513

As of and Year Ended December 31, 2024
Reinsurance Treaty	$1,051	$17,368	$4,001	$10,103	$1,099	$6,220	$2,564	$243	$10,578
Global Wholesale & Specialty	263	5,019	1,722	2,889	340	2,053	551	250	3,054
Legacy	148	7,502	1,600	2,194	515	3,032	185	445	2,182
Total	$1,461	$29,889	$7,324	$15,187	$1,954	$11,305	$3,300	$938	$15,814

As of and Year Ended December 31, 2023
Reinsurance Treaty	$862	$15,314	$3,467	$8,663	$862	$4,953	$2,293	$213	$9,507
Global Wholesale & Specialty	229	4,004	1,591	2,686	239	1,789	482	235	3,015
Legacy	155	5,285	1,564	2,094	333	1,685	176	398	2,209
Total	$1,247	$24,604	$6,622	$13,443	$1,434	$8,427	$2,952	$846	$14,730
(Some amounts may not reconcile due to rounding.)

SCHEDULE IV — REINSURANCE

Column A	Column B	Column C	Column D	Column E	Column F
(Dollars in millions)	Gross Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Assumed to Net

December 31, 2025
Total property and liability insurance premiums earned	$4,921	$2,429	$13,067	$15,560	84.0%

December 31, 2024
Total property and liability insurance premiums earned	$4,977	$2,248	$12,458	$15,187	82.0%

December 31, 2023
Total property and liability insurance premiums earned	$4,733	$1,807	$10,518	$13,443	78.2%